As filed with the Securities and Exchange Commission on
         July 24, 1998                   Registration No. 333-4028 LA

                U.S. SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549

                POST-EFFECTIVE AMENDMENT NO. 1
To Form SB-2            REGISTRATION STATEMENT
Under                 THE SECURITIES ACT OF 1933

               MINISTRY PARTNERS INVESTMENT CORPORATION
        (Exact name of registrant as specified in its charter)

                              California
    (State or other jurisdiction of incorporation or organization)

                              33-0489154
                (IRS Employer Identification Number)

    1150 N. Magnolia Avenue, Anaheim, California 92801   800-753-6742
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                             JOHN C. GARMO
                               President
                       1150 N. Magnolia Avenue,
                       Anaheim, California 92801
                             800-753-6742

                             With copy to:
                        BRUCE J. RUSHALL, ESQ.
                          RUSHALL & McGEEVER
                      2111 Palomar Airport Road,
                             Suite 200,
                     Carlsbad, California 92009
                             760-438-6855
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of proposed sale to the public: Upon the effective date of this Post-effective Amendment to the Registration
Statement.
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following space and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: _____
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following space and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: _____
If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following space: _____

                     CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered: Class A-1 Notes Dollar Amount to be Registered: $15,000,000
Proposed Maximum Offering Price per Unit:  $1,000
Proposed Maximum Aggregate Offering Price:  $15,000,000
Amount of Registration Fee:  $4,545

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that the Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


                    MINISTRY PARTNERS INVESTMENT CORPORATION

                              CROSS-REFERENCE SHEET


   Item Number and Caption in Form SB-2    Location or Heading in Prospectus

1.   Front of Registration Statement and   Facing Page of Registration
     Outside Front Cover Page of           Statement; Cover Page of
     Prospectus.                           Prospectus.

2.   Inside Front and Outside Back Cover   Inside Front and Outside Back
     Pages of Prospectus.                  Back Cover Pages of Prospectus.

3.   Summary Information and Risk Factors. Prospectus Summary; Business of
                                           the Company; Risk Factors.

4.   Use of Proceeds.                      Prospectus Summary;Use of Proceeds.

5.   Determination of Offering Price.                    *

6.   Dilution.                                           *

7.   Selling Security Holders.                           *

8.   Plan of Distribution.                 Cover Page; Plan of Distribution.

9.   Legal Proceedings.                    Legal Proceedings.

10.  Directors, Executive Officers,        Management.
     Promoters and Control Persons.

11.  Security Ownership of Certain         Security Ownership of Certain
     Beneficial Owners and Management.     Beneficial Owners and Management.

12.  Description of Securities.            Description of the Notes.

13.  Interests of Named Experts and                       *
     Counsel.

14.  Disclosure of Commission              Information Not Required in the
     Position on Indemnification for       Prospectus.
     Securities Act Liabilities.

15.  Organization within Last Five Years.  The Company; Business of the
                                           Company.

16.  Description of Business.              Business of the Company.

17.  Management's Discussion and           Management's Discussion and
     Analysis of Plan of Operation.        Analysis of Plan of Operation.

18.  Description of Property.              Business.

19.  Certain Relationships and Related     Certain Transactions; Risk Factors.
     Transactions.

20.  Market for Common Equity and                     *
     Related Stockholder Matters.

21.  Executive Compensation.               Management Compensation.

22.  Financial Statements.                 Financial Statements.

23.  Changes In and Disagreements                     *
     with Accountants on Accounting
     and Financial Disclosure.

* Omitted as not applicable.



SUPPLEMENT NO. 1 DATED JULY 24, 1998

                       ATTENTION PROSPECTIVE INVESTORS

The purpose of this Supplement No. 1 is to update the financial information contained in the Prospectus. The financial information included in this Supplement consists of the Company's updated, audited financial statements for the year ended December 31, 1997, and side-by-side unaudited financial statements for the three month period ended March 31, 1998 compared with the three month period ended March 31, 1997. This Supplement also contains an updated Management's Discussion and Analysis for the year ended December 31, 1997 as compared to the transitional year ended December 31, 1996, and for the three month period ended March 31, 1998 as compared to the same period ended March 31, 1997.

The following information should be read carefully and considered in connection with your review of the Prospectus, the receipt of which must precede or accompany this Supplement.


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS.

The financial information included herein should be read in conjunction with the Financial Statements, including the Notes thereto.

                           Results of Operations

Three Months Ended March 31, 1998 vs. Three Months Ended March 31, 1997

     During the three months ended March 31, 1998, the Company incurred a net gain of $11,438 as compared to a net loss of $(33,754) for the same three months ended March 31, 1997, an increase in net income of $45,192. Interest income, net, for the period increased to $74,861, an increase of $53,931 (or 158%) from $20,930 for the three months ended March 31, 1997. These increases are attributable primarily to an increase in the Company's Mortgage Loan investments. The Company's cost of funds (i.e., interest expense) during this period increased $97,744 (or 186%); i.e., $150,432 for the three month period ending March 31, 1998 as compared to $52,688 for the three months ended March 31, 1997. This increase is attributable to an increase in Notes Payable. At March 31,1998, the company had outstanding debt securities (Notes Payable) of $8,635,978, up from $3,447,728 at March 31, 1997, an increase of 150%.

     The Company's general and administrative expenses for the three months ended March 31, 1998 increased to $61,264 from $57,473 for the same period ending March 31, 1997, an increase of 7%. This is attributable to increases in such expenses as marketing and accounting over the same period in 1997.


Fiscal Year Ended December 31, 1997 vs. Twelve Months Ended December 31,
1996

     During the twelve months ended December 31, 1997, the Company incurred a net gain of $2,322 as compared to a net gain of $2,845 for the same twelve months ended December 31, 1996, a decrease in net income of $(523). Interest income, net, for the period, was $167,643, an increase of 7% from $156,031 for the twelve months ended December 31, 1996. The Company's cost of funds (i.e., interest expense) during this period increased $92,928 (or 35%)to $357,754 for the twelve month period ending December 31, 1997 as compared to $264,826 for the twelve months ended December 31, 1996. This is attributable to significant growth in the Company's debt securities portfolio. At December 31, 1997, the company had outstanding debt securities (Notes Payable) of $7,803,870, up from $2,157,652 at December 31, 1996, an increase of 262%.

     The Company's operating expenses for the twelve months ended December 31, 1997 increased to $212,217 from $170,771 for the same period ending December 31, 1996, an increase of 24%. This is attributable primarily to increases in marketing, legal and accounting expenses associated with SEC registration, over the same period in 1996.

                      Liquidity and Capital Resources

Three Months Ended March 31, 1998 vs. Three Months Ended March 31, 1997

     Net decrease in cash during the three months ending March 31, 1998 was $(40,153), compared to a net increase of $180,064 for the three months ended March 31, 1997, a difference of $220,217. Net cash provided by operating activities totaled $709 for the three months ended March
31, 1998, an increase of $9,175 over $(8,466) used by operating activities during the three months ended March 31, 1997. This difference is attributable primarily to an increase in income from Notes Receivable during the three month period ending March 31, 1998 as compared to the same period in 1997.

     Net cash used by investing activities totaled $(989,882) during the three months ended March 31, 1998, compared to $(683,641) used during the three months ended March 31, 1997, an increase of $(306,241) or 45%. This difference is attributable to an increase in Notes Receivable purchased and a decrease in Notes Receivable collected during the three month period ending March 31, 1998 as compared to the same period in 1997.

     Net cash provided by financing activities totaled $949,021 for this three month period in 1998, an increase of $76,850, or 9%, from $872,171 provided by financing activities during the three month period ending March 31, 1997. This difference is attributable to an increase in the Company's outstanding debt securities (Notes Payable) during the three month period ending March 31, 1998 as compared to the same period in 1997.

     At March 31, 1998, the Company's cash, which includes cash reserves and cash available for investment in the Mortgage Loans, was $79,833, down from $340,467 at March 31, 1997, a decrease of $260,634.


Fiscal Year Ended December 31, 1997 vs. Twelve Months Ended December 31,1996

     Net increase in cash during the twelve months ended December 31, 1997 was $38,008, compared to a net decrease of $(115,814) for the twelve months ended December 31, 1996. This gain of $153,822 was due primarily to an increase in interest received on Notes Receivable, as $11,725,575 in Notes Receivable were purchased in 1997 compared to $1,559,963 in 1996. Net cash provided by operating activities totaled $14,487 for the twelve months ended December 31, 1997, an increase of $112,089 from $(97,602) used by operating activities during the twelve months ended December 31, 1996. This difference is attributable primarily to an increase in interest received during the twelve months ended December 31, 1997 as compared to the same period in 1996.

     Net cash used by investing activities totaled $(6,184,793) during the twelve months ended December 31, 1997, compared to $1,544,108 provided during the twelve months ended December 31, 1996, a difference of $(7,728,901). This difference is primarily attributable to an increase in Notes Receivable purchased during the twelve months ended December 31, 1997 as compared to the same period in 1996.

     Net cash provided by financing activities totaled $6,208,314 for this twelve month period in 1997, an increase of $7,770,634 from $(1,562,320) used by financing activities during the twelve months ended December 31, 1996. This difference is primarily attributable to an increase in the Company's outstanding debt securities (Notes Payable) during the twelve months ended December 31, 1997 as compared to the same period in 1996.

     At December 31, 1997, the Company's cash, which includes cash reserves and cash available for investment in the Mortgage Loans, was $119,985, up from $81,977 at December 31, 1996, an increase of $38,008 (46%).














                        INDEX TO FINANCIAL STATEMENTS

                                                            Page

Financial Statements for the quarters ended                 F-1
March 31, 1998 and 1997

  Balance Sheets                                            F-1

  Statements of Income and Retained Earnings                F-2

  Statements of Cash Flows                                  F-3

  Notes to Financial Statements                             F-4

Audited Financial Statements for the Fiscal Year            F-7
ended December 31, 1997

  Independent Auditor's Report                              F-7

  Balance Sheet                                             F-8

  Statement of Income and Retained Earnings                 F-9

  Statement of Cash Flows                                   F-10

  Notes to Financial Statements                             F-11

















                   MINISTRY PARTNERS INVESTMENT CORPORATION
                             Financial Statements
             For the quarters ended March 31, 1998 and 1997


                               BALANCE SHEETS

                                                       March 31,
                                                    1998       1997


ASSETS:

Cash - ECCU                                   $   79,834  $   340,467
Loan receivable                                   69,931            0
Notes receivable                              10,522,180    4,015,891
Interest receivable                               59,346       23,641
Prepaid offering expense                          10,845        9,797
Prepaid expenses                                  31,461       50,503
Furniture, Fixtures & Equipment (net)              3,066            0
Organization and start up cost, net                    0            0
Total assets                                  10,776,663    4,440,299

LIABILITIES AND STOCKHOLDER'S EQUITY

Liabilities:
Accounts payable                                       0             0
Salaries payable                                   2,739             0
Accrued expenses - ECCU                           11,940        10,249
Line of credit - ECCU                          1,096,914             0
Notes payable                                  8,635,978     3,447,728
Income taxes payable                               3,508             0
Total liabilities                              9,751,079     3,457,977

Equity:
Common stock, 100,000 shares, no par value     1,000,000     1,000,000
Retained earnings                                 25,584       (17,678)
Total equity                                   1,025,584       982,322

Total liabilities and equity                  10,776,663     4,440,299

The accompanying notes are an integral part of these financial statements

                                    F-1


              STATEMENTS OF OPERATIONS AND RETAINED EARNINGS

                                           Three months ended March 31,
                                                    1998           1997

Income:

Loan interest                                 $   225,293     $   73,618

Cost of funds - interest expense:
Line of credit                                     11,937          4,076
Notes payable                                     138,495         48,612
Total COF                                         150,432         52,688

Interest income, net                               74,861         20,930

Expenses:
Salary and benefits                                32,852         28,767
Marketing and promotion                             5,598          2,481
Office operations                                   4,640         17,967
Legal and accounting                               18,174          4,893
Amortization                                            0          2,585
Loan servicing-ECCU                                     0              0
Total expenses                                     61,264         57,473

Other income:
Interest                                            1,164          2,789
Organizational income                                   0              0
Total other income                                  1,164          2,789

(Loss) / Income before taxes                       14,761        (33,754)

Provision for taxes                                 3,323            780

Net (loss) income                                  11,438        (33,754)


Retained earnings, beginning                       14,146         16,076

Retained earnings, ending                          25,584        (17,678)

Earnings per share                                    .11          (0.34)

The accompanying notes are an integral part of these financial statements

                                    F-2

                          STATEMENTS OF CASH FLOWS

                                        Three months ended March 31,
                                                  1998       1997

Cash flows from operating activities:

Income - notes receivable                   $   225,293   $  84,909
Interest received - ECCU                          1,164       2,789
Organizational income                                 0           0
Cash paid to suppliers, vendors & ECCU          (57,740)    (43,476)
Interest paid - borrowers and ECCU             (150,433)    (52,688)
Net cash provided (used) by operating
  activities                                        709      (8,466)

Cash flows from investing activities:
Notes receivable purchased                   (1,400,214) (1,259,379)
Collections on notes receivable                 408,903     581,069
Prepaid offering expenses                         4,495      (5,331)
Purchases of furniture & equipment               (3,066)          0
Net cash used by investing activities          (989,882)   (683,641)

Cash flows from financing activities:
Line of Credit--ECCU, net                       116,913    (417,904)
Notes Payable, borrowings                     1,868,278   1,510,393
Notes Payable, repayments                    (1,036,170)   (220,393)
Common Stock purchased--ECCU                          0           0
Net cash provided by financing activities       949,021     872,171

Net increase (decrease) in Cash                 (40,153)    180,064

Cash at beginning of period                     119,986     160,403

Cash at end of period                            79,833     340,467

Reconciliation of net income to cash
  provided by operating activities

Net income/(loss)                                11,438     (33,754)
Adjustments to reconcile net income to
  net cash provided by operating activities
Amortization                                          0       2,585
Prior period adjustment                          (3,695)      4,205
Decrease (increase) in interest receivable      (17,575)     11,291
Decrease in prepaid expenses                      4,802       5,931
Decrease in prepaid income taxes                      0         780
Decrease in accounts receivable                   4,000           0
Increase in accounts payable and
  accrued expenses                                1,739         496
Net cash provided (used) by operating activities    709      (8,466)

                     MINISTRY PARTNERS INVESTMENT CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                            MARCH 31, 1998 AND 1997

1. Summary of Significant accounting policies

   Nature of Business

   Ministry Partners Investment Corporation (MPIC) was incorporated in California in 1991 and is a wholly-owned subsidiary of Evangelical Christian Credit Union (ECCU). The Company provides funds for real property secured loans for the benefit of Evangelical churches and church organizations through funding provided by members of and persons associated with such churches and organizations. The Company's offices, as well as those of its loan origination source, ECCU, are located in the state of California and substantially all of the business and operations of the Company are currently conducted in California and its mortgage loan investments are concentrated in California.

   Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Prepaid offering expense

   Prepaid offering expense is related to a proposed public offering of unsecured notes. It is being amortized over a three year period.

   Organization and start up costs

   Organization and start up costs have been capitalized and are being amortized, using the straight-line method over a five-year period.

   Notes Receivable

   Interest income on notes receivable is recognized over the term of the note and is generally computed using the simple interest method.

2. Related party transactions

   MPIC maintains all of its funds at the parent, ECCU. Total funds held with ECCU were $79,834 and $340,467 at March 31, 1998 and 1997, respectively. Interest earned on these funds were $1,164 and $2,789 for the three months ended March 31, 1998 and 1997, respectively.

   MPIC utilized physical facilities and other services of ECCU. A charge of $1,389 - 1998 and $2,984 - 1997 was made for these services which is included in Office Operations. The method used to arrive at the periodic charge is based on the fair market value of services provided. Management asserts that such method is reasonable.

   Notes payable are substantially to members of ECCU.

3. Notes receivable

   In March 1992, MPIC purchased a pool of first trust deed seasoned loans from ECCU for the then outstanding balance. Loan maturities extend through 2001, although the majority were due in 1995 and 1996. Interest rates range from 7.025% to 11.50%, yielding an average of 9.138%. The loans were made to churches in Southern California and are the collateral for certain notes payable. This pool of first trust deed notes was retired in early 1996.

   During 1997 and 1998, MPIC participated in church loans made by ECCU. Interest is at variable rates of interest; ranging from 8.00% to 11.375%. ECCU services these loans, charging a service fee.

   No allowance for doubtful accounts has been established for the notes receivable. The Company has no experience of loan loss and, as of March 31, 1998 and 1997, none of the loans are impaired. Management believes all of the notes are adequately secured and fully collectible.

4. Organization and start up costs

   Organization and start up costs at March 31, 1998 and 1997 are stated as follows:

                                                     1998          1997

      Start up
         Cost                                $     63,292  $     63,292
         Accumulated amortization                  63,292        63,292

                                                     -0-           -0-

      Organization
         Cost                                      15,438        15,438
         Accumulated amortization                  15,438        15,438

                                                     -0-           -0-

                                                     -0-           -0-


5. Line of credit - ECCU

   MPIC has an unsecured $2,100,000 line of credit with ECCU, of which $ 1,096,914 and $ -0- was borrowed at March 31, 1998 and 1997,
   respectively.   Interest at March 31, 1998 and 1997 was 6.246% and
   6.085%, respectively, and varies according to ECCU's cost of funds.

6. Notes payable

   MPIC has unsecured notes payable at March 31, 1998, as follows:


                                     Total        Interest Rate

         Private Placement       $   339,594        6.32 - 8.55
         CA Public Offering          441,383        6.90 - 8.66
         National Offering         4,120,267        5.01 - 7.45
         Special Offering          3,734,732        5.01 - 7.86

                                 $ 8,635,976


      Future maturities at March 31 are as follows:

                                        1998              1997

         1997                             -0-          2,030,155
         1998                        5,113,168           711,411
         1999                        2,432,429           218,377
         2000                          614,617           374,754
         2001                          100,147            93,031
         2002                          252,909              -0-
         2003                          122,706              -0-

                                   $ 8,635,976       $ 3,447,728

7. Public offering

   In August 1994, MPIC received approval from the Department of Corporations of the State of California to offer $6,000,000 in unsecured notes payable, of which only $3,000,000 may be outstanding at any one time. At March 31, 1998 and 1997, $441,384 and $691,814, respectively, were outstanding.

8. National Offering

   In October 1996, MPIC received approval from the Securities and Exchange Commission to offer $5,000,000 in unsecured notes payable nation wide. This offering has been completely sold. At March 31, 1998 and 1997, $3,617,470 and $971,541, respectively, were outstanding.

   In December 1997, MPIC received approval from the Securities and Exchange Commission to offer $15,000,000 in unsecured notes payable nation wide. This offering is currently available in California, Colorado and Oregon. At March 31, 1998 and 1997, $502,797 and $ -0-, respectively, were outstanding.

                                    F-6



                 MINISTRY PARTNERS INVESTMENT CORPORATION
                          FINANCIAL STATEMENTS

                           DECEMBER 31, 1997

                    TURNER, WARREN, HWANG & CONRAD
                        ACCOUNTANCY CORPORATION
                   100 NORTH FIRST STREET, SUITE 202
                       BURBANK, CALIFORNIA  91502

GARY W. TURNER , CPA                             (818) 955-9537
JUDITH M. WARREN , CPA                           (562) 435-2826
WALTER Y. HWANG, CPA                       FAX   (818) 955-8416
DAVID A. CONRAD, CPA


                   INDEPENDENT AUDITOR'S REPORT

Board of Directors
Ministry Partners Investment Corporation
Anaheim, California

We have audited the accompanying balance sheet of Ministry Partners Investment Corporation as of December 31, 1997, and the related statements of income and retained earnings and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ministry Partners Investment Corporation as of December 31, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

The above-mentioned financial statements have been prepared from the separate records maintained by Ministry Partners Investment Corporation and may not necessarily be indicative of the results of its operations and its cash flows if the Company (a wholly owned subsidiary of Evangelical Christian Credit Union) had been operated as an unaffiliated company. Portions of certain income and expenses represent allocations made from the parent company.

TURNER, WARREN, HWANG & CONRAD
ACCOUNTANCY CORPORATION

Burbank, California
February 6, 1998
                                     F-7


                 MINISTRY PARTNERS INVESTMENT CORPORATION
                             BALANCE SHEET
                           DECEMBER 31, 1997

ASSETS

Current Assets

   Cash                                               $     119,985
     Notes receivable                                       418,958
     Loans receivable                                         1,811
     Interest receivable                                     41,771
     Accounts receivable                                      4,000
     Prepaid expenses                                        51,602
         Total Current Assets                         $     638,127

   Other Assets
     Notes receivable                                     9,108,815
     Loans receivable                                        71,216
         Total Other Assets                               9,180,031

               Total Assets                           $   9,818,158


LIABILITIES AND STOCKHOLDER'S EQUITY

Current Liabilities
   Accounts payable                                   $      16,253
   Line of credit                                           980,000
   Notes payable - current portion                        5,792,705
   Income taxes payable                                       3,694

         Total Current Liabilities                     $  6,792,652

Long-term Liabilities
   Notes payable                                          7,803,870
      Less current portion                               (5,792,705)

         Total Long-term Liabilities                      2,011,165

Stockholder's Equity
   Common stock, 10,000,000 shares authorized,
      100,000 shares issued and outstanding, no
      par value                                           1,000,000
   Retained earnings                                         14,341

         Total Stockholder's Equity                       1,014,341

Total Liabilities and Stockholder's Equity            $   9,818,158

            MINISTRY PARTNERS INVESTMENT CORPORATION
            STATEMENT OF INCOME AND RETAINED EARNINGS
               FOR THE YEAR END DECEMBER 31, 1997

INTEREST INCOME
     Notes receivable and loans receivable            $     512,411
     Interest-bearing accounts                               12,986
         Total Interest Income                        $     525,397

INTEREST EXPENSE
     Line of credit                                          21,948
     Notes payable                                          335,806
         Total Interest Expense                             357,754

NET INTEREST INCOME                                         167,643

OTHER INCOME
     Point fee income                                        52,750
         Total Other Income                                  52,750

OPERATING EXPENSES
Salaries and benefits reimbursed                            113,268
Marketing and promotion                                      34,557
Office occupancy                                             12,585
Office operations                                            10,089
Legal and accounting                                         39,133
Amortization                                                  2,585
        Total Operating Expenses                            212,217


INCOME BEFORE PROVISION FOR INCOME TAXES                      8,176

Provision for Income Taxes                                    5,854

NET INCOME                                                    2,322

RETAINED EARNINGS, BEGINNING                                 12,019

RETAINED EARNINGS, ENDING                             $      14,341

                                    F-9




















                MINISTRY PARTNERS INVESTMENT CORPORATION
                         STATEMENT OF CASH FLOWS
                   FOR THE YEAR END DECEMBER 31, 1997


CASH FLOWS FROM OPERATING ACTIVITIES
Interest received on notes receivable and
 loans receivable                                     $     505,572
Interest received on interest-bearing accounts               12,986
Point fee income received                                    48,750
Cash paid to suppliers, vendors and parent                 (191,553)
Interest paid to investors and parent                      (357,754)
Income taxes paid                                            (3,514)
     Net Cash Provided by Operating Activities               14,487

CASH FLOWS FROM INVESTING ACTIVITIES
Principal payments received on notes receivable           5,535,383
Purchase of notes receivable                            (11,725,575)
Principal payments received on loans receivable               1,973
Loans made                                                  (75,000)
Proceeds from maturities of certificate of deposit           78,426
     Net Cash Used by Investing Activities               (6,184,793)

CASH FLOWS FROM FINANCING ACTIVITIES
Advances made on line of credit                           3,606,675
Principal payments made on line of credit                (3,044,579)
Proceeds from borrowings on notes payable                10,546,826
Principal payments made on notes payable                 (4,900,608)
     Net Cash Provided by Financing Activities            6,208,314

Net increase in cash                                         38,008

Cash at beginning of year                                    81,977

Cash at end of year                                   $     119,985

Reconciliation of net income to net cash used by
operating activities:
      Net income                                      $       2,322
   Adjustments to reconcile net income to
    net cash used by operating activities:
      Amortization                                            2,585
      Increase in interest receivable                        (6,839)
      Increase in accounts receivable                        (4,000)
      Decrease in prepaid expenses                           11,579
      Increase in accounts payable and accrued expenses       6,500
      Increase in income taxes payable                        2,340

         Net Cash Provided by Operating Activities    $      14,487

                                    F-10










             MINISTRY PARTNERS INVESTMENT CORPORATION
                 NOTES TO FINANCIAL STATEMENTS
                       DECEMBER 31, 1997


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business: Ministry Partners Investment Corporation was incorporated in California in 1991 and is a wholly-owned subsidiary of Evangelical Christian Credit Union (ECCU). The Company provides funds for real property secured loans for the benefit of Evangelical churches and church organizations through funding provided by members of and persons associated with such churches and organizations. The Company's offices, as well as those of its loan origination source, ECCU, are located in the state of California and substantially all of the business and operations of the Company are currently conducted in California and its mortgage loan investments are concentrated in California.

Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Notes Receivable: Interest income on notes receivable is recognized over the term of the note and is generally computed using the simple interest method.

Prepaid Offering Expense: Prepaid public offering is related to a public offering of unsecured notes. It is being amortized over a three-year period.

Organization and start up costs: Organization and start-up costs have been capitalized and are being amortized, using the straight-line method over a five-year period.

NOTE 2 -  RELATED PARTY TRANSACTIONS

The Company maintains all its funds at the parent, ECCU. Total funds held with ECCU at December 31, 1997 were $119,985. Interest earned on these funds for the year ended December 31, 1997 was $12,986.
The Company, as part of its investment strategy, purchases an interest in loans offered for sale by ECCU. In consideration, ECCU has entered into an agreement with the Company to share net fee income on loans purchased. The Company purchased loans totaling $11,725,575 from ECCU and received $52,750 of fee income from ECCU on selected loans purchased during the year ended December 31, 1997. The Company recognized interest income on notes receivable from ECCU of $512,411 during the year ended December 31, 1997.

The Company pays support charges for management services and rent to ECCU on a month-to-month basis. A charge of $30,074 was made for these services for the year ended December 31, 1997. The method used to arrive at the periodic charge is based on the fair market value of services provided. Management believes that such method is reasonable.

                                    F-11
The Company reimburses ECCU for salaries and benefits of employees. The amount reimbursed for the year ended December 31, 1997 was $113,268. There was $11,739 due to ECCU at December 31, 1997.

NOTE 3 - NOTES RECEIVABLE

The notes receivable are backed by loan participation agreements secured by loans originated by ECCU to various churches and related organizations to finance facilities. Loan maturities extend through 2010, although the majority are due in 2000 to 2002. The notes earn interest at rates between 8% and 11.375%, with a weighted average yield of 9.203%.

No allowance for uncollectible accounts has been established for the notes receivable. The Company has no experience of loan loss and, as of December 31, 1997, none of the loans are impaired. Management believes all of the notes are adequately secured and fully collectible.

NOTE 4 - LINE OF CREDIT

The Company has an unsecured $2,100,000 line of credit with ECCU that expires March 31, 1998. There was $980,000 outstanding as of December 31, 1997. Interest at December 31, 1997 was 6.175%, and varies according to ECCU's cost of funds. Interest of $21,948 was paid to ECCU during the year ended December 31, 1997.

NOTE 6 - NOTES PAYABLE

The Company has unsecured notes payable at December 31, 1997, as follows:


                         Amount         Interest Rate

Private Placement Notes       $   381,030       6.36% - 8.55%
Public Offering Notes             478,643       6.81% - 8.66%
National Offering Notes         3,421,729       5.14% - 7.70%
Special Offering Notes          3,522,468       5.64% - 7.86%

                              $ 7,803,870

Notes payable are substantially to members of ECCU.

The following are maturities of notes payable for each of the next five years:

Year Ending December 31,

            1998              $ 5,689,391
            1999                1,309,605
            2000                  474,563
            2001                   98,530
            2002                  231,781

                              $ 7,803,870


                    NOTE 6 - PUBLIC OFFERING

In August 1994, the Company received approval from the Department of Corporations of the State of California to offer $6,000,000 in unsecured notes payable, of which only $3,000,000 may be outstanding at any one time. There was $478,643 outstanding at December 31,1997. This offering has been discontinued.

The Company filed a registration statement with the U.S. Securities and Exchange Commission and received approval in October 1996 to offer $5,000,000 in unsecured promissory notes to the public. There was $3,421,729 outstanding at December 31, 1997.

The Company filed a registration statement with the U. S. Securities and Exchange Commission and received approval in December 1997 to offer $15,000,000 in unsecured promissory notes to the public. As of December 31, 1997 none of that issue was outstanding.

NOTE 7 - INCOME TAXES

Federal income and state franchise taxes for the year ended December 31, 1997 are as follows:

            Federal income taxes          $  3,660
            State franchise taxes            2,194
            Tax expense                   $  5,854


NOTE 8 - CONCENTRATION OF CREDIT RISK

At December 31, 1997, the Company had cash at ECCU which is not federally insured. The aggregate uninsured amount was $105,045.


                                    F-13


 PROSPECTUS    MINISTRY PARTNERS INVESTMENT CORPORATION

                               $15,000,000
                        Class A-1 Promissory Notes

 Ministry Partners Investment Corporation, a California corporation (the "Company"), is hereby offering its unsecured Class A-1 promissory notes (the "Notes") in Series 1, 5, 10, 25, 50, 100 and C. Each Series of the Notes are offered with maturities of 6, 12, 24, 30 and 60 months except the Series C Notes, which are offered with a maturity of 72 months and are callable by the holder at any time upon ninety (90) days prior written notice to the Company. The Notes bear interest at the rates equal to a fixed spread above the Blended Index Rate (the "BIR") for the respective Series and maturity of a Note in effect on the date it is sold. The BIR is the average of the National Index Rate and the Los Angeles Index Rate for financial institutions reported by the Bank Rate MonitorTM. The Notes must be purchased in the minimum initial investment required for the Series of Notes purchased and thereafter in increments of any amount. The Notes are redeemable at the election of the Company upon 30 days prior written notice, in whole or in part, at their unpaid principal balance, plus accrued and unpaid interest to the redemption date. Interest is payable monthly unless otherwise elected by the investor ("Holder"). See "DESCRIPTION OF THE NOTES -- Interest."

      There is no market for the Notes and it is not expected that a public market will develop for the Notes or that, if it does develop, it will be sustained. The Notes are being offered directly by the Company through its officers and selected employees. See "TERMS OF THE
 OFFERING."

      The Notes are being issued subject to the Class A-1 Notes Loan and Standby Trust Agreement (the "Loan Agreement") which sets forth certain terms and conditions respecting the Notes. See "DESCRIPTION OF THE NOTES - Loan and Standby Trust Agreement." The Notes are general obligations backed by the full credit of the Company, ranking in pari passu in right of payment to all existing and future indebtedness of the Company not expressly subordinated to the Notes. The Company intends to use funds from the Company's operations and from proceeds from the sale of additional Notes to repay the Notes. There is no provision for a sinking fund. See "SUMMARY" and "RISK FACTORS." See "USE OF PROCEEDS." The Company is the wholly-owned subsidiary of Evangelical Christian Credit Union ("ECCU").
 THE COMPANY IS SEPARATE FROM ECCU. ECCU HAS NOT GUARANTEED OR OTHERWISE AGREED TO BE RESPONSIBLE IN ANY MANNER FOR THE PAYMENT OF PRINCIPAL OR INTEREST ON THE NOTES. THE NOTES ARE NOT INSURED BY ANY GOVERNMENTAL OR PRIVATE ENTITY. See "RISK FACTORS" and "BUSINESS OF THE COMPANY."

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
 PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

 THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL SECURITIES IN ANY STATE TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH STATE.

                    Offering               Underwriting      Proceeds to
                    Price                  Discount          the Company(1)

 Minimum Purchase   $     1,000            None              $     1,000
 Total              $15,000,000            None              $15,000,000

 (1) Before deduction of (I) filing, printing, legal, accounting and miscellaneous expenses payable by the Company estimated not to exceed $30,000.

 The current Rate Schedule and any other supplements to this Prospectus are placed inside this front cover.

          The date of this Prospectus is November 19, 1997


                          AVAILABLE INFORMATION

      The Company has filed with the Commission a Registration Statement on Form SB-2 (including all amendments thereto, the "Registration Statement"), with respect to the Securities offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information about the Company and the Securities offered hereby, reference is made to the Registration Statement and the exhibits thereto, which may be examined without charge at the public reference facilities maintained by the Commission at Room 1204, Judiciary Plaza, 450 Fifth Street NW, Washington, DC 20549, and copies of which may be obtained from the Commission upon payment of the prescribed fees. The Registration Statement may also be obtained from the Commission's website maintained at http://www.sec.gov.

      Since December 31, 1996 and continuing after the date of this Prospectus, the Company will be required to file such reports with the Securities and Exchange Commission (the "Commission") as it may be required to file pursuant to the Exchange Act by reason of Section 15(d) thereof. The Company is not otherwise subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith does not otherwise file reports, proxy statements and other information with the Commission. Any reports, proxy statements and other information filed by the Company in accordance with the Exchange
 Act can be inspected and copied at the public reference facilities maintained by the Commission at Room 1204, Judiciary Plaza, 450 Fifth Street NW, Washington, DC 20549 and Suite 1400, 5670 Wilshire Boulevard, 11th Floor, Los Angeles, California 90036. Copies of such material can be obtained at prescribed rates from the public reference section of the Commission at 450 Fifth Street NW, Washington, DC 20549. Copies of such reports, proxy statements and other information concerning the company may also be obtained from the Commission's website at http://www.sec.gov.

      No person has been authorized by the Company to give any information or to make any representation other than as contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any distribution of the shares of the common stock issuable under the terms of this Prospectus, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.


                          TABLE OF CONTENTS

                                                                Page


 AVAILABLE INFORMATION. . . . . . . . . . . . . . . . . . . . . .-v-

 PROSPECTUS SUMMARY . . . . . . . . . . . . . . . . . . . . . . .-1-

 RISK FACTORS . . . . . . . . . . . . . . . . . . . . . . . . . .-5-

 USE OF PROCEEDS. . . . . . . . . . . . . . . . . . . . . . . . -13-

 THE COMPANY. . . . . . . . . . . . . . . . . . . . . . . . . . -14-

 BUSINESS OF THE COMPANY. . . . . . . . . . . . . . . . . . . . -16-

 MANAGEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . -28-

 MANAGEMENT COMPENSATION. . . . . . . . . . . . . . . . . . . . -31-

 VOTING SECURITY OWNERSHIP. . . . . . . . . . . . . . . . . . . -32-

 MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
      AND RESULTS OF OPERATIONS . . . . . . . . . . . . . . . . -32-

 CERTAIN TRANSACTIONS . . . . . . . . . . . . . . . . . . . . . -36-

 DESCRIPTION OF THE NOTES . . . . . . . . . . . . . . . . . . . -36-

 PLAN OF DISTRIBUTION . . . . . . . . . . . . . . . . . . . . . -47-

 EXPERTS AND COUNSEL. . . . . . . . . . . . . . . . . . . . . . -48-

 LEGAL PROCEEDINGS. . . . . . . . . . . . . . . . . . . . . . . -48-

 INDEX TO FINANCIAL STATEMENTS. . . . . . . . . . . . . . . . . .F-1


 EXHIBITS:
 A. Form of Note. . . . . . . . . . . . . . . . . . . . . . . . .A-1
 B. Form of Loan and Standby Trust Agreement. . . . . . . . . . .B-1

                           PROSPECTUS SUMMARY

      The Company qualifies the following summary of certain information by the more detailed information and financial statements appearing elsewhere in this Prospectus.

 The Company

      The Company, Ministry Partners Investment Corporation, is a California corporation. The Company was organized to provide financing for secured loans to eligible Evangelical Christian churches and denominational church organizations or church organizations through funds raised from constituent institutions and persons of such churches and organizations. The Company's secured loan investments ("Mortgage Loans") are secured by churches or church-related properties. See "THE COMPANY" and "BUSINESS." The Company is the wholly-owned subsidiary of Evangelical Christian Credit Union, a non-profit corporation ("ECCU"). THE COMPANY'S BUSINESS IS SEPARATE FROM THAT OF ECCU AND NEITHER THE COMPANY'S BUSINESS NOR THE NOTES IS THE OBLIGATION OF, OR GUARANTEED BY, ECCU.

 The Offering

 Securities Offered -
 $15,000,000 of the Company's Class A-1 Notes offered in Series 1, 5, 10, 25, 50, 100 and C. The Notes are issued pursuant to the Loan Agreement which permits the issuance of up to $25,000,000 of Class A-1 Notes. Under the Loan Agreement, the Company may not issue additional Notes if, after giving effect to such issuance, the Company would have more than $10,000,000 of Class A-1 Notes outstanding. See "DESCRIPTION OF THE NOTES
 - Series Issued". Unless sooner terminated, the Offering will continue until November 30, 1999 subject to compliance with applicable federal and state securities laws.

 Interest Rate -
 Interest paid on the Notes is fixed on the date of sale at the rate equal to the BIR then in effect for respective Note Series and maturity (i.e. 6, 12, 24, 30 or 60 mos.), plus the respective fixed spread as follows:

 Note Series       1      5      10     25     50    100    C10    C25
 Fixed Spread    1.00%  1.12%  1.24%  1.36%  1.48%  1.60%  1.00%  1.50%

 The BIR is the average of the National Index Rate and the Los Angeles Index Rate for financial institutions reported in the applicable edition of the Bank Rate MonitorTM, which is the edition in effect on the first day of each month. See "DESCRIPTION OF THE NOTES -Interest".

 Note Maturity -
 The Series 1, 5, 10, 25, 50 and 100 Notes are offered with maturities of 6, 12, 24, 30, and 60 months from the date of purchase. Series C Notes are offered with a maturity of 72 months and are callable at anytime by the Holder upon 90 days prior written notice to the Company. See "DESCRIPTION OF THE NOTES - Series Issued."

 Interest Payment Dates -
 Unless the reinvestment option or other payment option is selected by the Holder, the Notes are payable interest only in arrears monthly on or before the 5th business day of the month next following the due date, prorated for the first partial payment period, if any, after issuance; interest will begin accruing upon the date of purchase of the Note. See "DESCRIPTION
 OF THE NOTES -Interest".

 Minimum Purchase -
 Series 1  Notes     -  $ 1,000
 Series 5  Notes     -  $ 5,000
 Series 10 Notes     -  $10,000
 Series 25 Notes     -  $25,000
 Series 50 Notes     -  $50,000
 Series 100 Notes    - $100,000
 Series C Notes      -  $10,000

 Interest Reinvestment Option -
 Holders may elect to purchase their Note with a reinvestment option ("Reinvestment Option") whereby the Company will retain all interest payable and credit the Holder with the interest payable on the Note based on a 365-day year on all retained interest from the date such payments would have been paid until the end of the term of the Notes. See "DESCRIPTION OF THE NOTES - Reinvestment Option".

 Ranking -
 The Notes will be general obligations backed by the full credit of the Company, ranking pari passu in right of payment to all existing and future Indebtedness of the Company and will be senior in right of payment to the ECCU credit line and any other indebtedness of the Company expressly subordinated to the Class A-1 Notes. The Notes are not secured or guaranteed. At September 30, 1997, the Company had approximately $6,590,805 of indebtedness which is pari passu with the Notes and approximately $210,373 of indebtedness which is subordinated to the Notes. See "DESCRIPTION OF THE NOTES - General".

 Optional Prepayment -
 Each Series of Notes are subject to prepayment (redemption) at the election of Company upon not less than thirty (30) days nor more than sixty
 (60) days prior written notice. The Company may prepay a Series of Notes or a pro rata portion of any Series of Notes, in whole or in part, at their unpaid principal balance, plus accrued and unpaid interest thereon, if any, to the prepayment date. See "DESCRIPTION OF THE NOTES - Optional Prepayment".

 Certain Covenants -
 The Notes incorporate certain covenants that, among other things, limit certain borrowings by the Company and require the Company to maintain an Adjusted Net Worth, as defined, of $2,000,000 and the Company's other borrowings whether they are senior to or pari passu with the Notes. These covenants also limit the ability of the Company to pay dividends, make certain other distributions, repurchase capital stock or subordinated indebtedness, enter into certain transactions with affiliates and consummate certain mergers, consolidations or sales of assets. See "DESCRIPTION OF THE NOTES - Loan and Standby Trust Agreement".

 Early Presentment of Notes -
 A Holder may request at any time that the Company repurchase or prepay their Notes prior to their maturity. Upon its receipt of such a request, the Company may, in its discretion, elect to purchase the Note for an amount equal to the unpaid principal amount of the Note plus accrued and unpaid interest thereon, if any, less an amount equal to lessor of three
 (3) months interest payable on the Note or interest payable for one-sixth of the term of the Note. See "DESCRIPTION OF THE NOTES - Early Presentment of Notes".

 Loan and Standby Agreement -
 The Notes are issued pursuant to the Loan and Standby Trust Agreement
 (the "Loan Agreement"). As a condition to the purchase of his or her Note, each Holder must adopt and agree to be bound by the Loan Agreement. Under the Loan Agreement, the Holders must pursue their remedies with respect to a default under the Notes through a Trustee. A Trustee may be appointed by the vote or written consent of the Holders. Upon the occurrence of a default in the payment of any interest, penalty or the principal of any Note when due or the failure by the Company to observe or comply with other covenants of the Notes or this Prospectus and continuance of such default or failure for thirty (30) days, the Holders of no less than a majority in principal amount of the outstanding Notes may appoint a Trustee. The Loan Agreement contains cross-default provisions whereby an actual default by the Company with respect to one Series of Notes will constitute a default with respect to all Series of Notes. The Loan Agreement requires Holders who suffer an actual default on their Notes to obtain the consent of a majority of all Holders, regardless of Series or maturity or default status, to appoint a Trustee and take action against the Company. THIS REQUIREMENT, IN EFFECT, MAY LEAVE MANY NOTEHOLDERS WITHOUT PRACTICAL RECOURSE. See "DESCRIPTION OF THE NOTES - Loan and Standby Trust Agreement".

 Use of Proceeds -
 After the payment of its offering costs, the Company will use the proceeds from the sale of the Notes to (I) pay interest and principal due on the Company's outstanding indebtedness other than subordinated indebtedness owed ECCU, including previously sold Notes, if any, as they may from time to time be payable, and (ii) acquire Mortgage Loan investments. See "USE OF PROCEEDS."

 Risk Factors

   An investment should be made only after careful consideration of significant risk factors which may affect the Company and its business.
 See "RISK FACTORS."   An investment in the Notes involves various risks
 including, but not limited to:

   * The Company will rely on funds from the following sources to repay principal of the Notes: (I) payments received from its Mortgage Loan Investments to pay interest on the Notes, (ii) the ECCU Credit Line, (iii) the sale of additional Notes, and
       (iv) the sale/hypothecation of its Mortgage Loan Investments. See "RISK FACTORS - Dependence on Sale of Debt Securities; Ability to Timely Repay Notes".

   * The Notes are general obligations of the Company and the Company's ability to timely pay interest and principal on the Notes is dependent upon the success of the Company's business of investing in Mortgage Loans. See "RISK FACTORS - Nature of Obligations".

   * The Company continuing operations depends on its ability to raise funds from the sale of the Notes or other debt securities which funds will be the primary source of its investment capital. See "RISK FACTORS".

    * The Company relies on a credit line from ECCU for funds to timely acquire Mortgage Loan Investments and there is no assurance that ECCU will continue to provide this financing to the Company on the same terms in the future or at all. See "RISK FACTORS - Continuation of ECCU Credit Line".

   * The payment of principal and interest on the Notes is not guaranteed by any person, the Notes are unsecured and there is no sinking fund for repayment of the Notes. See "RISK FACTORS - Notes Unsecured and Unrated; No Sinking Fund".

   * The Company's business is subject to uncertainties of future fluctuations in interest rates, national and local economic conditions in general, local real estate markets and the ability of the borrowers under the Company's Mortgage Loans to timely repay their loan obligations. See "RISK FACTORS".

   * The Notes are subject to the Loan and Standby Trust Agreement which limits the manner in which the Holders may enforce their rights against the Company. See "RISK FACTORS - No Current Trustee, The Loan and Standby Trust Agreement", - Amendment, Supplement and Waiver of Notes".

   * The Company acquires substantially all of its Mortgage Loan investments from its parent, ECCU, and certain conflicts of interest exist between the Company and ECCU by reason of certain common management. See "RISK FACTORS - Purchase of Mortgage Loans for ECCU - Conflicts of Interest" and "- Continuation of ECCU Credit Line". See also "CONFLICTS OF INTEREST" and "CERTAIN TRANSACTIONS".

   * The Offering of the Notes is being made directly by the Company and there is no independent underwriter involved in the Offering. See "RISK FACTORS - No Independent Underwriter" and "- No Independent Determination of Offering Price".

 Plan of Distribution

   The Notes are being offered directly by the Company through its officers and selected employees. The Company has not engaged an underwriter to place the Notes and the Company currently pays no commissions or finder's fees to any person in connection with the sale of the Notes. See "PLAN OF DISTRIBUTION."

                              RISK FACTORS

   An investment in the Notes involves various risks which should be carefully considered. Discussed below are a number of the more important risks which should be considered.

 Nature of Obligations

   The Notes are general obligations backed by the full credit of the Company, ranking pari passu in right of payment to all existing and future indebtedness of the Company except those obligations which may be expressly subordinated to the Notes. The Notes are not senior in right of payment to any other debt obligations of the Company. At September 30, 1997, the Company had outstanding approximately $6,590,805 of indebtedness which is pari passu with the Notes and approximately $418,000 of indebtedness which is subordinated to the Notes. Repayment of the Notes will remain the sole obligation of the Company. The Notes are not guaranteed by any agency or instrumentality of the United States or any state or local government, by the Company's parent, its officers or directors, or by any other person.

 Dependence on Sale of Debt Securities; Ability to Timely Repay Notes

   The Company's ability to satisfy its obligations to pay principal and interest on the Notes will depend on a number of factors, many of which are outside the control of the Company. These factors include timely payment by borrowers under the Company's Mortgage Loan investments, legal and regulatory requirements affecting the Company's ability to collect amounts owing on Mortgage Loans which may become in default, Mortgage Loans, changes in federal income tax and other regulatory laws, changes in local and national financial markets, and national and local economic conditions in general.

   The Company will rely on funds from the following sources to pay interest and principal on the Notes: (I) Net cash from operations, if any, (ii) the sale of Notes in the Offering, (iii) Funds borrowed pursuant to the ECCU credit line, and (iv) the repayment, sale and/or hypothecation of the Company's Mortgage Loan investments. The Company will endeavor to maintain tangible assets (which include the unpaid balance of its Mortgage Loan portfolio) with a book value equal to at least 115% of the outstanding unpaid principal balance of the Notes and the Company's other indebtedness not expressly subordinated to the payment of the Notes ("unsubordinated indebtedness"). Currently, the only indebtedness of the Company expressly subordinated to the payment of the Notes is the ECCU Credit Line. Also, under the Loan Agreement, the Company will be in default of the Notes should its Adjusted Net Worth, which includes subordinated Indebtedness, be less than $2,100,000 or if it incurs unsubordinated other Indebtedness in excess of $750,000 over the amount of such indebtedness at September 30, 1997. There is no assurance, however, that the Company will be able to maintain such a tangible asset to unsubordinated debt ratio of 115%.

   The Company's ability to maintain such a ratio of its Tangible Assets will depend substantially on the Company's not experiencing significant uncured defaults on its Mortgage Loan investments. While the Company has in the past not experienced a permanent default on any Mortgage Loan investment, there is no assurance that it will not incur significant defaults in the future. In the event of an uncured default on a Mortgage Loan, the Company would be required to seek recovery from the security or collateral for the loan and there is no assurance that such security would be sufficient to enable the Company to recover the entire amount of its investment. See "Delinquency, Foreclosure and Other Credit Risks" below.

 Risk of Insufficient Liquidity

   Irrespective of the value of the Company's Mortgage Loan investments and its ability to repay the Notes outstanding at a particular time, the Company's ability to timely pay its obligations under the Notes will depend on the amount and timing of revenues it receives, i.e. its continuing liquidity. In the event it is unable to timely pay interest and/or principal on the Notes, the Company would be in default under the Notes (and in general under the terms of its other borrowing(s)) which, among other things, would increase its need for liquidity. The Company's liquidity will derive primarily from revenues from its Mortgage Loan investments, the Company's ability to continue its Offering of the Notes, the sufficiency of the ECCU Credit Line and, if necessary, its ability to timely realize funds through sale or borrowing (hypothecation) secured by its Mortgage Loan investments. The price at which Mortgage Loans can be sold or valued for hypothecation purposes will be dependent upon several factors including the quality and yield of the Mortgage Loan and prevailing financial market and economic conditions. Accordingly, there is no assurance as to the price or value that the Company will be able to realize from the sale or hypothecation of a Mortgage Loan or that the Company would not realize a value substantially below the par or face amount of the Mortgage Loan. The Company to date has not attempted to sell or hypothecate its Mortgage Loan investments or entered into serious negotiations for such transactions with third parties. While management is aware of a number of institutions which from time to time purchase and/or sell loans secured by church properties, there is no assurance that such a willing buyer or lender would be available to the Company in the event it seeks to sell or hypothecate its Mortgage Loan investments. In the event these sources of funds are insufficient to repay the Notes as they are due, the Company would likely default under the Loan Agreement with respect to the Notes.

   During its continued operations, the Company will depend significantly on the sale of additional Notes for funds to repay previously sold and outstanding debt obligations, including the Notes. As of September 30, 1997, approximately 41% of the Company's approximately $6,590,805 matures on or before March 31, 1998. While the Company intends to rely on proceeds from the sale of the Notes to repay previously paid Notes during its continuing operations, Management believes that should it be unable to continue the Offering or otherwise determine to cease continued operations, the Company would have sufficient assets to repay any outstanding Notes in the event it is not able to sell new Notes or it otherwise determines to cease the sale of Notes. In the past, the Company has experienced significant frequencies of reinvestment, particularly in the case of short term note obligations.

   Management, based on this experience, anticipates that a substantial number of Noteholders will, upon maturity of their Notes, reinvest all or a substantial portion of their investment in new Notes. There is, however no assurance the Company will experience significant reinvestment by Noteholders in the future or that it will be able to continue this Offering. In the event it is unable to continue this Offering or to otherwise obtain funds from other equity or debt investors, the Company would rely on the ECCU Credit Line, if available, and the sale or hypothecation of its Mortgage Loan investments to repay any Notes.

 Interest Rate Fluctuations

   Changes in interest rates can have a variety of effects on the Company's business. In particular, changes in interest rates may impact the volume of its Mortgage Loan investments, the net interest income on its Mortgage Loan investments and the amount of gain or loss on any sale of its Mortgage Loan investments by the Company.

   The Company's net interest income or loss is the difference between the interest income earned on its Mortgage Loan investments and the interest expense paid on its borrowings by the Company to fund such investments.
 The Company funds its Mortgage Loan investments principally through borrowings pursuant to the Notes and short term credit arrangements. The profitability of the Mortgage Loan investments is principally a function of the spread between long term interest rates (the yields at which the Mortgage Loans are purchased or originated) and the interest rates paid by the Company on its borrowings. A decrease in this spread would have a negative effect on the net interest income and profitability. There can be no assurance that this spread will not decrease.

 Purchase of Mortgage Loans from ECCU

   Management anticipates that it will acquire most, if not all, of its Mortgage Loan investments from ECCU and may own one or more Mortgage Loan investments jointly with ECCU. While any such acquisitions or co-ownership must meet certain stated criteria and be approved by the Company's disinterested directors, conflicts of interest will be inherent in connection with each such transaction.

 No Current Trustee; The Loan and Standby Trust Agreement

   Corporate debt, such as represented by the Notes, is often issued pursuant to a trust indenture, such as the type required for many debt offerings by the Trust Indenture Act. The indenture would provide covenants and procedures to protect debt owners and appoint a Trustee to act for the benefit of all debt Holders and protect their interest. However, the Notes are not governed by an indenture with a current
 Trustee. The Notes are being issued pursuant to an exemption from the Trust Indenture Act, and the provisions of such Act designed to protect debt owners are not applicable to the Notes. As a condition to his or her purchase of a Note, a Noteholder must adopt and agree to be bound by the terms and conditions of the Loan Agreement. See, "Description of Notes - Loan and Standby Trust Agreement. There is a provision in The Loan Agreement to come into operation if a majority in interest of the Holders elect a Trustee after a default in payment of the Notes has occurred and has not been cured for 30 days.
 However, in the event of a default, each owner of a Note will have to act to protect his or her own interests if no Trustee is appointed.
 Further, in the event of a default related to any failure to pay amounts due, the Notes provide for acceleration of principal and for recovery of the amount owned with interest and late payment penalty interest plus costs of legal actions for collection but do not provide for any other penalties or consequences of non-payment. The
 Loan Agreement contains cross-default provisions whereby an actual default by the Company with respect to one Series of Notes will constitute a default (technical default) with respect to each other
 Series of the Notes outstanding. Noteholders suffering an actual default by the Company may be more inclined to act to appoint a Trustee under the Loan Agreement to take action against the Company than Noteholders suffering only a technical default on their Notes.
 Thus, where there is an actual default by the Company on one or more
 Series of Notes constituting less than a majority of the unpaid principal balance of the Notes outstanding, such Noteholders may not be able to obtain the consent of the majority of all Noteholders to appoint a Trustee under the Loan Agreement. IN SUCH EVENT, SUCH
 NOTEHOLDERS MAY BE WITHOUT PRACTICAL RECOURSE AGAINST THE COMPANY.
 Under the Loan Agreement the Trustee may make a compromise or settlement with the Company in the case of an uncured default, and, if such compromise or settlement is approved by a majority in interest of the Noteholders, such settlement or compromise would be binding on all the Noteholders. BY EXECUTING THE SUBSCRIPTION DOCUMENT, EACH HOLDER
 ADOPTS AND AGREES TO BE BOUND BY THE TERMS AND CONDITIONS OF THE LOAN
 AND STANDBY TRUST AGREEMENT AND TO THE APPOINTMENT OF A TRUSTEE PURSUANT
 TO ITS TERMS.  EACH INVESTOR SHOULD CAREFULLY REVIEW THE LOAN AND
 STANDBY TRUST AGREEMENT ATTACHED AS EXHIBIT B TO THIS PROSPECTUS. NO NOTEHOLDER SHALL HAVE THE RIGHT TO INSTITUTE OR CONTINUE ANY PROCEEDING, JUDICIAL OR OTHERWISE, WITH RESPECT TO THE LOAN AND STANDBY TRUST AGREEMENT, THE NOTES, OR FOR THE APPOINTMENT OF A RECEIVER OR TRUSTEE OR FOR ANY OTHER REMEDY HEREUNDER, DURING THE PERIOD OF THE OPERATION OF THE LOAN AND
 STANDBY TRUST AGREEMENT, UNLESS CERTAIN CONDITIONS, AS SET FORTH IN THE LOAN AND STANDBY TRUST AGREEMENT, ARE SATISFIED.

 Notes Unsecured and Unrated; No Sinking Fund

   The Notes are backed by the full faith and credit of the Company. However, the payment of interest and principal on the Notes is not the responsibility of, or guaranteed by, the Company's parent company, ECCU, or by any other person. Moreover, within certain limitations, the assets of the Company may specifically pledge, assign or otherwise set aside its assets to secure its other obligations or indebtedness. Other liabilities or indebtedness of the Company secured by its assets would have a superior lien or call on such assets to that of the Notes in the event of default or liquidation, dissolution or bankruptcy of the Company, although the ability of the Company to incur additional indebtedness is limited by covenants incorporated into the Notes. Also, the Notes are unrated by any public or private credit rating agency. No sinking fund or other specific allocation of assets or cash flow has been made or will be made to secure repayment of the principal of the Notes. The ability to repay the principal of the Notes may be dependent on the availability of other financing or capital to the Company. If such other capital or financing is needed, there can be no assurance that such capital or financing will be available when the principal of the Notes is due.

 Amendment, Supplement and Waiver of Notes

   The Notes may be amended or supplemented with the consent of the Holders of at least a Majority in Principal Amount of the then outstanding Notes, and any Default, Event of Default, or compliance with any provision of the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding
 Notes; provided that any such amendment or supplement affecting the term, interest rate and other terms of the Notes must be ratable and proportionate in effect on all outstanding Notes based on the aggregate amount of principal and interest and penalty payments due them.

 Conflicts of Interest

   The Company's executive officers and certain of its directors also serve as executive officers and/or directors for ECCU and may, in the future, be affiliated with other entities, some or all of which may have plans of business similar to that of the Company. Conflicts of interest may arise between management, the Company and one or more of these other businesses, in a number of ways including in connection with the acquisition, management and disposition of the Company's Mortgage Loan investments.

 Concentration of Business

   The Company's Mortgage Loan investments are and will continue to be limited to loans secured by church and church-related properties. Moreover, the Company's offices, as well as those of its loan origination source, ECCU, are located in the state of California and substantially all of the business and operations of the Company are currently conducted in California and its Mortgage Loan investments are concentrated in California. Although the Company intends in the future to diversify its Mortgage Loan portfolio by acquiring Mortgage Loans secured by properties in other geographical areas, there is no assurance it will be able to do so. Because of this concentration, the Company's ability to locate (or sell) its Mortgage Loan investments could be negatively affected by changes in local and regional economic conditions and by acts of nature that may adversely affect real estate values in these markets. In particular, commencing in approximately 1990, the California economy was influenced by the economic recession that has affected most of the United States. Although the circumstances have improved over approximately the past year, there is no assurance that this trend will continue. The reversal of this trend of improvement or worsening of economic conditions could have a negative effect on the Company's business.

 Continuation of ECCU Credit Line

   ECCU currently provides the ECCU Credit Line financing to the Company pursuant to one or more loans. The Company intends to rely upon the ECCU Credit Line, as subordinated, to maintain its minimum Adjusted Tangible Net Worth, as defined under the Loan Agreement and the Company has relied on, and intends to continue to rely upon, the ECCU Credit Line for funds to make timely acquisitions of Mortgage Loan Investments, and possibly from time to time, for the payment of operating expenses including the payment of interest on the Notes, in circumstances where the timing of such expenses does not coincide with the Company's receipt of revenues for its Mortgage Loan Investments and/or the sale of the Notes. The ECCU Credit Line is currently contracted for in the amount of $2,100,000. See "BUSINESS OF THE COMPANY - ECCU Credit Line". While ECCU's management intends to renew this financing indefinitely on its current terms, there is no assurance that it will be able to do so. The amount and terms of this financing is subject to applicable credit union law and regulations and is subject to review and approval by ECCU's board of directors. There is no assurance that in the future, ECCU's compliance with such laws and regulations may require ECCU to modify, reduce or terminate entirely, this financing. In such event, the Company would be required to rely more heavily, or entirely, on revenues from its Mortgage Investments and the sale of the Notes for funds to pay its operating expenses and to pay interest and principal on the Notes. In the event ECCU determines or is otherwise required to end the ECCU Credit Line, it is likely the Company would discontinue its Mortgage Loan investment activities, discontinue this Offering, and liquidate its Mortgage Loan investments. In such event, the Company would endeavor to prepay any then outstanding Notes. However, there is no assurance the Company would successfully be able to do so.

   Also, pursuant to the Class A-1 Note Subordination Agreement (the "Subordination Agreement"), ECCU has agreed to subordinate an aggregate of $2,100,000 of the ECCU Credit Line to the current amounts due and owing on the Notes on a continuous basis so long as the ECCU financing remains outstanding. Under the Subordination Agreement, so long as payments are not due and owing on the Notes and the Company maintains a minimum Tangible Adjusted Net Worth as required under the Subordination Agreement, the Company may repay the ECCU Credit Line without first retiring the Notes. However, in the event the ECCU Credit Line is not timely repaid, the Company would be in default thereunder and, as a result would be in default under the Notes. See "DESCRIPTION OF THE NOTES - Continuing Covenants".

 Limited Diversification

   Because the Company is a special-purpose corporation investing in only certain types of Mortgage Loans, from a limited group of borrowers located in limited geographical areas, the Company's Mortgage Loan portfolio will have limited diversification. While the Company will attempt to diversify its Mortgage Loan portfolio by investing in a number of loans by different borrowers secured by properties in different areas, the Company's Mortgage Loan investments may be concentrated in one or more geographical areas. Such limited diversification will in general result in a greater risk to the Company's Mortgage Loan investments. The Notes are offered subject to prior sale, allotment and withdrawal, cancellation or modification of the offer without notice, and subject to the approval of certain legal matters by counsel for the Company. The Company reserves the right to reject any offer for the purchase of Notes in whole or in part.

 Nature of Mortgage Loan Investments

   The Company will generally invest in Mortgage Loans which meet certain criteria and which are secured by property which the Company believes has sufficient value to assure repayment of the loan in the event of a default. However, there is no assurance that, if necessary, the Company could realize the value of a Mortgage Loan from foreclosure on the property securing that loan. The property's value could be insufficient or become insufficient due to a subsequent reduction in value as a result of uninsured casualty loss (such as earthquake or flood), a decline in the local real estate market, undiscovered defects in the property that could result in sudden or severe impairment of value or changes in demographic and residential trends or growths in the area in which the property is located. Further, churches and church-related properties may not be as marketable as more common commercial properties.

  The Company will invest in Mortgage Loans with remaining maturities of 7 years or less. In general, these Mortgage Loans will not be fully amortized over their term and will require a balloon payment at maturity. It will generally be necessary for the borrower to refinance the Mortgage Loan in order to repay the principal amount. There is no assurance that borrowers needing to will be able to refinance their Mortgage Loan within the time required.

   The Company will require that properties securing its Mortgage
 Loans be covered by comprehensive title, fire and liability insurance. There are, however, certain types of losses (such as those of a catastrophic nature such as earthquakes, floods, and losses due to civil disobedience) which are either uninsurable or which are not economically insurable. Thus, the Company will not be protected by such insurance. Should any such losses occur, the Company could suffer a substantial or total loss with respect to the Mortgage Loan in which security is not insured for such catastrophic events.

 Delinquency, Foreclosure and Other Credit Risks

   During recessionary or depressed economic periods, foreclosures and losses to the Company in connection with its Mortgage Loan Investments could generally increase. In addition, such conditions could lead to a potential decline in demand for Mortgage Loans even though interest rates would likely be low or declining. The Company is generally at risk for any Mortgage Loan defaults from the time that the Company funds or purchases its Mortgage Loan investments to the time its Mortgage Loans are paid, refinanced, or sold. Once a Mortgage Loan is sold, the risk of loss from defaults thereunder and foreclosures generally passes to the purchaser (or insurer) of the Mortgage Loan. However, in the ordinary course of business, the Company will generally make certain representations and warranties to the purchasers and insurers of its Mortgage Loan (and to the purchasers of the servicing rights relating thereto). If there has been a breach of these representations or warranties, the Company may be required to repurchase the Mortgage Loan and pay any unpaid principal or interest on the Mortgage Loan. While any subsequent loss may be mitigated by actions against the borrower or others, the Company may ultimately bear any loss.

   Historically, the Company's Mortgage Loan Investments have never suffered an uncured default and the likelihood of one of its Mortgage Loans becoming delinquent is deemed by management to be very low. However, there is no assurance that this will continue to be true, particularly where, as a result of substantial growth in the Company's Mortgage Loan portfolio by reason of the proceeds from this Offering, a larger percentage of the Company's portfolio may consist of recently originated or unseasoned Mortgage Loans. If the Company experiences significant delinquency rates, its revenues may materially decrease and it may need to apply its resources for the collection of Mortgage Loan delinquencies, negatively affecting profitability.

 Lack of Public Market; Lack of Liquidity

   While the Notes can generally be sold, encumbered, assigned, pledged, conveyed or otherwise disposed of or transferred, there is no public market for the Notes, and it is not anticipated that any such market will develop. There is no assurance that they could be transferred at or above the price paid at issuance. Moreover, early presentment of the Notes by the Holders will be accepted only at the Company's discretion and may result in a penalty. Investors in the Notes should be prepared to bear the risk of an illiquid investment although it is management's intent to grant prepayment requests, especially in cases of hardship.

 No Independent Determination of Offering Price

   No independent underwriter or other party has negotiated the offering price of the Notes. There is no market in the Notes from which a market price could be determined. No independent appraisal or valuation company has been involved in the pricing of the Notes. Management has set the Note interest rate and terms and has an interest in attracting capital at the lowest rate on the best terms possible.

 No Independent Underwriter

   The offering of the Notes is being made directly by the Company and is without reliance on an independent underwriter or broker-dealer. Accordingly, the purchasers of the Notes will not have the benefit of an independent due diligence examination, review and analysis which would generally be conducted by an independent broker-dealer marketing the Notes. Moreover, the Company has not engaged an independent investment banking or financial firm to evaluate the terms and conditions of the Notes, including the interest rates thereon. Moreover, no federal or state agency has made any finding or determination as to the fairness of an investment in the Notes.

                             USE OF PROCEEDS

   After payment of the expenses of the offers, which are estimated not to exceed $30,000 in the event all $15,000,000 in principal amount of the Notes are sold, the Company intends to use the remaining proceeds to (i) repay then existing indebtedness, including prior sold Notes other than subordinated indebtedness owed to ECCU not paid from cash reserves or funds from operations, and (ii) purchase Mortgage
 Loans and from time to time, to apply substantial portions of the proceeds from the Offering. Based on its experience since the Company's formation in 1991, management anticipates that a substantial number of Noteholders will, upon maturity of the Notes, reinvest all or a substantial portion of their repayment proceeds in a new Note and that the proceeds from the sale of the Notes will be applied to the repayment of previously sold Notes in this manner. However, there is no assurance that significant rates of such "reinvestment" will occur.
 As of September 30, 1997, the approximately $6,590,805 of indebtedness that the Company had outstanding which was pari passu with the Notes, was bearing interest at rates ranging from 5.14% to 8.55%. Approximately 41% of this indebtedness is due and payable prior to March 31, 1998. The Company will not use the proceeds from this Offering to repay any subordinated indebtedness owing to ECCU. Where the Company does not have sufficient funds to purchase an entire Mortgage Loan, it may purchase an undivided, proportionate interest in the Mortgage Loan (a "participation interest"). See "BUSINESS OF THE COMPANY".

                                  THE COMPANY
 General

   The Company, Ministry Partners Investment Corporation, is a California corporation, formed in October, 1991, for the sole purpose of investing in or purchasing existing loans to qualified church organizations. The Company was formed by and is currently the wholly-owned subsidiary of ECCU. See "BUSINESS OF THE COMPANY - ECCU and Its Relationship to the Company." The Company is a taxable organization under both federal and California state law. ECCU is a mutual benefit corporation and is presently exempt from federal but not California state income tax.

   The Company was organized for the purpose (mission) of providing funds for real property secured loans for the benefit of Evangelical churches and church organizations through funding provided by members of and persons associated with such churches and organizations. In accordance with its mission, the Company operates with a view towards providing the highest practical yields to its investors in relation to the yields it realizes on its Mortgage Loan investments and its operating, general and administrative cots. As the Company's sole shareholder, ECCU has not, and does not intend in the future to cause the Company to operate with a view towards maximizing profit. The Company's primary goal will be to continue to provide funds for secured loans to Evangelical churches and church organizations on a cost effective basis both for the Company and such borrowers.

   While to date the Company has relied on ECCU for its Mortgage
 Loan investments, management believes, however, that if the Company is required to do so, it could operate independently of ECCU's assistance and services. Management has identified several sources of Mortgage Loan investments comparable to those acquired from ECCU and management believes the Company has a staff capable of originating Mortgage Loans in accordance with the Company's underwriting standards. Management also believes that the Company can obtain loan servicing contracts from third party providers on terms comparable to those provided by ECCU. The Company maintains its own staff of key personnel, headed by Mr. Garmo, who can function independently of ECCU. Nevertheless, in the event ECCU were unable to provide continued assistance and support to the Company, there is no assurance that the Company's management would elect to continue the Company's business.

   In the event the Company chose to cease business, management believes the Company would have sufficient assets to repay any Notes then outstanding in full accordance with these terms. However, in such an event, Noteholders might experience a delay in the repayment of the Notes during the time it may take the Company to liquidate its Mortgage Loan investments. See "RISK FACTORS - Dependence on Sale of Debt Securities; Ability to Timely Repay Notes" and -- Risk of Insufficient Liquidity."

   The Company is one of the few institutions or agencies within the western United States organized to assist local evangelical Christian church congregations and organizations to provide financing for the acquisition, development and/or renovation of churches or church-related properties. Historically, through the sale of its debt securities to persons affiliated with evangelical Christian churches and organizations, the Company has given these persons the opportunity to jointly and indirectly provide their organizations with such financing, something they may not have been able to accomplish individually. To date, the Company has suffered no defaults under any of its mortgage loans nor has the Company defaulted on or been delinquent in the payment of any interest or principal on the notes it has sold to investors.

   To date, the Company's investments have been financed by ECCU's investment in the Company's common stock and through the sale of its collateralized and uncollateralized notes. The Company's Mortgage
 Loan Investments have been facilitated through a warehouse credit line from ECCU. This credit line financing is currently in the amount of $2,100,000. This credit line, which the Company intends to maintain indefinitely, is subject to ECCU's standard commercial loan requirements, including blanket liens on the Company's assets. ECCU has agreed to subordinate this loan to the payment of the Class A and Class A-1 Notes. See "BUSINESS OF THE COMPANY - ECCU Credit Line Financing". There is no assurance that ECCU will be able to continue to provide this credit line to the Company in the future.

   The Company currently employs two full-time persons. The Company currently rents its offices (approximately 1,000 square feet) from ECCU on a month-to-month basis. ECCU provides the Company with certain services and the use of certain of its facilities for which ECCU charges the Company on a current basis. Presently, the amounts ECCU charges the Company in this regard are generally less than the market rate for similar services and facilities charged by unrelated persons. There is no assurance that ECCU will continue this practice in the future.

   The Company's business offices are located at 1150 N. Magnolia
 Avenue, Anaheim, California 92801. The Company's telephone number is 800-753-6742.

                         BUSINESS OF THE COMPANY
 General

   There are presently few commercial lending sources available to churches and related ministries. Commencing in the early 1990s, the sources of such loans have become more limited, while the demand from qualified borrowers has remained essentially constant. The Company was organized to provide a source for such funds to eligible evangelical Christian churches and related organizations. For reasons of efficiency and economy, the Company in general relies on ECCU or others to originate its Mortgage Loan investments.

   In organizing the Company's business, Management has relied on its substantial experience in church and related church property financing. Based on this experience and analysis, the Company has concluded that:

   * In recent years, the number of new evangelical Christian congregations has exceeded the supply of available church buildings. This has largely contributed to a legitimate church resale market and accompanied demand for acquisition financing.

   * As the population in certain areas, such as southern California, has increased in recent years, the available undeveloped property within existing communities has been absorbed. As a consequence, the number of churches seeking to buy adjacent properties and to remodel existing facilities to accommodate growth has increased.

   * Many existing congregations have owned their church properties for many years and the original loans have been repaid or significantly paid down. These church properties often have substantial appraised values with little or no existing indebtedness. Congregations with stable cash flows often are in a strong financial position and are able and willing to seek financing for expansion and remodeling.



 Capitalization and Operational Funding

   Investor Financing. The Company primarily relies on financing through the sale of its debt securities, such as the Notes, to fund its Mortgage Loan investments. To fund its continuing operations, the Company intends to offer its debt securities on a continuous basis subject to compliance with applicable federal and state securities laws. The Company intends to continue to direct the sales of its debt security offerings primarily to institutions and individuals who are members or otherwise associated with the evangelical churches and organizations which are, in general, borrowers under the Mortgage Loans in which the Company invests.

   In the event the Company is unable to continue to finance its investment activities through the sale of its debt securities, management intends to suspend further Mortgage Loan investment activities and could terminate such activities permanently. In such event, the Company would commence liquidation of its Mortgage Loan portfolio as necessary to repay any then outstanding debt securities (including the Notes) as they became due. If such liquidation is necessary, management believes that it will have sufficient assets to repay any outstanding Notes and other debt securities based on the availability of the ECCU Credit Line of $2,100,000, which, pursuant to the Subordination Agreement, is subordinated in right of payment to the Notes, and/or the tangible assets of the Company in excess of the then outstanding unpaid balance of such debt. The subordination of the ECCU Credit Line of $2,100,000 together with ECCU's equity investment of $1,000,000 are intended to allow the Company to maintain tangible assets in excess of the outstanding unpaid principal balance of the Notes and its other debt securities. The Company is subject to continuing covenants under the Loan Agreement designed to place the Company in default of the Notes in the event its tangible assets are less than 115% of the Notes and its other debt securities. A default by the Company under the Notes would, among other things, allow the Noteholders to declare the entire unpaid balance of their Notes immediately due and payable. These covenants are intended to assure that, at any such time, the Company's tangible assets will be substantially in excess of its Note obligations and its other indebtedness pari passu with the Notes. If such liquidation was necessary, management also believes the Company could realize sufficient funds from its assets to repay any then outstanding Notes or other debt securities on a timely basis. Management bases this belief on its ability to determine its liquidity needs with reasonable certainty at least 90 days in advance and the nature and liquidity of the Company's cash and accounts receivable, and Mortgage Loan portfolio, the historic prices paid for secured loans comparable to the Company's Mortgage Loan investments, and the availability of purchasers therefore. There is, of course, no assurance that the Company will realize funds from the liquidation of its Mortgage Loan investments in a sufficient amount to repay the Notes in full according to their terms. See "RISK FACTORS".

   Although, pursuant to the Loan Agreements, the Company may not issue Class A-1 Notes if such issuance would result in an aggregate unpaid balance exceeding $10,000,000 on the outstanding Class A-1 Notes, there is no limitation as to the amount of Notes the Company may issue with the same or proximate maturity dates. Therefore, it is possible that the Company may, from time to time, have outstanding a significant amount of short-term notes. That is, Notes that are due and payable six months to twelve months from the date of their issuance. In order to repay such Notes as they become due, it will be necessary for the Company to have sufficient funds available from the sale of additional notes (including the reinvestment of the proceeds from such notes coming due), funds available from unused portions of the ECCU credit line, cash on hand and, if necessary, proceeds from the sale or hypothecation of the Company's Mortgage Loan investments. While the Company has in the past been able to meet its current cash needs for the repayment of its outstanding investor debt through investor reinvestment and temporary borrowings under the ECCU Credit Line, there is no assurance that the Company will continue to be able to do so. See "Risk Factors". Under the Company's liquidity plan, the Company is able to accurately budget its cash needs at least 90 days in advance. Management feels that this will allow adequate time to provide liquidity either through ECCU financing or, if necessary, the sale or hypothecation of Mortgage Loan investments if the Company's cash reserves are deemed inadequate to fund required Note payments.

   ECCU Credit Line Financing. The Company maintains one or more loans from ECCU as credit line financing to provide warehouse financing for its purchase of Mortgage Loan Investments and short term financing to meet current operating expenses, the ECCU Credit Line. The ECCU Credit Line is currently approved for up to an aggregate of $2,100,000 of advances. The Company may use this financing to, from time to time, pay certain operating expenses, including interest and/or principal payments on some of the Notes. This financing is provided by ECCU to the Company in accordance with ECCU's commercial lending standards and subject to credit union regulatory requirements. This financing may consist of one or more loans from time to time, which loans are secured by blanket liens on the Company's Mortgage investments and other assets.

   ECCU has entered into a Subordination Agreement whereby it has subordinated an aggregate $2,100,000 of repayments of the ECCU Credit Line to amounts due and owing on the Class A-1 Notes so long as this financing remains outstanding. Under the Subordination Agreement, the Company may repay the subordinated amount of the balance of the ECCU Credit Line only if, at the time of repayment, payments due and owing on the Notes within 30 days of such date, have been made or provided for and such payment with respect to the ECCU Credit Line will not result in the Company having a Tangible Adjusted Net Worth of less than $2,100,000. As defined, Tangible Adjusted Net Worth includes the contracted for amount of the ECCU Credit Line to the extent it si subordinated, whether or not it is then funded. Thus, if ECCU should fail to renew, reduce or otherwise inhibit the ECCU Credit Line, the Company's Tangible Adjusted Net Worth would be reduced and further issuance of the Notes, or other debt securities, could result in the Company's default under the Loan Agreement. Although ECCU intends to make this financing available to the Company indefinitely, its ability to continue to do so is subject to ECCU's compliance with applicable credit union law and regulations.

 ECCU and its Relationship to the Company

   ECCU has been the sole shareholder of the Company since the Company's formation in 1991. ECCU organized the Company to further ECCU's purposes of making available to the evangelical Christian community mortgage loans consisting of real property secured financing for the purposes of acquisition, construction and renovation of churches and church-related properties such as schools and related structures. Other than with respect to its capital contributions to the Company and its contractual obligations in connection with the ECCU credit line, ECCU has no contractual obligations to the Company, its business or its creditors, including the Holders. THE COMPANY IS SEPARATE FROM ECCU. ECCU HAS NOT GUARANTEED OR OTHERWISE AGREED TO BE RESPONSIBLE IN ANY MANNER FOR THE PAYMENT OF PRINCIPAL OR INTEREST ON THE NOTES. THE NOTES ARE NOT INSURED BY ANY GOVERNMENTAL OR PRIVATE ENTITY. See "RISK FACTORS."

   For the nine (9) month period ended September 30, 1997, ECCU had net earnings, after dividends, of $1.87 million and total assets of $145.6 million. For the year ended December 31, 1996, ECCU had net earnings after dividends of $2.32 million and total assets of $122.3 million. ECCU currently ranks in the top 5% in assets of all of the U.S. Federal and State Chartered Credit Unions.

   ECCU has specialized in providing lending and depository services to churches, Christian schools and related ministries for more than fifteen
 (15) years. ECCU serves more than 250 separate ministry organizations and several thousand denominationally affiliated and independent churches. ECCU's member ministries range in size from under $250,000 in revenues to more than $20 million in revenues. Most of ECCU's member ministries have annual revenues of $250,000 or less.

   ECCU focuses on providing real property construction, acquisition financing and refinancing to churches and church related organizations. ECCU also specializes in providing short term cash flow financing for private Christian schools which depend, by their nature, on seasonal cash flow. In connection with its real property financing, ECCU often obtains a full depository relationship with the borrower. ECCU's key market niche is construction lending for churches and church related facilities. The typical construction loan amounts for churches and private schools range from a few hundred thousand dollars to over $5,000,000. Today, ECCU has granted and successfully administrated more than $45 million of such construction loans. ECCU's church and ministry based real estate loan portfolio currently totals approximately $99 million. ECCU provides loan servicing for these loans and an additional $58 million in such loans which it originated and sold to other financial institutions. ECCU has experienced no losses on church or church related real estate loans during its thirty-three year history.

   Management believes that ECCU will continue to support the Company and its business operations so long as, in the sole discretion of ECCU's Board of Directors, ECCU: (I) may do so under the requirements of applicable regulatory laws and regulations; (ii) continues to profit from its investments in and servicing of its own mortgage loan investment portfolio, after taking into account its unreimbursed costs, if any, of supporting the Company's operations; and (iii) can bear the financial burden of any support to the Company. THERE IS NO ASSURANCE THAT ECCU WILL CONTINUE TO PROVIDE RESOURCES TO THE COMPANY BEYOND ITS CONTRACTUAL OBLIGATIONS TO DO SO AS DESCRIBED HEREIN, OR THAT ECCU WILL RENEW SUCH CONTRACTUAL COMMITMENTS AS THEY EXPIRE ON THE SAME BASIS IN THE FUTURE. In the event ECCU withdraws its support of the Company, it is likely Management would determine to discontinue and liquidate the Company's Mortgage Loan investment business, even if the Company has the capability to continue its business independently of ECCU.

 Cash Reserve Policy

   Reserve Account. Management currently follows a policy of retaining a portion of the proceeds it receives from each sale of its debt securities as operating reserves. The amounts retained range from 10% on short-term obligations to 5% on long-term obligations. Since its organization, the Company's operations reserves, together with cash from operations and funds borrowed from time to time on the ECCU credit line, have been sufficient to provide funds for the timely payment of interest and principal on the Company's debt securities as they become due. The Company intends to continue this policy but may change or modify its policy, in its discretion, at any time or from time to time in the future.

 Mortgage Loan Investments

   Eligible Mortgage Loans. The Company will invest only in Mortgage Loans which are the obligations of evangelical Christian churches or related denominational evangelical Christian church organizations. In general, such Mortgage Loans must be secured by real property comprised of churches or church-related properties and/or which are guaranteed. In general, Mortgage loans must be secured by first liens on real property.

   Mortgage Loan Origination. The Company will rely on ECCU and possibly others for loans to originate or write loans by purchasing existing loans. To date, the Company has purchased its Mortgage Loan investments only from ECCU. ECCU has been a major source of church and Christian school financing since 1964. ECCU believes that it can continue to obtain quality Mortgage Loans meeting the Company's underwriting criteria. The Company has, however, identified several other institutions which to some degree originate and/or invest in secured loans meeting the Company's underwriting criteria. ECCU has in the past either effected loan purchase or sale transactions with or had serious negotiations respecting such transactions with each of these institutions. In the event the Company cannot continue to obtain its Mortgage Loan investments from ECCU, management believes the Company can obtain Mortgage Loan investments of comparable size and quality from other sources. The Company believes that it would be impractical for it to retain a loan underwriting staff on either an employment or contract basis. Also, the Company is not currently licensed to originate its own Mortgage Loans. However, the Company may seek to become so licensed in the future in order to originate its own Mortgage Loans.

   As discussed above, to date the Company has acquired its Mortgage
 Loan investments only from ECCU which has either itself originated such Mortgage Loans or mortgage loan participations or acquired them from third parties. Management is aware of several credit unions which on a regular basis purchase and/or sell participations of secured loans comparable to the Company's Mortgage Loan investments. However, the Company has not to date, seriously discussed any Mortgage Loan acquisition or sale transactions with any of these institutions. There is no assurance that at such time, if any, as the Company may seek to sell a Mortgage Loan, that it will be able to purchase a Mortgage Loan investment on terms acceptable to the Company. Management anticipates that if Mortgage Loan investments became unavailable from ECCU, the Company would terminate its Mortgage Loan investment activities. See "RISK FACTORS."

   Mortgage Loan Underwriting Standards. The net proceeds from the sale of the Notes will be used primarily for purchasing qualified Mortgage Loans. Each Mortgage Loan will be secured by a first lien except where it is secured by a junior lien and each of the superior liens is held by the Company or where the Loan is separately guaranteed by one or more persons other than the borrower. Each Mortgage Loan must meet the underwriting and appraisal standards established by the Company's investment committee. The committee's current standards require the following:

   Interest rates and/or yields on the Company's Mortgage Loan investments must be sufficient to meet the Company's proposed cash flow needs, including cash required to pay principal and interest on its then-outstanding Notes. The Company's investments in Mortgage Loans of $350,000 or less may be approved by the loan investment committee. Mortgage Loans in excess of $350,000 may be made only with the approval of the Company's Board of Directors.

  Neither the Company nor ECCU intends to condition or otherwise approve Mortgage Loans to borrowers based on the amount that the borrower, its members or affiliates invest in the Notes or other securities of the Company. The Company is considering a policy whereby the Company (or ECCU) might consider Mortgage Loans to an organization or its affiliate on a priority basis where such organization allows the Company access to its members for offering of the Notes. Under such a policy, however, neither the Company nor ECCU would commit or otherwise obligate itself to loan funds to such an organization based on the level of participation of that organization's members in the Offering. Neither the Company nor ECCU would make a Mortgage Loan to any borrower unless such borrower otherwise met the Company's Mortgage Loan underwriting standards described below. Management believes that such a policy would be consistent with the Company's Mortgage Loan underwriting standards described below. Management believes that such a policy would be consistent with the Company's purposes of providing secured loans to Evangelical churches and church organizations where such loans are funded primarily by members of that or sister churches and/or organizations.

       Acquisitions. Unless the Company's investment committee determines otherwise, the Company will not purchase a loan for a price greater than par (that is, the outstanding principal balance of the loan on the date of purchase). As circumstances dictate, the Company intends to negotiate to purchase loans at a discount (that is, for a purchase price less than the outstanding principal balance of the loan on the date of purchase).

       With respect to loans purchased by the Company from ECCU, or any affiliated entity or person, the acquisition must be approved by a majority of the Company's directors (including a majority of the directors not interested in the transaction). Also, the price of the loan may not exceed par without the prior approval of the investment committee including all members who are independent of ECCU.

       Interest. The Mortgage Loans bear an adjustable or fixed interest rate, require monthly payments based on an amortization schedule (typically 25 years to 30 years) and generally must be paid in full no later than seven (7) years from the later of the date the loan is made or the date the Company obtains the loan.

       Size. Mortgage Loan investments typically range from $200,000 to $1,000,000. The Company may acquire sole ownership of a Mortgage Loan or may own a Mortgage Loan jointly with others, including ECCU. By owning Mortgage Loans jointly with others, the Company would be able to invest in a greater number of loans and to greater diversify its Mortgage Loan portfolio.

   Mortgage Loan Investment Standards. Mortgage Loans acquired by the Company must meet the following criteria:

   * In general, the maximum loan-to-value ratio for the real estate loans secured by commercial property must be 60% and the maximum loan-to-value ratio for loans secured by single-family residences used as parsonages are 75%. The loan-to-value ratio for real estate means the total Mortgage Loans, including the Mortgage Loan purchased, as a percentage of the appraised value of the property. In general, the lower the loan-to-value ratio, the greater is the value of the security securing payment of the loan.

   * The borrowing organization must support its overall ability to meet principal and interest payments when due by its operational history. The borrower must demonstrate its ability to repay the Mortgage Loans from its cash flow. For the purposes hereof, "cash flow" means donations and other revenue which can be demonstrated to be of a continuing nature as distinguished from irregular fund raising campaigns.

   * Generally, the periodic principal and interest payments of the Mortgage Loan must not exceed a reasonable percentage of the borrowing organization's cash flow over the expected term of the Loan. For the purposes of the foregoing, a percentage of 30% will be considered a reasonable percentage. However, the Board may approve a larger percentage if the borrower justifies a larger indebtedness by demonstrating: 1) its ability to devote more cash flow to the service of indebtedness; 2) that an increase in cash flow is to be anticipated in line with past experience or as a result of the improvements to be provided with the proceeds of the proposed financing; or 3) other appropriate reasons.

   * The remaining term of each Mortgage Loan must be seven (7) years or less from the date the Company acquires or originates the loan.

   * Each Mortgage Loan must be secured by real property for which there is available for review a recent independent appraisal. Generally, loans may not exceed 60% of the appraised value of the non-residential property security or 75% of the appraised value of residential property security. Loans having a higher loan-to-value ratio may be approved under circumstances where the Loan is guaranteed, the borrowing organization is able to demonstrate an exceptionally strong commitment to its building program through member pledges, or there are other factors present which demonstrate the borrower's ability to repay the Mortgage Loan.

   * Each Mortgage Loan must be evidenced by a written obligation and must be secured by a first trust deed on the mortgaged property, except the Company may acquire a Mortgage Loan secured by a second deed of trust if the Company also holds the first deed of trust. Each Mortgage Loan must be covered by a current standard lender's title insurance policy. Loans shall be funded through a formal escrow in a customary manner in order to assure that the Company receives good title to its security interest in the loan at the time the loan is funded. Unless waived by the Company for good cause, all monies received from the Mortgage Loan shall be deposited in a trust account with a federally-insured financial institution in the State of California available only for expenditures on account of the project for which the indebtedness is to be incurred.

   * Procedures are established to assure the Mortgage Loan proceeds have been or will be spent by the borrowing congregations or organizations for the purposes authorized. Where loan proceeds are to be used for construction of improvements on real property, the proceeds are disbursed through a fund control whereby, pursuant to written voucher system, funds will be paid for goods, materials and services only when the goods and materials have been delivered or the services have been performed and applicable waivers of mechanic's liens have been obtained. Fund control documents and procedures shall be those customarily used and followed by commercial lenders in the geographical area in which the subject real property is located.

   * Where the loan proceeds are to be used for construction, the construction costs must be set forth on a schedule detailing the construction of the project and a statement of estimated cost with respect to each part of the construction project. The cost estimate shall be substantiated by a statement of a qualified independent contractor or other qualified and independent person. The loan application shall demonstrate that with the proceeds of the proposed financing, the applicant will have funds sufficient to complete the project.

   * Either the Company (or the original lender or the lender's representative) must have made a personal on-site inspection of the property securing the Loan.

   * The value of the property securing the loan must be supported by an independent appraisal by a qualified real estate appraiser.

   * The borrower under the loan must pass credit standards and demonstrate sufficient income or cash flow to service the Mortgage Loan.

   Insurance. The Company will require its Mortgage Loans to be covered by standard insurance protection customary in the industry, including title insurance (to insure against title defects and some forms of documentation), errors and omissions insurance (to insure against good faith errors on the part of employees or agents of the Company), and liability and casualty insurance in customary amounts. The Company may also require special insurance in connection with particular Mortgage Loans, including earthquake, flood and environmental hazard insurance.

 Mortgage Loan Portfolio Management

   Risk Rating System. The Company has adopted a risk rating system for rating the risk of its Mortgage Loans. Of the 5 risk rating categories established, only those loans with the two highest ratings (lowest assessed risks) will be considered for purchase. The Company will update the risk ratings of its Mortgage Loan portfolio at least annually.

   The Board of Directors has adopted a liquidity management plan for the Company in an attempt to reasonably assure the continued
  availability of liquid funds to repay the Company's note obligations as they mature. Under this plan, the Company has attempted to estimate continued sources of cash, including cash reserves, reinvestment by Noteholders based on reasonable reinvestment rate assumptions, and anticipated principal payments on Mortgage Loans purchased by the Company. The Board of Directors will continually review these cash availability assumptions in order to provide cash for planned liquidity needs. However, there is no assurance that the liquidity management plan adopted by the Company will be sufficient to meet the Company's potential cash demands at all times, and there may arise circumstances where the Company may have to delay or postpone repayment of its debt obligations, including the payment of interest or principal on the Notes.

 Collection Procedures. The Company has adopted and will continue to implement an aggressive collection policy where, among other things, delinquent accounts are contacted within 10 days of a missed payment and monitored on a regular basis.

 Restrictions on Transactions With Interested Parties. The following acts or transactions are prohibited:

   * The directors, investment committee members and officers of the Company shall not participate or seek to influence any investment decision regarding any loan or transaction wherein that individual or an immediate family member has any direct or indirect fiduciary or pecuniary interest. The Company may transact business with a board member, committee member or officer, or any affiliate of such person, so long as such transaction is fair and equitable to the Company and is consistent with the Company's policies generally applicable to similar transactions by the Company with unrelated parties. Any such interest must be approved by a majority of the Board of Directors not otherwise interested in the transaction, following full and complete disclosure of the person's or his affiliate's interest in the transaction.

   * No fee, commission, gift or other inducement or "kickback" or reciprocal arrangement of any kind may be solicited or accepted by any officer, director or employee of the Company in connection with an investment by the Company. Reciprocal arrangements shall include any discounts on merchandise or services, equity participation or any other form of consideration or compensation whatsoever except as permitted by the Board of Directors as described above.

   * The Company may not purchase or participate in Mortgage Loans where a portion of the amount of income to be received by the Company from the loan is tied to or contingent upon the revenues or income of the borrower or endeavor or to appreciation which may be realized in the value of the business, if any, underlying the collateral.

 Nature of Mortgage Loan Investments

   The Company's Mortgage Loan Investments, with the limited exception described under "Mortgage Loan Underwriting Standards" above, must be secured by property. Because the Company's
 Mortgage Loan investments will not be guaranteed or insured by the Company, ECCU, or any instrumentality or agency of the federal government, any state government or any local government, the Company will look to foreclosure on the property securing the Mortgage Loan as the primary source of recovery in the event the loan is not repaid as required. The Company's ability to recover the value of the Mortgage Loan under such circumstances is affected by certain legal procedures and rights. Mortgage Loans secured by real property are subject to the laws of the state in which the property is located and as applicable, federal law, including federal bankruptcy laws.
 Currently, substantially all of the Company's Mortgage Loans are secured by property located in the State of California. In the future, the Company will endeavor to acquire Mortgage Loans secured by properties in other states, although there is no assurance it will be able to do so. Set forth below is a brief description of the more pertinent legal procedures and rights pertaining to Mortgage Loans under California law. This discussion is intended to provide a general overview and is not intended to cover all legal principles or considerations relating to investments in Mortgage Loans under California or federal law.

 Description of Legal Aspects. The Mortgage Loans are in the form of promissory notes secured by deeds of trust or mortgages on church or church-related real property. In general, the note will require the payor or maker to pay the specified principal and interest to the Company. The deed of trust will generally provide that in the event of a default in payment of principal and/or interest on the note (or in the event of a default of certain other obligations such as the failure to maintain the property in good repair) the Company may declare the entire balance of principal and interest under the note then due and payable. In the event the principal and interest is not paid within a specified period, the Company must first then attempt to collect on the note by foreclosing on the security. In general, California law will not allow the Company to disregard the security and to proceed directly against the maker on the note. The Company must foreclose on the property under the deed of trust.

   Foreclosure. Under California law, in order to foreclose on the property securing the Mortgage Loan under the deed of trust, the Company may either pursue a non-judicial Trustee's sale under the deed of trust (a "private sale") or file a lawsuit and ask the court to foreclose on the property (a "judicial foreclosure"). The Company will generally choose a private sale because a private sale can generally be accomplished more quickly and at less expense than a "judicial foreclosure." For reasons discussed below, the Company would consider the greater time and expense of a judicial foreclosure only where: (a) a judicial foreclosure was available; (b) the Company determined that the value of the security at the time was insufficient to cover the amount owed under the note; and (c) the Company determined that the maker had sufficient unencumbered personal assets to repay the Mortgage Loan in the event the Company was able to get a court judgment against such person.

   Under California's private sale foreclosure procedure, the Company would first need to record a Notice of Default. If the note remained in default after 90 days therefrom, the Company would record a Notice of Sale at least 20 days prior to the scheduled sale of the property. The sale of the property would be conducted at an auction where any party, including the Company, could bid for the property. Typically at such auction, the Company would bid the entire amount of the Mortgage Loan owed. Unless a third-party should bid an amount greater than an amount bid by the Company, the Company would purchase the property at the sale. The amount bid by the Company would include the amount owed under the Mortgage Loan, additional unpaid interest and/or late charges, and the expenses of the foreclosure including legal fees and Trustee's fees. It is not uncommon for a third-party to bid an amount necessary to purchase the property at the private sale. Thus, the foreclosing lender typically ends up purchasing the property. Upon purchase of property at the private sale, the Company would attempt to sell the property for the best price it could obtain. The Company would typically engage a real estate broker familiar with the area in which the property is located to effect the sale. Depending on market conditions, the ultimate proceeds of the sale of the property may not equal the Company's investment in the Mortgage Loan (including additional interest, late charges and foreclosure costs).

   Rights of Redemption. Under California law, a person has the right to reinstate the property in a private sale by repaying the amount of delinquent payments, additional late charges, and foreclosure costs at any time prior to the time of sale of the property. In the event this payment is made, the Mortgage Loan is "reinstated." That is, the loan is no longer in default and the lender could not proceed at that time with the foreclosure. The amount required to reinstate the loan is not the entire balance of principal and interest declared due by the lender, but only the delinquent payments, including interest and late charges to the date of reinstatement. It is common, therefore, that in the event of delinquencies, loans are typically reinstated prior to the actual sale. It is not uncommon for this to occur several times over the life of the loan. However, the Company's costs in commencing foreclosure actions and "forcing" the reinstatement are required to be paid each time the borrower reinstates the Mortgage Loan.

   Under a judicial foreclosure, but not a private sale, the borrower and any junior lienholders are given a statutory period of 12 months from the date of the court-ordered foreclosure sale to redeem the property. That is, for a period of up to 12 months after the sale is complete, any of these persons may redeem the property from its purchaser at the foreclosure sale for the amount paid plus interest and costs. For the reasons discussed above, under a private sale, it is uncommon for anyone other than the lender bringing the judicial foreclosure action to purchase the property after judicial foreclosure. Further, the fact that the property may be redeemed for up to an additional 12 months substantially inhibits the purchaser's ability to resell the property within that period. Consequently, as a practical matter, this statutory right of redemption forces the foreclosing lender to retain the property and pay the expenses of ownership until the redemption period has run. For this reason and the reasons discussed above, the Company does not anticipate that it will use the judicial foreclosure procedure.

 Debtor Protection Statutes. California imposes statutory prohibitions which limit the remedies of a mortgage lender. A mortgage lender is limited in its right to receive a deficiency judgment against the borrower following foreclosure on the secured property. A deficiency judgment in general means the right to require the borrower to pay any amount on the Mortgage Loan in excess of the property securing the loan. Another California statutory requirement is that the mortgage lender first look to foreclosure on the property to satisfy the Mortgage Loan before bringing any personal action against the borrower. In addition, California law prevents any deficiency judgment against a borrower by a mortgage lender where the loan either represents a portion of the purchase price of the property payable to the lender by that borrower (a "purchase money loan") or the loan is secured by the borrower's residence. Finally, where a deficiency judgment is permissible, it can only be obtained after a judicial foreclosure on the property and then only for the excess of the outstanding debt over the fair market value of the property at the time of the foreclosure sale (as determined under statutory provisions). The net result of these statutes is to offer substantial protections to borrowers and to effectively require a mortgage lender to look only to the value of the property securing the Mortgage Loan through a private sale foreclosure.

   In addition to the California state laws restricting actions against borrowers, numerous other statutory provisions including the federal bankruptcy laws, afford additional relief to debtors which may interface with or affect the ability of a secured lender to realize the value of its Mortgage Loan in the event of a default. For example, under the Federal Bankruptcy Law, a court with federal bankruptcy jurisdiction may permit a debtor through a Chapter 11 or Chapter 13 rehabilitative plan to cure a monetary default in respect of a Mortgage Loan on a debtor's property by reinstating the original Mortgage Loan payment schedule and paying arrearages over a number of years. Any such restructuring of such a Mortgage Loan would substantially decrease the value of the loan and would in effect result in a loss to the lender. Courts with bankruptcy jurisdiction also have the power to modify, suspend and/or otherwise amend the terms of a Mortgage Loan secured by property of the debtor upon just cause shown by the debtor. Such modification could include reducing the amount of each monthly payment, changing the rate of interest, altering the repayment schedule and reducing the lender's security interest to the value of the property, thereby leaving the lender a general unsecured creditor for the difference between the value of the property and the outstanding balance of the Mortgage Loan.

   Under the Internal Revenue Code of 1986, as amended, certain liens in favor of the Internal Revenue Service for tax payments are provided priority over existing Mortgage Loans. Also, mortgage lenders are subject to other statutory and administrative requirements under various laws and regulations regarding the origination and servicing of Mortgage Loans, including laws and regulations governing federal and state consumer protection laws, truth-in-lending laws, the Federal Real Estate Settlement Procedures Act, the Equal Credit Opportunity Act, Fair Credit Billing Act, Fair Credit Reporting Act, and related statutes and regulations. These federal laws impose specific statutory liabilities upon lenders who originate Mortgage Loans and who fail to comply with the provisions of the law. In some cases, this liability may affect an innocent assignee of a Mortgage Loan where the violation of the act occurred by reason of an act of a prior holder of the loan.

   Any of the foregoing federal or state laws and regulations restricting and/or regulating the origination and servicing of Mortgage Loans could result in a monetary loss to the Company. In order to avoid the negative application of these laws and regulations, the Company has sought and will continue to seek the advice and guidance of independent legal and accounting advisors in connection with the acquisition and servicing of its Mortgage Loans. However, many of these laws and regulations are subject to continual change and evolution and it is always possible that inadvertent violations or liabilities may be incurred by reason of one or more of these provisions.

                               MANAGEMENT

   The management and direction of the Company's business activities are under the control of its Board of Directors. The Company's daily operations are managed by its Chief Executive Officer, Mr. Mark
 Holbrook, and its President, Dr. John Garmo.

   The Company's Board of Directors has established an investment committee. The Company's investments, including loan purchases and dispositions, are reviewed and approved by an investment committee appointed from time to time by the Board of Directors. The committee will consist of at least 3 individuals. Currently, Messrs. Holbrook, Elliott and Black serve as members of the investment committee.

   Set forth below are the Directors and Executive officers of the Company.

 Name                        Position Held

 Mark G. Holbrook            Chairman of the Board

 John C. Garmo               President

 Mark A. Johnson             Chief Financial Officer, Treasurer, Director

 Van C. Elliott*             Director

 Arthur G. Black             Director

 Wallace G. Norling*         Director

 Scott T. Vandeventer        Director

 * Denotes Independent Director

       The following is a summary of the business experience of the officers and directors of the Company.

       MARK G. HOLBROOK, age 47, has served as chairman of the Company since
 its inception.  Mr. Holbrook also serves as   president and chief executive
 officer of ECCU. He began his career with ECCU in 1975 and has served as its president since 1984. ECCU currently has assets of over $150 million and more than 23,000 members in 50 states and 90 foreign countries. Mr. Holbrook serves as Board Chairman of Christian Management Association. He received his Bachelor of Arts degree from Biola University in 1973 and has completed post-graduate studies at Chapman College. Mr. Holbrook holds a California real estate sales license.

       JOHN C. (SKIP) GARMO, age 50, has served as president of the Company since December, 1994. As president, Dr. Garmo is responsible for the management of the Company's day-to-day operations subject to the supervision of the Company's Board of Directors. Prior to joining the Company, Dr. Garmo served as vice president of MAF Foundation, a private foundation specializing in charitable gift-planning. Prior to joining MAF Foundation in 1988, Dr. Garmo operated his own financial planning practice, which he started in 1985. During this time, he was also a representative for Presbyterian Ministers Fund. Dr. Garmo holds a Bachelor of Music degree from Biola University, a Master of Arts degree from California State University-Los Angeles, and a Doctor of Philosophy from the University of Washington. Dr. Garmo is a published author, an ordained minister, and holds a lifetime teaching credential. He is active in various professional organizations and serves on several ministry-related boards.

       MARK A. JOHNSON, age 40, has served as chief financial officer, treasurer, and a director of the Company since its inception. Mr. Johnson also serves as executive vice president of ECCU, a position he has held since June, 1993. Mr. Johnson is also owner of Mailboxes Surprises since its inception in January 1994. Prior to joining ECCU, Mr. Johnson served as vice president of a multi-company commercial warehousing/distribution organization and for six years served as president and chief executive officer of a subsidiary of that company. Prior to that, Mr. Johnson served as vice president/branch manager of a Southern California independent bank. Mr. Johnson has a Bachelor of Science degree in Business Administration from Biola University.

       VAN C. ELLIOTT, age 60, has served as director of the Company since 1994. He has served as director for ECCU since 1990. Mr. Elliott served as associate director of the Conservative Baptist Association of Southern California from 1980 to 1994 where he was responsible for the general administrative oversight of the association's activities. Since that time, he has been self-employed as a consultant, and is Vice President of Business Services for Dynamic Church Planting International. He received his Bachelor's and Master's degrees in mathematics and speech from Purdue University and spent seven years in the computer industry. Mr. Elliott holds a Master of Divinity from Denver Seminary and has spent fourteen years in local church ministries serving in the areas of Christian education and administration. He has completed post-graduate instruction at the College for Financial Planning. Mr. Elliott is a member of the Institute of Certified Financial Planners, Christian Estate Planners of California, Christian Management Association, and holds the professional designation of Certified Financial Planner.

       ARTHUR G. BLACK, age 59, has been elected to the Company's board of directors. Mr. Black is currently a ministry development officer at ECCU. Mr. Black was previously executive vice president of Truth For Life (1994-1996), a nationally-syndicated radio Bible teaching ministry. He held similar positions with the Biola Hour (1981-1991) and Solid Rock Radio (1991-1993), and he served as director of U.S. broadcasting for Insight For Living from 1993 to 1994. Mr. Black has been in Christian ministry management since 1974. Prior to that, he held several corporate sales and marketing management positions and six years as owner/President of two consumer product/service companies. He is a General Partner for Rancho Sierra Acres, Christian Investors, P/L Properties and Ocean View Investors. Mr. Black was elected to the Board of Directors to replace the seat previously held by Paul A. Kienel.

       WALLACE G. NORLING, age 72, has served as a director of the Company since its inception. During his ministerial career, Dr. Norling planted 26 churches and pastored five churches. Dr. Norling retired as district superintendent for the southwest district of Evangelical Free Church, a position he held for 25 years, and now serves as Superintendent Emeritus of the southwest district of the Evangelical Free Church. Dr. Norling has a Bachelor of Arts degree from Northwestern University, a Master of Divinity from Bethel Seminary, an Honorary Doctor of Divinity degree from Trinity Evangelical Divinity School.

       SCOTT T. VANDEVENTER, age 41, has served as a director of the Company since 1992. Mr. Vandeventer has been employed by ECCU since 1988 and is currently executive vice president and chief operating officer of ECCU. Prior to that time, Mr. Vandeventer provided consulting services to ECCU and others through AM Business Communications, Inc., a marketing communication company he founded and managed in 1980. Mr. Vandeventer is also currently associated with NYE Partners, a business consulting firm whose clients may include firms doing business with the Company and/or ECCU. Mr. Vandeventer received his Bachelors Degree from Biola University and has completed graduate work in finance and marketing at California State University Fullerton School of Business Administration.

       Except for Mr. Garmo, none of the Company's officers or directors currently receives compensation from the Company. Each, however, is entitled to be reimbursed for expenses incurred in performing duties on behalf of the Company.

MANAGEMENT COMPENSATION

     The following table sets forth certain information regarding compensation paid by the Company for services rendered to the Company during its transitional year ended December 31, 1996 and its fiscal years ended September 30, 1996, 1995 and 1994 by its Chief Executive Officer and President. None of the Company's executive officers (the named Executive Officers) had a total salary, plus bonus, exceeding $100,000 during this period.

                             Summary Compensation Table

                        Annual Compensation    Long-Term Compensation

                                                                  Securities
 Name and                 Fiscal Year               Restricted    Underlying
 Principal Position       Ended       Salary(s)(1)  Stock Awards  Options

 Mark G. Holbrook,        12-31-96    (2)           -0-           -0-
 Chairman, Chief           9-30-96    (2)           -0-           -0-
 Executive Officer         9-30-95    (2)           -0-           -0-

 John C. Garmo,           12-31-96    $14,815       -0-           -0-
 President                 9-30-96     59,500       -0-           -0-
                           9-30-95     55,000       -0-           -0-

 (1) No bonuses were paid to any executive officers during the periods stated.

 (2) Mr. Holbrook is a full-time employee of ECCU. This amount was paid to ECCU as reimbursement for the Company's use of ECCU's personnel, including Mr. Holbrook, and for other services. Since December 1, 1994, the commencement date of Mr. Garmo's employment by the Company, Mr. Holbrook has expended, on the average, approximately 2% of his time as an officer and director of the Company. The Company reimburses ECCU for that portion of Mr. Holbrook's time devoted to service to the Company as an officer (but not director). Mr. Holbrook currently devotes less than 1% of his time as an officer of the Company.


 Option/Warrant Grants in Current Fiscal Year. No options, warrants or other rights to purchase securities of the Company have been issued.


 VOTING SECURITY OWNERSHIP

   As of the date of this Prospectus, the Company has 100,000 shares of its common stock outstanding, all of which shares are owned by Evangelical Christian Credit Union, 1150 N. Magnolia Avenue, Anaheim, California 92801. None of the Company's officers or directors beneficially owned any of these shares. At December 31,1995, the Company did not have outstanding any options, warrants or convertible securities.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

                           Results of Operations

 Nine Months Ended September 30, 1997 vs. Nine Months Ended September 30,
 1996

      During the nine months ended September 30, 1997, the Company incurred a net loss of $(42,895) as compared to a net loss of $(8,347) for the same nine months ended September 30, 1996, a decrease in net income of $(34,548). This change is attributable primarily to increases in marketing, legal and accounting expenses as a new offering was prepared and presented to the public. Interest income, net, for the period, was $122,152, an increase of 1% from $121,050 for the nine months ended September 30, 1996. The Company's cost of funds (i.e., interest expense) during this period increased $20,908 (or 9.7%), to $235,730 for the nine months ended September 30, 1997 as compared to $214,822 for nine months ended September 30, 1996. This increase is attributable to an increase in the sale of debt securities (Notes Payable). At September 30, 1997, the company had outstanding debt securities of $6,573,441, up from $2,236,731 at September 30, 1996, an increase of 194%.

      The Company's general and administrative expenses for the nine months ended September 30, 1997 increased to $165,046 from $129,783 for the same period ending September 30, 1996, an increase of 27%. This is attributable to an increase of $22,084 in legal and accounting expenses associated with SEC registration, over the same period in 1996, and an increase of $20,740 in marketing and promotion expenses as the new offering was presented to the public.

 Transitional Fiscal Year Ended December 31, 1996 vs. Three Months Ended December 31, 1995

   During the three months ended December 31, 1996, the Company realized Net income of $11,192 as compared to a Net loss of $(2,561) for the three months ended December 31, 1995, an increase in net income of 537%. This increase is attributable to $18,000 of non-recurring Organizational income in 1996 as compared to none for the same period in 1995. Net interest income for the three months ended December 31, 1996 decreased by 15% ($34,980 in 1996 compared to $41,158 for the three months ended December 31, 1995). This decrease is attributable primarily to a reduction in the Company's Mortgage Loan investments (Notes Receivable) pending effectiveness of the Company's Registration Statement for the Offering of its Class A Notes. During this time the Company was unable to replace its investor debt securities as they matured (or to allow reinvestments thereof).

   For the three months ended December 31, 1996, Total Interest Expense as a percentage of Total Interest Income decreased by 8% from the same period in 1995 (0.588 for 1996 compared to 0.639 for 1995). This decrease is due to a greater proportional decrease of Interest expense on Notes payable than on Interest income from Notes receivable during this period.

   Total Operating Expenses decreased by 6% for the three month period ending December 31, 1996 ($40,988 in 1996 compared to $43,719 for the three months ended December 31, 1995). This decrease was due to reduced marketing and investment costs pending commencement of the Offering of the Class A Notes, which have been resumed.

   On December 31, 1996, the company had outstanding debt securities (Notes payable) of $2,157,653, down from $3,430,678 on December 31, 1995, a decrease of 37%. On December 31, 1996, the current portion of Notes payable as a percentage of Notes payable increased by 2,828% from that on December 31, 1995 (63% on December 31, 1996 as compared to 2% on December 31, 1995). Again, these changes are due to the inability of the Company to replace maturing Notes payable with new, longer term debt securities until it could commence the Offering of its Class A Notes.

 Fiscal Year Ended September 30, 1996 vs. Fiscal Year Ended September 30,
 1995

   The Company realized a net loss of $(15,264) for the year ended September 30, 1996, an increase of 114% over the $(7,148) net loss for the year ended September 30, 1995. The increased net loss in 1996 was due to a 100% decrease in Organizational income during 1996 (none in 1996 compared to $4,853 in 1995) and the increase in Expenses discussed below. The Company's Net Interest Income in 1996 increased by 13% over 1995 ($157,938 compared to $139,877). In 1996, however, interest income on the Company's short-term cash investments with ECCU was carried as Income while in 1995 and in previous years, such income was carried as Other income. If Net Interest Income for 1995 included "Interest income - ECCU" as it did in 1996, Net Interest Income in 1995 would be $145,194 and the increase in 1996 would be 11%.

   Total Operating Expenses increased by 10% in 1996 ($172,402 in
 1996 compared to $156,667 in 1995). The increase was almost entirely due to an increase of 19% in Salary and benefits ($105,751 in 1996 compared to $89,236 in 1995). The increase in salary and benefits was attributable to the payment of salary and benefits to Mr. Garmo for the entire twelve months of 1996 as compared to approximately nine months of such payments in 1995, following Mr. Garmo's engagement in December 1994. Also in 1996, legal expenses increased by 45% ($18,320 in 1996 compared to $12,639 in 1995) in connection with the offering of the Notes. Legal expenses, however, are expected to remain at these increased levels. Office operations, however, decreased by 21% in 1996 ($24,873 in 1996 compared to $31,290 in 1995). This decrease was primarily because of the cessation of certain activities related to processing investor debt securities and the Company's Mortgage Loan investment activities, which activities have been resumed upon the offering of the Notes and are expected to return at least to 1995 levels.

   In 1996, Total Interest Expense as a percentage of Total Interest
 Income (when adjusted for 1995 as described above) increased by 12%
 (0.646 in 1996 compared to 0.568 in 1995). Management believes the increased expense ratio in 1996 was due to the Company's inability to market its debt securities during the last half of 1996 pending effectiveness of the Company's Registration Statement for the Offering of the Class A Notes. On September 30, 1996, the Company had outstanding debt securities (Notes Payable) of $2,236,731, down from $3,104,983 at September 30, 1995, a decrease of 18%. The Company's inability to raise funds from the sale of it's debt securities during this period to replace its maturing investor debt securities (or to allow reinvestments thereof) caused the Company to liquidate its higher yielding Mortgage Loan investments and maintain funds in lower yielding, more liquid investments, in order to have the liquidity necessary to repay its debt securities as they matured. Management believes that funds resulting from the continuing sales of the Notes will allow the Company to maintain a higher yielding
 Mortgage Loan portfolio which will result in a decrease of its interest expense/interest income ratio. However, there is no assurance that this result would occur. See "RISK FACTORS".

                       Liquidity and Capital Resources

      Net decrease in cash during the nine months ended September 30, 1997 was $(91,201), compared to a net decrease of $(33,566) for the nine months ended September 30, 1996, a decrease of $57,635. Net cash used by operating activities totaled $(27,624) for the nine months ended September 30, 1997, a decrease of $55,611 from $(83,235) used by operating activities during the nine months ended September 30, 1996. This difference is attributable primarily to a reduction in interest paid during the nine months ended September 30, 1997 as compared to the same period in 1996.

      Net cash used by investing activities totaled $(4,271,834) during the nine months ended September 30, 1997, compared to $1,458,106 provided during the nine months ended September 30, 1996, a difference of $(5,729,940). This difference is primarily attributable to an increase in Notes Receivable purchased during the nine months ended September 30, 1997 as compared to the same period in 1996.

      Net cash provided by financing activities totaled $4,208,257 for this nine month period in 1997, an increase of $5,616,694 from $(1,408,437) used by financing activities during the nine months ended September 30, 1996. This difference is primarily attributable to an increase in the Company's sale of outstanding debt securities (Notes Payable) during the nine months ended September 30, 1997 as compared to the same period in 1996.

      At September 30, 1997, the Company's cash, which includes cash reserves and cash available for investment in mortgage loans, was $69,202, down from $162,867 at September 30, 1996, a decrease of $93,665 (57.5%).


 Liquidity Plan

   Management intends to continue the Company's current liquidity plan which relies primarily on funds from operations, cash reserves and borrowings under the ECCU Credit Line to pay interest and principal on its debt securities on a timely basis. Historically, these sources have provided sufficient funds for the Company's timely payment of debt security obligations and it has not been required or attempted to obtain funds from the sale or hypothecation of its Mortgage Loan investments. Historically, the Company has experienced significant rates of reinvestment or renewal by its debt security investors upon maturity of their investments. Thus, these sources may not continue to provide sufficient liquidity in the event the Company does not experience comparable reinvestment rates on the Notes. Even so, management believes that the Company can realize sufficient funds from its ECCU Credit Line and/or the sale or hypothecation of its Mortgage Loan investments, should additional funds be necessary to repay the Company's debt securities as they mature. Management bases this belief on the size and quality of the Company's Mortgage Loan investments, the availability of purchasers of those assets on a timely basis and a historic price (at or near par) paid for secured loans comparable to the Company's Mortgage Loan investments.

   Management does not believe that its ability to achieve sufficient margins between interest revenues and interest expenses will be adversely impacted by fluctuating interest rates or inflation. This is because of the Company's ability to adjust the interest rates offered to investors on its debt securities to reflect increases or decreases on interest rates achievable on the Company's Mortgage Loan investments. In addition, the Company's Mortgage Loan investments in general bear variable interest rates and reflect changes in interest rate fluctuations due to inflation or otherwise. Thus, as fluctuations affect yields on the Company's Mortgage Loan investments, it is able to adjust the cost of new funds from the sale of its debt securities accordingly.

 CERTAIN TRANSACTIONS

   As described elsewhere in this Prospectus, ECCU is the sole shareholder of the Company. During the past two years, ECCU has provided the Company with a line of credit whereby ECCU is committed to loan to the Company from time to time up to $2,100,000. The terms and conditions of this credit line, including the interest rates charged thereon, are the same as those charged by ECCU to its other commercial borrowers. Pursuant to the Subordination Agreement, ECCU has agreed to subordinate such borrowings by the Company to the payment of the Notes and to certain note obligations to the Company. There is no assurance that in the future ECCU will not modify, reduce or terminate this credit line.

   ECCU provides the Company with office space and certain personnel. The Company reimburses ECCU for the use of this office space and personnel in amounts equal to ECCU's allocated costs therefor. There is no assurance that ECCU will not modify the terms pursuant to which it provides office space and/or personnel to the Company or that it will in the future continue to provide office space and/or personnel to the Company.

   The Company acquires it Mortgage Loans from ECCU. The Company's Mortgage Loans are serviced by ECCU. See "BUSINESS OF THE COMPANY - Mortgage Loan Investments."

   Certain of the Company's officers and directors also serve as officers and/or directors of ECCU. See "MANAGEMENT."


 DESCRIPTION OF THE NOTES

 General

   The Class A-1 Notes are part of a Class of up to $25,000,000 of Notes authorized under the Loan Agreement, of which an aggregate of $15,000,000 are being offered hereby in seven Series as described below. The Notes are subject to the Loan Agreement, as described below, which restricts the amount of Notes outstanding at any time to $10,000,000. Capitalized terms used herein and not otherwise defined in this Prospectus have the meanings set forth below.

   The Notes are general unsecured obligations of the Company ranking pari passu (or equal) in right of payment with all other existing and future Indebtedness of the Company, except Indebtedness which is expressly subordinated to Notes. Presently, the only obligation of the Company expressly subordinated to the Notes is the ECCU Credit Line, which is subordinated in the maximum amount of $750,000 to amounts currently due and payable on the Notes. See "BUSINESS OF THE COMPANY - ECCU Credit Line Financing". There is no assurance that this subordinated financing will not be reduced, modified or terminated in the future. See "RISK FACTORS - Continuation of ECCU Credit Line". The Notes are not guaranteed by any person nor insured. However, with certain exceptions, the Company must satisfy specified financial ratios to incur future indebtedness. See "THE LOAN AND STANDBY TRUST AGREEMENT" below.

   The Notes are governed by the Loan and Standby Trust Agreement (the "Loan Agreement"), a copy of which is described under "Loan and Standby Trust Agreement" below and is included as Exhibit B to this Prospectus. The Loan Agreement is a form of indenture between the Holders, the Company and a Trustee who may be appointed by the
  Holders thereunder. See "Loan and Standby Trust Agreement" below. The Loan Agreement has not been qualified under the Trust Indenture Act of 1939 (the "TIA"). The Notes are not rated by any private or governmental agency.

 Series Issued

   The Notes will be issued in the following series.

 Series   Minimum Initial Investment
    1     $            1,000
    5     $            5,000
   10     $           10,000
   25     $           25,000
   50     $           50,000
  100     $          100,000
 C 10     $           10,000
 C 25     $           25,000

   Each of the Series 1, 5, 10, 25, 50 and 100 Notes are offered with terms (" maturities") of six (6), twelve (12), twenty-four (24), thirty (30) and sixty (60) months from the date of purchase. Series C Notes have a seventy-two (72) month term and are callable at any time after the initial three (3) months by the Holder upon ninety (90) days prior written notice to the Company.

 Interest

   The stated interest rate payable on a Note is fixed on the date of sale in an amount equal to a stated fixed premium above the Blended Index Rate (the "BIR"). The BIR is the mean average of the National Index Rate and the Los Angeles Index Rate for financial institutions reported by the applicable edition of the Bank Rate MonitorTM for the respective maturity of the Note purchased. For the purposes of the forgoing, the applicable edition of the Bank Rate MonitorTM is the edition in effect on the first day of the month in which the Note was sold. The stated fixed premiums applicable to the respective Series of Notes are set forth in the following table.

INTEREST RATE TABLE

 NOTE MATURITY

 Note Series  6 Months    12 Months    24 Months    30 Months    60 Months

              The 6 Mo.   The 12 Mo.   The 24 Mo.   The 30 Mo.   The 60 Mo.
              BIR, Plus   BIR, Plus    BIR, Plus    BIR, Plus    BIR, Plus

 Series 1     1.00%       1.00%        1.00%        1.00%        1.00%
 Series 5     1.12%       1.12%        1.12%        1.12%        1.12%
 Series 10    1.24%       1.24%        1.24%        1.24%        1.24%
 Series 25    1.36%       1.36%        1.36%        1.36%        1.36%
 Series 50    1.48%       1.48%        1.48%        1.48%        1.48%
 Series 100   1.60%       1.60%        1.60%        1.60%        1.60%
 Series C:
        10    1.00%       1.00%        1.00%        1.00%        1.00%
        25    1.50%       1.50%        1.50%        1.50%        1.50%

   The interest rates payable on the day of purchase of a Note will be confirmed by the Company upon request. As an illustration of the foregoing, but not as a limitation thereon, if at the time of the sale of a Series 25 Note having a 24-month maturity, the BIR was 5.10%, then stated interest rate payable on such Series 25 Note would be
 6.46%.    Except for that of the Class C Note, which has a variable
 interest rate, the stated interest rate on each Note is fixed in accordance with the foregoing and will not change through the term of the Note. To be entitled to receive the interest based on the BIR effective on any day, an investor must have his or her purchase of the Note confirmed and accepted on such day by the Company.

   The Bank Rate MonitorTM (the "BRM") is published by Bank Rate Monitor, Inc., N. Beach, Florida 33408-8888. The BRM is a nationally recognized and utilized index of interest rates charged by financial institutions. The indexes reported are based on interest rates reported by a representative cross section of financial institutions in selected regional and local markets.

   Unless another payment option is selected by the Holder, interest on the Notes will be paid monthly in arrears. A Holder may elect to receive interest payable quarterly, semi-annually or annually. Interest will be paid on the fifth business day of the month next following the payment due date, prorated for the first partial payment period, if any. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 365-day year. Interest will be deemed paid when mailed via the United States Postal Service addressed to each Holder at the address supplied by the investor, subject to the check or instrument mailed being drawn on good and sufficient funds.

 Reinvestment Option

   Holders may opt to take their Note with a reinvestment option ("Note with Reinvestment"). In regard to a Note with Reinvestment, the Company will retain all interest payable and credit the Note with interest at the stated rate based on a 365-day year on all retained interest payments from the date such payments would have been paid until the end of the term of the Note. No cash payments will be made in respect of a Note with Reinvestment except in the case of redemptions by the Company, discretionary acceptance by the Company of early presentment by Holders or upon maturity. The Holder of a Note with Reinvestment would be due a single payment upon maturity of the Note. If all principal amounts of the Notes are prepaid, excluding reinvested interest under Notes with Reinvestment, the Company must also prepay the reinvested interest in full upon prepayment of the principal amount.

  Pursuant to the interest investment option, the Company will pay additional interest on the interest reinvested at the rates and under the terms stated in the Note for the payment of interest on principal. Interest so invested will not be paid and kept in a separate escrow account, but will be treated by the Company in the same manner as the unpaid principal amount of the Notes to which it relates.

   Holders subject to taxation who elect the reinvestment option should be aware that they will continue to have tax liability for all accrued and reinvested interest in the year accrued and reinvested. See "Certain Federal Income Tax Considerations."

 Optional Prepayment

   The Notes are redeemable at the election of the Company at any time, in whole or in part, upon not less than thirty (30) nor more than sixty (60) days notice, at their unpaid principal balance, plus accrued and unpaid interest thereon, if any, to the redemption date.

 Selection and Notice. If less than all of the Notes are to be redeemed at any time, selection of the Notes for redemption will be made by the Company on a pro rata basis. Notice of redemption shall be mailed by first class mail to each Holder of Notes to be redeemed at such Holder's address set forth in the register of Holders. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof shall be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption. The obligation of the Company to make partial or total redemptions on a pro rata basis shall not limit the Company's right to redeem Notes of any Holder on a voluntary basis, including any repurchase or prepayment of a Note upon a Holder's request as described below.

 Early Presentment of Notes

   A Holder may at any time, request in writing that the Company purchase his or her Note prior to maturity by delivering such Note and written request to the Company. Upon its receipt of such a request, the Company may, in its sole discretion, determine to purchase the Note for a price equal to the unpaid principal amount of such Note plus accrued but unpaid interest thereon through the date of purchase, less a discount equal to 90 days interest payable on the Note or, if less, interest payable for one-sixth of the term of the Note. The Company must determine whether to purchase a Note so presented within ten (10) business days of its receipt of the request to do so and will, in such event, promptly pay to the requesting Noteholder the purchase price. The Company will endeavor to purchase any Note so presented for purchase subject to availability of funds. However, there is no assurance it will do so and any purchase of a Note will be at the sole discretion of the Company.




  Loan And Standby Trust Agreement

   As a condition to his or her purchase of a Note, each Holder agrees and adopts the Loan and Standby Trust Agreement. The Loan Agreement authorizes the issuance of up to $25,000,000 of Notes but restricts the issuance of a principal Note if the amount of such Note would, when added to the unpaid balance of all other Notes then outstanding, exceed $10,000,000. The following is a summary of material provisions of the Loan Agreement and is qualified in its entirety by the terms and conditions of the Loan Agreement, a copy of which is included as Exhibit "B" to this Prospectus. Certain Capitalized terms used in the following summary are defined under "Certain Definitions" below.

   Continuing Covenants of the Company. While any Note is outstanding, the Company may not (and will not permit any subsidiary to) (i) declare or pay any dividend or make any distribution on account of the Company's capital stock (other than dividends or distributions payable (x) in the Company's or any subsidiary's stock or (y) to the Company or any wholly-owned subsidiary); (ii) purchase, redeem or otherwise acquire or retire for value any of the Company's capital stock or any wholly-owned subsidiary; or (iii) voluntarily purchase, redeem or otherwise acquire or retire for value, prior to the scheduled maturity of any mandatory sinking fund payments thereon or the stated maturity thereof, any Indebtedness of the Company that is subordinated in right of payment to the Notes (all such payments and other actions set forth in clauses (i) through (iii) above being collectively referred to as "Restricted Payments") unless, at the time of such Restricted Payment no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

   In addition, any such Restricted Payment, together with the aggregate of all other Restricted Payments made by the Company or any subsidiary, may not exceed the sum of:

       (i) 50% of the Net Income of the Company for the period
 (taken as one accounting period) from the fiscal year ended December 31, 1996 to the end of the Company's most recently ended full fiscal quarter for which financial statements are available at the time of such Restricted Payment (or, if such Net Income for such period is a deficit, 100% of such deficit), plus

       (ii) 100% of the aggregate net cash proceeds received by the Company from the issue or sale of the Company's capital stock (other than capital stock sold to a subsidiary of the Company), debt securities or capital stock convertible into the Company's capital stock upon such conversion, or any funds advanced or loaned to the Company by ECCU under its subordinated line of credit, plus

       (iii) 100% of the cash, if any, contributed to the capital of the Company, as additional paid in capital by any stockholder of the Company.

   The foregoing shall not, however, prohibit the following
 Restricted Payments:

           (a) the payment of any dividend within sixty (60) days after the date of declaration thereof, if at said date of declaration such payment would have complied with the foregoing provisions; or

          (b) (x) the redemption, repurchase, retirement or other acquisition of any of the Company's capital stock, (y) the purchase, redemption or other acquisition or retirement for value prior to the scheduled maturity of any mandatory sinking fund payments or stated maturity of Indebtedness of the Company is subordinated in right of payment to the Holders of the Notes, or (z) the making of any investment in the Company or any subsidiary of the Company in each case of (x), (y) and (z) in exchange for, or out of the proceeds of the substantially concurrent sale (other than to the Company), of the Company's capital stock.

   Limitation on Outstanding Class A-1 Notes. The Company shall not issue any Class A-1 Note if, after giving effect to such issuance, the Class A-1 Notes then outstanding would have an aggregate unpaid balance exceeding $10,000,000.

   Limitation on Incurrence of Indebtedness. While any Note remains outstanding, the Company may not, and may not permit any subsidiary to, directly or indirectly, create, incur, issue, assume, guaranty or otherwise become, directly or indirectly, liable with respect to (collectively, "incur") any Indebtedness, unless the Fixed Charge Coverage Ratio of the Company, as defined below, determined on a consolidated basis, for the Company's most recently ended four full fiscal quarters for which financial statements are available immediately preceding the date on which such additional Indebtedness is incurred would have been at least 1.20 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom to a repayment of any Indebtedness), as if the additional Indebtedness had been incurred at the beginning of such four-quarter period. Provided, however, that notwithstanding the foregoing, the Company may incur indebtedness that: (I) is evidenced by the Notes; (ii) was existing at September 30, 1997 as it may be extended or modified; (iii) is incurred in the ordinary course of business for the funding of mortgage loans which includes warehouse lines of credit and/or repurchase facilities; (iv) is in respect of performance, completion, guarantee, surety and similar bonds, banker's acceptances or letters of credit provided by the Company in the ordinary course of business; and/or
 (v) when incurred does not result in other Indebtedness, as defined below, in excess of $750,000 outstanding at any time.

   Merger, Consolidation or Sale of Assets. While any Note is outstanding, the Company may not consolidate or merge with or into any other person or entity (whether or not the Company is the surviving corporation) or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets (excepting loans held for sale in the normal course of the Company's mortgage banking operations) in one or more related transactions to, another corporation, person or entity, unless (I) the Company is the surviving corporation of such consolidation or merger; and (ii) immediately after such transaction no Default or Event of Default under the Notes exists.

   Maintenance of Tangible Adjusted Net Worth. In the event that, while any Class A-1 Note is outstanding, within 55 days after the end of any fiscal quarter (100 days after the end of any fiscal year) as of the end of which the Company's Tangible Adjusted Net
 Worth, as defined below, is less than $2,000,000 (the "Minimum
 Tangible Adjusted Net Worth"), the Company must notify the Holders of such event and must within sixty (60) days thereafter restore its Tangible Adjusted Net Worth to an amount greater than the Minimum Tangible Adjusted Net Worth. For the purposes of this covenant, Tangible Adjusted Net Worth includes the contracted for amount of the ECCU Credit Line to the extent it is subordinated in right for payment on a current basis to the Notes.

   Books and Records. The Company must keep proper books of record and account, in which full and correct entries shall be made of all dealings or transactions of or in relation to the Notes and the business and affairs of the Company in accordance with generally accepted accounting principles. The Company must furnish to the Trustee any and all information related to the Notes as the Trustee may reasonably request and which is in the Company's possession.

   Other than the foregoing, there are no covenants or similar restrictions (other than those contained under the California General Corporation Law) restricting the Company's ability to enter into transactions with ECCU or its other Affiliates including, but not limited to, transactions involving the sale, lease, transfer or otherwise disposal of any of the Company assets to, or purchase any assets from, or any contract, agreement, understanding, loan, advance of guarantee with, or for the benefit of, any such Affiliate.

   Under California law, the independent Directors' fiduciary obligations require that they act in good faith in a manner which they believe to be in the best interests of the Company and its shareholders, which may not, in all circumstances, be the same as those of the Holders of the Senior Notes.

 Default and Remedies

       Events of Default. Each of the following constitutes an Event of Default under the Notes: (I) default for thirty (30) days in the payment when due of interest or penalty on any Note; (ii) default for thirty (30) days in the payment when due of principal of any Note;
 (iii) if not cured in a timely manner, failure by the Company to observe or perform any of the covenants or agreements in the Notes or set forth under Article II of the Loan Agreement required to be performed by it; or (iv) if not cured in a timely manner, default under the instruments governing any Other Indebtedness or any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Other Indebtedness for money borrowed by the Company whether such Other Indebtedness or guarantee now exists, or is hereafter created which default (a) is caused by a failure to pay when due principal or interest on such Other Indebtedness within the grace period provided in such Other Indebtedness and which continues beyond any applicable grace period (a "Payment default") or (b) results in the acceleration of such Other Indebtedness prior to its express maturity, provided in each case the principal amount of any such Other Indebtedness, together with the principal amount of any other such Other Indebtedness under which there has been a Payment default or the maturity of which has been so accelerated, aggregates $250,000 or more.

     Cure of Default. In order to cure payment Default, the Company must mail to the Holder, direct deposit or credit if that option is selected, the amount of the nonpayment plus a late payment penalty equal to simple interest on the amount unpaid at the rate of 10% per annum, measured from the date the payment should have been mailed, deposited or credited pursuant to the terms of the Notes until the date it actually is mailed, deposited or credited.

     Remedies in Event of Default. If any Event of Default occurs and is continuing, the Holders of not less than a Majority in Principal Amount of the then Outstanding Notes (a "Majority in Interest") appoint a Trustee under the Loan Agreement and may instruct the Trustee to declare all the Notes to be due and payable immediately and take any action allowed by law to collect such amounts. Notwithstanding the foregoing, in the case of an Event of Default arising from events of bankruptcy or insolvency with respect to the Company, all outstanding Notes will become due and payable without further action or notice. If an Event of Default has occurred and is continuing, the Company must, upon written request of the Trustee, cure such default and pay for the benefit of the Holders the whole amount then due, any penalties which may be due and, in addition thereto, such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel and all other amounts due to the Trustee hereunder. If the Company fails to cure such defaults and pay such amounts forthwith upon such demand, the Trustee, in its own name and as Trustee of an express trust, shall be entitled to sue for and recover judgment against the Company and any other obligor on the Notes for the amount so due and unpaid pursuant to the terms of the Notes.

 Trustee in the Event of an Uncured Default

   If an Event of Default occurs and is continuing, then the Holders of a Majority in Interest of the Outstanding Notes may, within thirty
 (30) days of such Event of Default, appoint a Trustee to represent the interests of all the Holders pursuant to the Loan Agreement.
 Upon acceptance of such appointment by the Trustee, the operation of the Trust shall commence and the power and rights of the Trustee thereunder shall begin. If a Majority in Interest of the Holders cannot agree on a Trustee, the Trust will not be instituted.

   The Company has committed upon the completion of the Minimum Offering to engage and pay the fee to an appropriate unaffiliated entity, such as an accounting firm, for organizing a vote of the Holders as soon as practicable upon the occurrence of an Event of Default for the purpose of appointing a Trustee in accordance to the terms of the Loan Agreement. The entity is not required to act as a Trustee. The Company must supply such entity with the names, addresses and occurrence of any Event of Default. The Company has agreed to pay the reasonable expenses of any Trustee duly appointed by a Majority in Interest of the Holders pursuant to the Loan Agreement.

   A Trustee appointed under the terms of the Loan Agreement may not make any settlement or compromise concerning the rights of the Holders, in regard to payments of principal or interest, unless it is approved in a separate vote by a Majority in Interest of the Holders. Any settlement or compromise so approved would be binding upon all the Holders. The Trustee may withhold from the Holders notice of any Default or Event of Default if it believes that withholding notice is in their interest except a Default or Event of Default relating to the payment of principal or interest or penalties. NO HOLDER SHALL HAVE THE RIGHT TO INSTITUTE OR CONTINUE ANY PROCEEDING, JUDICIAL OR OTHERWISE, WITH RESPECT TO THE LOAN AGREEMENT, THE NOTES, OR FOR THE APPOINTMENT OF A RECEIVER OR TRUSTEE OR FOR ANY OTHER REMEDY HEREUNDER, DURING THE PERIOD OF THE OPERATION OF THE TRUST AGREEMENT, UNLESS CERTAIN CONDITIONS, AS SET FORTH IN THE TRUST AGREEMENT, ARE SATISFIED. The Loan Agreement requires Holders who suffer an actual default on their notes to obtain the consent of a majority of all Holders, regardless of Series or maturity or default status, to appoint a Trustee and take action against the Company. THIS REQUIREMENT, IN EFFECT, MAY LEAVE MANY NOTEHOLDERS WITHOUT PRACTICAL RECOURSE.

   BY EXECUTING THE SUBSCRIPTION DOCUMENT, EACH HOLDER IS AGREEING TO BE BOUND BY THE TERMS OF THE TRUST AGREEMENT SHOULD IT COME INTO FORCE BY THE APPOINTMENT OF A TRUSTEE PURSUANT TO ITS TERMS. EACH PROSPECTIVE INVESTOR SHOULD CAREFULLY REVIEW THE LOAN AGREEMENT (ATTACHED AS EXHIBIT B). THE FOREGOING IS ONLY A SUMMARY OF THE PROVISIONS OF THE LOAN AGREEMENT.

 Amendment, Supplement and Waiver

   The Loan Agreement and/or the Notes may be amended or supplemented with the consent of the Holders of at least a Majority in Principal Amount of the then Outstanding Notes, and any Default, Event of Default, compliance or noncompliance with any provision of the Notes may be waived with the consent of the Holders of a Majority of Principal Amount of the then Outstanding Notes; provided that any such amendment or supplement affecting the term, interest rate and other terms of the Notes must be ratable and proportionate in effect on all outstanding Note Holders based on the aggregate amount of principal and interest and penalty payments due them.

 Certain Definitions

   Set forth below are certain defined terms used in this Prospectus in discussing the terms and conditions of the Notes.

  "Adjusted Net Worth" means the sum of (I) the consolidated equity of the common stockholders of the Company and any consolidated subsidiary, plus (ii) the respective amounts reported on such entity's most recent balance sheet with respect to any series of preferred stock, plus (iii) the amount of the ECCU Credit Line, whether or not then funded, and any loan ECCU or any other lender is contractually obligated to loan to the Company, but only to the extent such loan amount is expressly subordinated in right to payment on a current basis to the Class A-1 Notes. For purposes of computing Adjusted Net Worth, except with respect to the ECCU Credit Line and any other loans included in Adjusted Net Worth as provided in the foregoing, all transactions between the Company and any Affiliates, including ECCU, shall be treated as if the transactions had been entered into with an unaffiliated third-party to the extent that GAAP would require any different treatment.

   "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," "controlling" and "controlled," when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

   "Business Day" means any day other than a Saturday or Sunday or a day on which banking institutions in the State of California are not required to be open.

   "Cash Flow" means with respect to any period, Consolidated Net income of the Company and any subsidiary for such period plus (a) an amount equal to any extraordinary loss plus any net loss realized in connection with the sale or other disposition of any assets (to the extent such net losses were deducted in computing Net Income for such period), plus (b) provision for taxes based on income or profits to the extent such provisions for taxes was deducted in computing Net Income for such period, plus (c) Fixed Charges for such period, plus
 (d) depreciation and amortization, plus (e) interest expense for such period paid or accrued with respect to the ECCU Credit Line and any other Indebtedness which is subordinated to the Notes, plus (f) the unused amount of financing on the ECCU Credit Line (and other financing subordinated to the Notes) available to the Company on the date the determination of Cash Flow hereunder is made.

   "Class A Notes" means the Series 1, Series 5, Series 10, Series 25, Series 50, Series 100 and Series C Notes provided, however, that the aggregate of all series of Class A Notes shall not exceed $5,000,000.

   "Default" means any event that with the passage of time or the giving of notice or both is or could be an Event of Default.

   "ECCU Credit Line" means that certain loan agreement and note in the amount of $2,100,000 dated February 26, 1997, as amended, as subordinated by that certain Subordination Agreement dated June 1, 1994, as amended.

   "Events of Default" means those Events of Default defined under "Events of Default" herein, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

   "Fixed Charges" means, with respect to any period, consolidated interest expense for such period, whether paid or accrued, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount, noncash interest payments and the interest component of capital leases, but excluding amortization of deferred financing fees) plus, without duplication, all interest capitalized for such period on a consolidated basis and in accordance with GAAP. Fixed Charges shall not include any interest expense for such period paid or accrued with respect to the ECCU Credit Line or any other Indebtedness which is subordinated to the Notes.

   "Fixed Charge Coverage Ratio" means, with respect to any period, the ratio of the Cash Flow of the Company for such period to the Fixed Charges of the Company for such period. In the event the Company incurs, assumes, guarantees, repays, redeems or otherwise retires any Indebtedness (other than the Company's credit line with ECCU) subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, redemption or retirement of Indebtedness, including, if applicable, the application of the proceeds therefrom, as if the same had occurred at the beginning of the applicable period. In making such calculations on a pro forma basis, interest attributable to Indebtedness bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period.

   "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession, which are in effect from time to time.

   "Holder" means the Person or Persons in whose name a Note is registered on the books and records of the Company as a holder of Notes.

   "Indebtedness" means any indebtedness, whether or not contingent,
 (I) in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or credit (or reimbursement agreements in respect thereof), (ii) representing the balance deferred and unpaid of the purchase price of any property, (iii) representing capital lease obligations; and (iv) representing any hedging obligations, except, in each case, any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing Indebtedness (other than hedging obligations) would appear as a liability upon a balance sheet prepared in accordance with GAAP, and also includes, to the extent not otherwise included, the guarantee of obligations of other persons that would be included within this definition.

  "Loan Agreement" means the Loan and Standby Trust Agreement which the Holders agree to adopt and be bound by as a condition to their purchase of the Notes as it may from time to time be supplemented, modified or amended by one or more supplemental agreements hereto entered into pursuant to the applicable provisions hereof. The Agreement is not qualified under or subject to the Trust Indenture Act of 1939, as amended.

   "Majority in Interest" or "Majority of Principal Amount" shall mean a majority of the outstanding unpaid principal amount of all Outstanding Notes plus all unpaid interest due thereon (as reflected on the books and records of the Company as voted by the Holders thereof).

   "Maturity Date" means the date on which the unpaid balance of principal and accrued interest is due and payable on the respective Note.

   "Net Income" means, with respect to the Company for any period, the aggregate of the net Income of the Company for such period, on a consolidated basis, determined in accordance with GAAP; provided that the Net Income of any entity that is not a subsidiary of the Company or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid to the referent entity or a wholly-owned subsidiary of the Company.

   "Net Tangible Assets" means, with respect to the Company, the total amount of assets of the Company and any subsidiary (less applicable reserves) on a consolidated basis, as determined in accordance with GAAP, less intangible assets. For purposes of computing Net Tangible Assets, all transactions between the Company and any Affiliates including ECCU, shall be treated as if the transactions had been entered into with an unaffiliated third-party to the extent GAAP would require any different treatment.

   "Other Indebtedness" means any Indebtedness of the Company outstanding other than any amounts owing with respect to the Notes and any extension, refinancing, refunding, renewal, substitution or replacement of any such Indebtedness, but only to the extent that any such extension, refinancing, refunding, renewal, substitution or replacement does not exceed the principal amount of the Indebtedness being extended, refinanced, refunded, renewed, substituted or replaced (plus the amount of the reasonable fees and expenses in connection therewith) and that no additional security is granted in connection with any such extension, refinancing, refunding, renewal, substitution or replacement.

   "Outstanding Notes" when used with respect to Notes means, as of the date of determination, all Notes theretofore issued and delivered by the Company and not paid, prepaid or redeemed in full pursuant to their terms.

   "Person" means any individual, corporation, partnership, joint venture, association, joint-stock partnership, trust, unincorporated organization or government or any agency or political subdivision thereof.

   "Rate Schedule" means the schedule of interest rates payable on the Notes as issued from time to time by the Company as a supplement to the Prospectus.

   "Tangible Adjusted Net Worth" means the Adjusted
 Net Worth of the Company less the Company's intangible assets, if any.

   "Trustee" means the Person or Persons elected as the "Trustee" pursuant to the terms of this Agreement or a successor thereto once the latter shall have become such pursuant to the applicable provisions of this Agreement.


 PLAN OF DISTRIBUTION

   The Notes offered hereby are being offered by the Company directly by certain of its officers and directors. Currently, management anticipates that only Mr. Garmo will provide significant services in placing the Notes and that certain of the Company's administrative employees will provide only ministerial services in connection with the Offering. None of such persons will receive any commission or compensation for their services in connection with the sale of the Notes other than their normal employment compensation.

  The Company intends to offer the Notes pursuant to written solicitations (accompanied or preceded by a copy of the Prospectus) directed to the Company's current and past investors, members of various Evangelical denominational, non-denominational, church and ministry organizations, and possibly to members of specific churches and/or church organizations. The Company does not anticipate marketing the Notes to a specific church group or church organization in connection with Mortgage Loan financing viable to that organization, or as a condition to making.

    Unless sooner terminated, and subject to prior sale, the Company will offer the Notes until November 30, 1999. The Company's ability to continue the Offering through such date will depend, upon other things, the Company's continuing compliance with applicable federal and state securities laws.

   Persons desiring to purchase a Note must complete, date and sign the PURCHASE APPLICATION accompanying this Prospectus, and return it to the Company together with payment in full for the aggregate principal amount of the Notes purchased. The PURCHASE APPLICATION is subject to acceptance by the Company within twenty-four hours of the Company's receipt thereof. The Company may accept or reject a PURCHASE APPLICATION in its sole discretion. Any questions concerning the procedure for purchasing the Notes should be directed to John C. Garmo, President, P.O. Box 61084, Anaheim, California 92803-6184. The Company's telephone number is 1-800-753-6742.

 EXPERTS AND COUNSEL

   The balance sheets as of December 31, 1996 and September 30, 1996 and the related statements of income and retained earnings, and cash flows for the fiscal years then ended have been included in this Prospectus and reliance is made on the report of Turner, Warren, Hwang & Conrad, an Accountancy corporation, independent accountants, given on the authority of that firm as experts in accounting and auditing.

   Rushall & McGeever, Carlsbad, California, special counsel to the Company, has passed on certain legal matters in connection with the Notes.


 LEGAL PROCEEDINGS

   No legal proceedings to which the Company is a party or which otherwise involve the Company currently exist.


 INDEX TO FINANCIAL STATEMENTS

 Unaudited Financial Statements for the Nine Months Ended
 September 30, 1997 and 1996

   Balance Sheets                                           F-2

   Statements of Operations And Retained Earnings           F-3

   Statements of Cash Flows                                 F-4

   Notes to Financial Statements                            F-5

 Audited Financial Statements for the Transitional Year Ended December 31,
 1996

   Report of Independent Certified Public Accountants       F-9
    - Turner, Warren, Hwang & Conrad Accounting corporation, on behalf of Ministry Partners Investment Corporation

   Balance Sheet                                            F-10

   Statement of Operations and Retained Earnings            F-11

   Statement of Cash Flows                                  F-12

   Notes to Financial Statements                            F-13

 Audited Financial Statements for the Year Ended September 30, 1996

   Report of Independent Certified Public Accountants       F-17
    - Turner, Warren, Hwang & Conrad Accounting corporation, on behalf of Ministry Partners Investment Corporation

   Balance Sheet                                            F-18

   Statement of Operations and Retained Earnings            F-19

   Statement of Cash Flows                                  F-20

   Notes to Financial Statements                            F-21

                   MINISTRY PARTNERS INVESTMENT CORPORATION
                                BALANCE SHEETS
                                   UNAUDITED

                                                     September 30,
                                                   1997           1996

                                    Assets

 Current Assets
   Cash                                        $   69,202     $  162,867
   Notes Receivable                             1,235,992        805,924
   Interest Receivable                             41,791         25,595
   Prepaid Expense                                 47,761         53,230
   Prepaid Income Tax                                 761            780
      Total Current Assets                      1,395,507     $1,048,396


 Other Assets
   Notes Receivable                            $6,378,853      2,685,959
   Organization & Start Up Cost, net                    0          6,462
      Total Other Assets                       $6,378,853     $2,692,421


 Total Assets                                  $7,774,360     $3,740,816

                     Liabilities and Stockholder's Equity


 Current Liabilities
   Accounts Payable                            $   17,365      $  10,697
   Line of Credit-ECCU                            210,373        492,708
   Notes Payable-current portion                5,031,597      1,364,182
      Total Current Liabilities                $5,259,334     $1,867,587

 Long-term Liabilities
   Notes Payable                               $6,573,441     $2,236,731
   Less current portion                        (5,031,597)    (1,364,182)
      Total Long-term Liabilities              $1,541,844     $  872,549

 Stockholder's Equity                          $1,000,000     $1,000,000
   Common Stock, 10,000,000 shares
     authorized, 100,000 shares issued
     & outstanding, no par value
   Retained Earnings                              (26,818)           680
      Total Stockholder's Equity                $ 973,182     $1,000,680


 Total Liabilities & Stockholder's Equity      $7,774,360     $3,740,816

 The accompanying notes are an integral part of these financial statements

               MINISTRY PARTNERS INVESTMENT CORPORATION
            STATEMENTS OF OPERATIONS AND RETAINED EARNINGS

                                           Nine months ended September 30,
                                                1997         1996

  Interest Income
    Notes Receivable                      $    334,808   $  329,052
    Interest-bearing Accounts-ECCU               7,822        6,821
    Organizational Income                       13,750            0
    Other Income                                 1,501            0
       Total Interest Income                   357,882      335,873

 Interest Expense-Cost of Funds
   Line of Credit-ECCU                          19,865       25,954
   Notes Payable                               215,865      188,868
       Total Interest Expense                  235,730      214,822

 Net Interest Income                           122,152      121,050

 Operating Expenses
   Salaries and Benefits                        84,605       81,400
   Marketing and Promotion                      26,259        5,519
   Office Operations                            16,527       20,741
   Legal Expenses                               32,576       10,492
   Amortization                                  2,585       11,631
   Income Tax Expense                            2,494            0
       Total Operating Expenses                165,046      129,783

 (Loss)Income before provision
   for income taxes                            (42,895)      (8,733)
   Provision for Income Taxes                        0         (385)

 Net (Gain/Loss) Income                       $(42,895)   $  (8,347)

 The accompanying notes are an integral part of these financial statements
                                    F-3


              MINISTRY PARTNERS INVESTMENT CORPORATION
                       STATEMENTS OF CASH FLOWS

                                            Nine months ended September 30,
                                                1997         1996

 Cash flows from operating activities:
   Income - Notes Receivable                   327,949      327,529
   Interest received - ECCU                      7,822        6,821
   Organizational income                        13,750            0
   Cash paid to suppliers, vendors and ECCU   (142,916)    (126,454)
   Interest paid - borrowers and ECCU         (235,730)    (291,191)
   Income taxes paid                                 0            0
   Other Income                                  1,501            0

 Net Cash Used by Operating Activities         (27,624)     (83,235)


 Cash flows from investing activities:
   Notes Receivable purchased               (3,860,014)    (158,510)
   Collections on Notes Receivable            (417,250)   1,623,316
   Prepaid Offering Expense                     (5,430)      (6,700)

 Net cash used by investing activities      (4,271,834)   1,458,106

 Cash flows from financing activities:
   Line of Credit --ECCU, net                 (207,531)    (290,859)
   Notes Payable, borrowings                 4,235,617            0
   Notes Payable, repayments                   180,171   (1,117,578)
   Common Stock purchased--ECCU                      0            0

 Net cash provided by financing activities   4,208,257   (1,408,437)

 Net increase/decrease in Cash                 (91,201)     (33,566)

 Cash at beginning of period                   160,403      196,433

 Cash at end of period                          69,202      162,867

 Reconciliation of net income to cash
 provided by operating activities

   Net Loss                                    (42,895)      (8,347)

 Adjustments to reconcile net income to
 net cash provided by operating activities-

   Amortization                                  2,585       11,631
   Prior period adjustment                       4,205            0
   Decrease/Increase in interest receivable     (6,859)      (1,463)
   Decrease in prepaid expenses                  7,708       (5,132)
   Decrease in prepaid income taxes                 19        3,401
   Increase in accounts payable & accrued        7,612      (83,325)
    expenses

 Net cash used by operating activities         (27,624)     (83,235)


 The accompanying notes are an integral part of these financial statements
                                    F-4


               MINISTRY PARTNERS INVESTMENT CORPORATION
                     NOTES TO FINANCIAL STATEMENTS
                      SEPTEMBER 30, 1997 AND 1996

 1. Summary of Significant accounting policies

 Nature of Business

 Ministry Partners Investment Corporation (MPIC) was incorporated in California in 1991 and is a wholly-owned subsidiary of Evangelical Christian Credit Union (ECCU). The Company provides funds for real property secured loans for the benefit of Evangelical churches and church organizations through funding provided by members of and persons associated with such churches and organizations. The Company's offices, as well as those of its loan origination source, ECCU, are located in the state of California and substantially all of the business and operations of the Company are currently conducted in California and its mortgage loan investments are concentrated in California.

 Use of Estimates

 The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Prepaid offering expense

 Prepaid offering expense is related to a proposed public offering of unsecured notes. It is being amortized over a three year period.

 Organization and start up costs

 Organization and start up costs have been capitalized and are being amortized, using the straight-line method over a five-year period.

 Notes Receivable

 Interest income on notes receivable is recognized over the term of the note and is generally computed using the simple interest method.



 2.   Related party transactions

 MPIC maintains all of its funds at the parent, ECCU. Total funds held with ECCU were $69,202 and $162,867 at September 30, 1997 and 1996, respectively. Interest earned on these funds were $7,822 and $6,821 for the nine months ended September 30, 1997 and 1996, respectively.

 MPIC utilized physical facilities and other services of ECCU. A charge of $9,237 - 1997 and $8,136 - 1996 was made for these services which is included in Office Operations. The method used to arrive at the periodic charge is based on the fair market value of services provided. Management asserts that such method is reasonable.

 Notes payable are substantially to members of ECCU.

 3.   Notes receivable

 In March 1992, MPIC purchased a pool of first trust deed seasoned loans from ECCU for the then outstanding balance. Loan maturities extend through 2001, although the majority were due in 1995 and 1996. Interest rates range from 7.025% to 11.50%, yielding an average 9.138%. The loans were made to churches in Southern California and are the collateral for certain notes payable. This pool of first trust deed notes was retired in early 1996.

 During 1996 and 1997, MPIC participated in church loans made by ECCU. Interest is at variable rates of interest; ranging from 8.25% to 11.25%. ECCU services these loans, charging a service fee.

 No allowance for doubtful accounts has been established for the notes receivable. The Company has no experience of loan loss and, as of September 30, 1997 and 1996, none of the loans are impaired. Management believes all of the notes are adequately secured and fully collectible.

 4.   Organization and start up costs

 Organization and start up costs at September 30, 1997 and 1996 are stated as follows:
                                           1997          1996
       Start up
       Cost                          $     63,292  $     63,292
       Accumulated amortization            63,292        58,117

                                            -0-           5,175

       Organization
       Cost                                15,438        15,438
       Accumulated amortization            15,438        14,151

                                            -0-           1,287

                                            -0-    $      6,462

 5.   Line of credit - ECCU

 MPIC has an unsecured $2,100,000 line of credit with ECCU, of which $ 210,373 and $ 492,708 was borrowed at September 30, 1997 and 1996, respectively. Interest at September 30, 1997 and 1996 was 6.097% and 6.057%, respectively, and varies according to ECCU's cost of funds.

 6.   Notes payable

 MPIC has unsecured notes payable at September 30, 1997, as follows:

                                Total              Interest Rate

     Private Placement         $  408,661          6.36  - 8.55
     CA Public Offering           521,192          6.81  - 8.66
     National Offering          4,237,224          5.14  - 7.86
     Special Offering           1,406,364          6.38  - 7.47

                               $6,573,441

 Future maturities at September 30 are as follows:

                                    1997             1996

  1996                          $     -         $   267,143
  1997                           1,644,407        1,095,874
  1998                           3,205,382          200,670
  1999                             758,578          197,829
  2000                             468,702          323,368
  2001                              96,655          151,847
  2002                             176,181             -
                               $ 6,349,905      $ 2,236,731

 7.     Public offering

 In August 1994, MPIC received approval from the Department of Corporations of the State of California to offer $6,000,000 in unsecured notes payable, of which only $3,000,000 may be outstanding at any one time. At September 30, 1997 and 1996, $521,192 and 1,199,734 respectively, were outstanding.

 8.     National Offering

 In October 1996, MPIC received approval from the Securities and Exchange Commission to offer $5,000,000 in unsecured notes payable nation wide. This offering is currently available in California, Colorado, and Oregon. It is pending in Arizona and Washington. At September 30, 1997 and 1996, $4,237,224 and $ 0 , respectively, were outstanding.

                     TURNER, WARREN, HWANG & CONRAD
                         ACCOUNTANCY CORPORATION
                   100 NORTH FIRST STREET, SUITE 202
                       BURBANK, CALIFORNIA 91502

 GARY W TURNER, CPA                                  (818) 955-9537
 JUDITH M WARREN, CPA                                (310) 435-2836
 WALTER Y HWANG, CPA
 DAVID A CONRAD, CPA                             FAX (818) 955-8416


                       INDEPENDENT AUDITOR'S REPORT
 Board of Directors
 Ministry Partners Investment Corporation
 Anaheim, California


 We have audited the accompanying balance sheet of Ministry Partners Investment Corporation as of December 31, 1996, and the related statements of income and retained earnings and cash flows for the three-month period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

 We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

 In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ministry Partners Investment Corporation as of December 31, 1996, and the results of its operations and its cash flows for the three-month period then ended in conformity with generally accepted accounting principles.

 TURNER, WARREN, HWANG & CONRAD
 ACCOUNTANCY CORPORATION

 May 1, 1997

            MINISTRY PARTNERS INVESTMENT CORPORATION
                          BALANCE SHEET
                        DECEMBER 31, 1996


                              ASSETS

Current Assets
     Cash                                          $   81,977
     Certificates of deposit                           78,426
     Notes receivable                                 829,630
     Interest receivable                               34,932
     Prepaid expenses                                  63,181
           Total Current Assets                    $1,088,146

Other Assets
     Notes receivable                               2,507,951
     Organizational and start-up costs, net             2,585
           Total Other Assets                       2,510,536


Total Assets                                       $3,598,682

               LIABILITIES AND STOCKHOLDER'S EQUITY

Current Liabilities
     Accounts payable                              $    9,753
     Line of credit                                   417,904
     Notes payable - current portion                1,358,301
     Income taxes payable                               1,354
           Total Current Liabilities               $1,787,312

Long-term Liabilities
     Notes payable                                  2,157,652
     Less current portion                          (1,358,301)
           Total Long-term Liabilities                799,351

Stockholder's Equity
     Common stock, 10,000,000 shares authorized,
         100,000 shares issued and outstanding,
         no par value                               1,000,000
     Retained earnings                                 12,019
           Total Stockholder's Equity               1,012,019

Total Liabilities and Stockholder's Equity         $3,598,682

                  MINISTRY PARTNERS INVESTMENT CORPORATION

                  STATEMENT OF INCOME AND RETAINED EARNINGS
               FOR THE THREE-MONTH PERIOD END DECEMBER 31, 1996

INTEREST INCOME
     Notes receivable                              $   83,158
     Interest-bearing accounts                          1,826
           Total Interest Income                   $   84,984

INTEREST EXPENSE
     Line of credit                                     8,471
     Notes payable                                     41,533
           Total Interest Expense                  $   50,004

NET INTEREST INCOME                                $   34,980

OTHER INCOME
     Point fee income                                  18,000
     Other                                              1,501
           Total Other Income                      $   19,501


OPERATING EXPENSES
     Salaries and benefits reimbursed                  24,270
     Marketing and promotion                              874
     Office operations                                  7,911
     Legal and accounting                               4,056
     Amortization                                       3,877
           Total Operating Expenses                    40,988

INCOME BEFORE PROVISION FOR INCOME TAXES               13,493
     Provision for Income Taxes                         2,154

NET INCOME                                             11,339

RETAINED EARNINGS, BEGINNING                              680

RETAINED EARNINGS, ENDING                          $   12,019

                MINISTRY PARTNERS INVESTMENT CORPORATION
                           STATEMENT OF CASH FLOWS
              FOR THE THREE-MONTH PERIOD ENDED DECEMBER 31, 1996

CASH FLOWS FROM OPERATING ACTIVITIES
     Interest received on notes receivable         $   73,820
     Interest received on interest-bearing accounts     1,826
     Point fee income                                  18,000
     Cash paid to suppliers, vendors and parent       (45,725)
     Interest paid to investors and parent            (50,004)
     Income taxes paid                                   (800)

     Net Cash Used by Operating Activities             (2,883)

CASH FLOWS FROM INVESTING ACTIVITIES
     Principal payments received on notes receivable  319,921
     Purchase of notes receivable                    (165,619)
     Purchase of certificate of deposit                (1,142)

     Net Cash Provided by Investing Activities        153,160

CASH FLOWS FROM FINANCING ACTIVITIES
     Advances made on line of credit                  289,000
     Principal payments made on line of credit       (363,805)
     Proceeds from borrowings on notes payable        259,052
     Principal payments made on notes payable        (338,130)

     Net Cash Used by Financing Activities           (153,883)

Net decrease in cash                                  ( 3,606)
Cash at beginning of year                              85,583

Cash at end of year                                $   81,977

Reconciliation of net income to net cash used by operating activities:

   Net income                                         $   11,339

   Adjustments to reconcile net income to net cash used by operating activities:

     Amortization                                       3,877
     Increase in interest receivable                   (9,338)
     Increase in prepaid expenses                      (9,171)
     Decrease in accounts payable and accrued expenses   (944)
     Increase in income taxes payable                   1,354

Net Cash Used by Operating Activities              $   (2,883)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business: Ministry Partners Investment Corporation was incorporated in California in 1991 and is a wholly-owned subsidiary of Evangelical Christian Credit Union (ECCU). The Company provides funds for real property secured loans for the benefit of Evangelical churches and church organizations through funding provided by members of and persons associated with such churches and organizations. The Company's offices, as well as those of its loan origination source, ECCU, are located in the state of California and substantially all of the business and operations of the Company are currently conducted in California and its mortgage loan investments are concentrated in California.

Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Notes Receivable: Interest income on notes receivable is recognized over the term of the note and is generally computed using the simple interest method.

Prepaid Offering Expense: Prepaid public offering is related to a public offering of unsecured notes. It is being amortized over a three-year period.

Organization and start up costs: Organization and start-up costs have been capitalized and are being amortized, using the straight-line method over a five-year period.


NOTE 2 -  RELATED PARTY TRANSACTIONS

The Company maintains all its funds at the parent, ECCU. Total funds held with ECCU at December 31, 1996 were $160,403. Interest earned on these funds for the three-month period ended December 31, 1996 was $1,826.

The Company, as part of its investment strategy, purchases an interest in loans offered for sale by ECCU. In consideration, ECCU has entered into an agreement with the Company to share net fee income on loans purchased. The Company received $18,000 of fee income from ECCU during the three-month period ended December 31, 1996.

NOTE 2 -  RELATED PARTY TRANSACTIONS (CONTINUED)

The Company pays support charges for management services and rent to ECCU on a month-to-month basis. A charge of $3,310 was made for these services for the three-month period ended December 31, 1996. The method used to arrive at the periodic charge is based on the fair market value of services provided. Management believes that such method is reasonable.

The Company reimburses ECCU for salaries and benefits of employees. The amount reimbursed for the year three-month period ended December 31, 1996 was $24,270. There was $9,753 due to ECCU at December 31, 1996.

NOTE 3 - NOTES RECEIVABLE

The notes receivable are backed by loan participation agreements secured by loans originated by ECCU to various churches and related organizations to finance facilities. Loan maturities extend through 2002, although the majority are due in 1999 and 2000. The notes earn interest at rates between 8.25% and 9.75%, with a weighted average yield of 9.206%.

No allowance for uncollectible accounts has been established for the notes receivable. The Company has no experience of loan loss and, as of December 31, 1996, none of the loans are impaired. Management believes all of the notes are adequately secured and fully collectible.

NOTE 4 - ORGANIZATION AND START UP COSTS

Organization and start-up costs at December 31, 1996 are stated as follows:


Start Up
     Cost                           $     63,292
     Accumulated amortization             61,222

                                           2,070

Organization
     Cost                                 15,438
     Accumulated amortization             14,923

                                             515

                                    $      2,585

NOTE 5 - LINE OF CREDIT

The Company has an unsecured $2,100,000 line of credit with ECCU that expires March 31, 1998 There was $417,904 outstanding as of December 31, 1996. Interest at December 31, 1996 was 5.902%, and varies according to ECCU's cost of funds. Interest of $8,471 was paid to ECCU during the three-month period ended December 31, 1996.

NOTE 6 - NOTES PAYABLE

The Company has unsecured notes payable at December 31, 1996, as follows:

                             Amount            Interest Rate

Private Placement Notes    $   993,225         6.10% - 8.55%
Public Offering Notes        1,141,394         6.32% - 8.66%
National Offering Notes         23,033         6.41% - 6.91%

                           $ 2,157,652

Notes payable are substantially to members of ECCU.

The following are maturities of notes payable for each of the next five years:

Year Ending December 30

1997                       $ 1,121,656
1998                           234,552
1999                           156,855
2000                           164,001
2001                           480,588

                           $ 2,157,652

NOTE 7 - PUBLIC OFFERING

In August 1994, the Company received approval from the Department of Corporations of the State of California to offer $6,000,000 in unsecured notes payable, of which only $3,000,000 may be outstanding at any one time. There was $1,141,394 outstanding at December 31, 1996.

NOTE 7 - PUBLIC OFFERING (CONTINUED)

The Company filed a registration statement with the U.S. Securities and Exchange Commission and received approval in October 1996 to offer $5,000,000 in unsecured promissory notes to the public. There was $23,033 outstanding at December 31, 1996.

NOTE 8 - INCOME TAXES

Federal income and state franchise taxes for the three-month period ended December 31, 1996 are as follows:

Federal income taxes       $  1,354
State franchise taxes           800

Tax expense                $  2,154

NOTE 9 - CONCENTRATION OF CREDIT RISK

At December 31, 1996, the Company had cash and certificates of deposit at ECCU which exceeded federally insured limits. The aggregate uninsured amount was $60,403.

                          TURNER, WARREN, HWANG & CONRAD
                              ACCOUNTANCY CORPORATION
                        100 NORTH FIRST STREET, SUITE 202
                            BURBANK, CALIFORNIA 91502

 GARY W TURNER, CPA                                       (818) 955-9537
 JUDITH M WARREN, CPA                                     (310) 435-2836
 WALTER Y HWANG, CPA
 DAVID A CONRAD, CPA                                  FAX (818) 955-8416


                            INDEPENDENT AUDITOR'S REPORT

 Board of Directors
 Ministry Partners Investment Corporation
 Anaheim, California

 We have audited the accompanying balance sheet of Ministry Partners Investment Corporation as of September 30, 1996, and the related statements of income and retained earnings and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

 We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

 In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ministry Partners Investment Corporation as of September 30, 1996, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.


 TURNER, WARREN, HWANG & CONRAD
 ACCOUNTANCY CORPORATION

 February 10, 1997

                MINISTRY PARTNERS INVESTMENT CORPORATION
                               BALANCE SHEET
                             SEPTEMBER 30, 1996

                                   ASSETS
Current Assets
     Cash                                       $    85,583
     Certificates of deposit                         77,284
     Notes receivable                               831,537
     Interest receivable                             25,594
     Prepaid expenses                                54,010
            Total Current Asset                 $ 1,074,008

Other Assets
     Notes receivable                             2,660,346
     Organizational and start-up costs, net           6,462
            Total Other Assets                    2,666,808

Total Assets                                           $ 3,740,816

                 LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities
     Accounts payable                           $    10,697
     Line of credit                                 492,708
     Notes payable-current portion                1,363,017
            Total Current Liabilities           $ 1,866,422

Long-term Liabilities
     Notes payable                                2,236,731
     Less current portion                        (1,363,017)
            Total Long-term Liabilities             873,714

Stockholder's Equity
     Common stock, 10,000,000 shares authorized
        100,000 shares issued and outstanding,
        no par value                              1,000,000
     Retained earnings                                  680
             Total Stockholder's Equity           1,000,680

Total Liabilities and Stockholder's Equity      $ 3,740,816


 The accompanying notes are an integral part of these financial statements.
                                    F-18

                   MINISTRY PARTNERS INVESTMENT CORPORATION
                   STATEMENT OF INCOME AND RETAINED EARNINGS
                      FOR THE YEAR ENDED SEPTEMBER 30, 1996

INTEREST INCOME
     Notes receivable                           $   437,168
     Interest-bearing accounts                        8,380
            Total Interest Income                 $ 445,548

INTEREST EXPENSE
     Line of credit                                  35,443
     Notes payable                                  252,167
            Total Interest Expense                  287,610

NET INTEREST INCOME                                 157,938

OPERATING EXPENSES
     Salaries and benefits reimbursed               105,751
     Marketing and promotion                          7,950
     Office operations                               24,873
     Legal and accounting                            18,320
     Amortization                                    15,508
            Total Operating Expenses                172,402

LOSS BEFORE PROVISION FOR INCOME TAXES              (14,464)
     Provision for Income Taxes                         800

NET LOSS                                            (15,264)

RETAINED EARNINGS, BEGINNING                         15,944

RETAINED EARNINGS, ENDING                         $     680

 The accompanying notes are an integral part of these financial statements.
                                    F-19



                    MINISTRY PARTNERS INVESTMENT CORPORATION
                             STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED SEPTEMBER 30, 1996

CASH FLOWS FROM OPERATING ACTIVITIES
 Interest received on notes receivable                    $ 439,335
 Interest received on interest-bearing accounts               8,380
 Cash paid to suppliers, vendors and parent                (177,304)
 Interest paid to investors and parent                     (356,631)
 Income taxes paid                                             (800)
   Net Cash Used by Operating Activities                    (87,020)

CASH FLOWS FROM INVESTING ACTIVITIES
 Principal payments received on notes receivable          2,231,583
 Purchase of notes receivable                            (1,418,108)
 Purchase of certificate of deposit                         (77,284)
   Net Cash Provided by Investing Activities                736,191

CASH FLOWS FROM FINANCING ACTIVITIES
 Advances made on line of credit                          2,037,495
 Principal payments made on line of credit               (1,883,321)
 Proceeds from borrowings on notes payable                1,555,234
 Principal payments made on notes payable                (2,423,486)
   Net Cash Used by Financing Activities                   (714,078)

 Net decrease in cash                                       (64,907)
 Cash at beginning of year                                  150,490

 Cash at end of year                                     $   85,583

 Reconciliation of net loss to cash used by operating activities:
   Net loss                                             $   (15,264)
   Adjustments to reconcile net loss to net cash used by operating activities:
      Amortization                                           15,508
      Decrease in interest receivable                         2,167
      Increase in prepaid expenses                          (17,679)
      Decrease in accounts payable and accrued expenses     (71,752)

 Net Cash Used by Operating Activities                    $ (87,020)

 The accompanying notes are an integral part of these financial statements.

                   MINISTRY PARTNERS INVESTMENT CORPORATION
                         NOTES TO FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1996


 NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Nature of Business: Ministry Partners Investment Corporation was incorporated in California in 1991 and is a wholly-owned subsidiary of Evangelical Christian Credit Union (ECCU). The Company provides funds for real property secured loans for the benefit of Evangelical churches and church organizations through funding provided by members of and persons associated with such churches and organizations. The Company's offices, as well as those of its loan origination source, ECCU, are located in the state of California and substantially all of the business and operations of the company are currently conducted in California and its mortgage loan investments are concentrated in California.

 Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Notes Receivable: Interest income on notes receivable is recognized over the term of the note and is generally computed using the simple interest method.

 Prepaid Offering Expense: Prepaid public offering is related to a public offering of unsecured notes. It is being amortized over a three-year period.

 Organization and start up costs: Organization and start-up costs have been capitalized and are being amortized, using the straight-line method over a five-year period.

 NOTE 2 - RELATED PARTY TRANSACTIONS

 The Company maintains all its funds at the parent, ECCU. Total funds held with ECCU at September 30, 1996 were $162,867. Interest earned on these funds for the year ended September 30, 1996 was $8,380.

 The Company pays support charges for management services and rent to ECCU on a month-to-month basis. A charge of $13,617 was made for these services for the year ended September 30, 1996. The method used to arrive at the periodic charge is based on the fair market value of services provided. Management believes that such method is reasonable.

 The company reimburses ECCU for salaries and benefits of employees. The amount reimbursed for the year ended September 30,1 996 was $105,751.

                                    F-21



 NOTE 3 - NOTES RECEIVABLE

 The notes receivable are backed by loan participation agreements secured by loans originated by ECCU to various churches and related organizations to finance facilities. Loan maturities extend through 2002, although the majority are due in 1999 and 2000. The notes earn interest at rates between 8.25% and 9.75%, with a weighted average yield of 9.245%.

 No allowance for uncollectible accounts has been established for the notes receivable. The Company has no experience of loan loss and, as of September 30, 1996, none of the loans are impaired. Management believes all of the notes are adequately secured and fully collectible.

 NOTE 4 - ORGANIZATION AND START UP COSTS

 Organization and start-up costs at September 30, 1996 are stated as follows:

 Start Up
      Cost                                        $ 63,292
      Accumulated amortization                      58,117

                                                     5,175

Organization
      Cost                                          15,438
      Accumulated amortization                      14,151

                                                     1,287

                                                 $   6,462

 NOTE 5 - LINE OF CREDIT

 The Company has an unsecured $2,100,000 line of credit with ECCU that expires December 31, 1996. There was $492,708 outstanding as of September 30, 1996. Interest at September 30, 1996 was 6.057%, and varies according to ECCU's cost of funds. Interest of $35,443 was paid to ECCU during the year ended September 30, 1996.

 NOTE 6 - NOTES PAYABLE

 The Company has unsecured notes payable at September 30, 1996, as follows:

                                              Amount        Interest Rate
         Private Placement Notes            $ 1,036,997     6.10% - 8.55%
         Public Offering Notes                1,199,734     5.64% - 8.66%

                                            $ 2,236,731

 Notes payable are substantially to members of ECCU.

The following are maturities of note payable for each of the next five years:

      Year Ending September 30

              1997                             $ 1,363,017
              1998                                 200,670
              1999                                 197,829
              2000                                 323,368
              2001                                 151,847

                                               $ 2,236,731

 NOTE 7 - PUBLIC OFFERING

 In August 1994, the Company received approval from the Department of Corporations of the State of California to offer $6,000,000 in unsecured notes payable, of which only $3,000,000 may be outstanding at any one time. There was $1,199,734 outstanding at September 30, 1996.

 NOTE 8 - INCOME TAXES

 Federal income and state franchise taxes for the year ended September 30, 1996 are as follows:

              Federal income taxes               $   -0-
              State franchise taxes                  800
                   Tax expense                   $   800

NOTE 9- CONCENTRATION OF CREDIT RISK

At September 30, 1996, the Company had cash and certificates of deposit at ECCU which exceeded federally insured limits. The aggregate uninsured amount was $62,867.

NOTE 10- SUBSEQUENT EVENTS

The Company filed a registration statement with the U.S. Securities and Exchange Commission and received approval in October 1996 to offer $5,000,000 in unsecured promissory notes to the public.

SPECIMEN
                   MINISTRY PARTNERS INVESTMENT CORPORATION
                                 CLASS A-1 NOTE

SERIES___________

PRINCIPAL AMOUNT: $____________________     ISSUANCE DATE:________, 199_
[INTEREST REINVESTMENT ELECTED,             _________________, California
See Section 5 Below]

THIS NOTE IS SUBJECT TO THE PROVISIONS OF A STANDBY TRUST AGREEMENT
DATED November 19, 1997, which authorizes the issuance of up to $25,000,000 of Class A-1 Notes.

 1. Principal and Interest. For value received, MINISTRY PARTNERS INVESTMENT CORPORATION, a California corporation ("Maker"), hereby promises to pay to the order of the registered holder of this Note ("Holder"), at such address of Holder as is set forth on the records of Maker, or at such other place as Holder may designate in writing to Maker, the principal sum of ____________________________________
 Dollars ($___________) (hereafter the "Principal"). This Note shall bear interest from the date hereof on the unpaid Principal balance until paid at the rate of___________ Percent (____%) per annum. Interest accruing hereunder shall be calculated on the basis of a 365-day year for actual days elapsed.

   2. Manner and Form of Payment. This Note shall be payable interest only, in arrears, on the fifth day of ________ and on the fifth day of each month thereafter until _________ (the "Payment Date"), on which date the unpaid balance of principal and accrued interest shall be due and payable. All Principal and interest shall be payable in lawful money of the United States of America. All payments made hereunder shall be applied first to the payment of accrued interest and the balance remaining to the payment of Principal.

   3. Loan and Standby Trust Agreement. As a condition to the issuance of this Note, Holder agrees to adopt and to be bound by the terms and conditions of the Loan and Standby Trust Agreement dated November 19, 1997 (the "Loan Agreement"), the terms and conditions of which are incorporated herein by reference.

   4. Events of Default. This Note shall be subject to each of the Events of Default and remedies set forth in the Loan Agreement. In order to cure Payment Default, Maker must mail to the Holder, or direct deposit if that option is selected, the amount of the nonpayment plus a late payment penalty equal to simple interest on the amount unpaid at the rate of ___% per annum, measured from the date the payment should have been mailed, deposited or credited pursuant to the terms of this Note until the date it actually is mailed, deposited or credited.


                                 Exhibit A
  If an Event of Default occurs and is continuing, then and in every such case the Holders of not less than a Majority in Principal Amount of the Outstanding Notes may appoint a Trustee to represent the interest of all the Holders pursuant to the Loan Agreement as provided therein. No Holder shall have the right to institute or continue any proceeding, judicial or otherwise, with respect to the Notes except pursuant to the Loan Agreement.

   Under the Loan Agreement, the Trustee, at the direction of the Majority Vote of the Holders may, declare all the Notes to be due and payable immediately and take any action allowed by law to collect such amounts. Notwithstanding the foregoing, in the case of an Event of Default arising from events of bankruptcy or insolvency with respect to Maker, all Outstanding Notes will become due and payable without further action or notice.

   5. Interest Reinvestment. If the Holder has elected to reinvest interest payable on the Note (the "Interest Reinvestment Election"), Maker shall defer all interest payable on its Note until the Payment Date by increasing the Principal Amount by an amount equal to each interest payment otherwise payable on this Note, as of the Payment Date of such interest payment. Interest shall be payable on such increased Principal Amount thereon in the manner otherwise provided herein.

   6. Prepayment of Note. The Maker may at any time, upon not less than thirty (30) nor more than sixty (60) days prior written notice to the Holder, elect to prepay the Principal Amount in whole or in part, and by delivering to the Holder payment equal to such amount of prepayment plus accrued and unpaid interest thereon through such date of prepayment. Notice of prepayment shall be mailed by first class mail to Holder. If less than all of the Series of the Note is prepaid, Maker shall prepay all Notes of the Series on a pro rata basis. In the event of such prepayment, a new Note in principal amount equal to the unpaid principal amount of the original Note shall be issued in the name of Holder and the original Note shall be canceled. On and after the prepayment date, interest shall cease to accrue on the portion of the Principal Amount prepaid. The foregoing obligation to prepay a Series of Notes on a pro rata basis herein shall not in any manner limit the Maker's right to repurchase or prepay any Note on a voluntary basis agreed to by the holder thereof, including any prepayment of the Note prior to maturity as described below.

   7. Early Presentment. Holder may upon written notice to Maker, request prepayment of the Note at any time prior to maturity. In such event, Maker shall determine in Maker's sole judgment, whether to so prepay the Note. In the event Maker determines to prepay the Note, it shall prepay (I) an amount equal to the unpaid balance of the Principal Amount, plus (ii) the accrued but unpaid interest through the date of prepayment, less (iii) an amount equal to the lessor of three (3) months interest on the balance of the unpaid Principal Amount or one-sixth of the interest payable on the Note during its original term.

   8. Amendment, Supplement and Wavier. Pursuant to the Loan Agreement, the Notes may be amended or supplemented by a Majority Vote of the Holders and any Default, Event of Default, compliance or noncompliance with any provision of the Notes may be waived by a Majority Vote of the Holders, provided that any such amendment or supplement affecting the term, interest rate and other terms of the Notes must be ratable and proportionate in effect on all Holders of the then outstanding Notes based on the aggregate amount of principal and interest and penalty payments due them.

   9. Waivers. The Maker waives demand for payment, presentment for payment, protest, notice of protest, notice of dishonor, notice of nonpayment, notice of acceleration or maturity, diligence in taking any action to collect sums owning hereunder.

   10. Separability. In case any provision in this Note shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

   11. California Law; Jurisdiction. This Note is made in the State of California and the provisions hereof shall be construed in accordance with the laws of the State of California, except to the extent preempted by federal law; and such parties further agree that in the event of a default hereunder, this Note may be enforced in any court of competent jurisdiction in the State of California, and they do hereby submit to the jurisdiction of such court regardless of their residence or where this Note or any endorsement hereof may have been executed.

                          MINISTRY PARTNERS INVESTMENT CORPORATION

                           By:____________________________________

                                CLASS A-1 NOTE
                       LOAN AND STANDBY TRUST AGREEMENT


     THIS LOAN AND STANDBY TRUST AGREEMENT is dated as of _____________, 1997 between Ministry Partners Investment Corporation, a California corporation (the "Company"), the Holders of the Company's Class A-1 Notes, as defined below, and such Trustee or Trustees as may be appointed by the Holders pursuant to the terms hereof.

     WHEREAS, the Company has undertaken to offer and issue, through an offering registered under the Securities Act of 1933, as amended (the "1933 Act"), pursuant to that certain Registration Statement on Form SB-2 and the Prospectus which is a part thereof (the "Prospectus"), as supplemented, up to $25,000,000 of its Class A-1 Notes.

     NOW, THEREFORE, in consideration of the agreements contained herein and for other good and valuable consideration, the adequacy of which is hereby acknowledged, the Company, the Holders and the Trustee mutually agree as follows:

                              ARTICLE I

        DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

 Section  1.  Definitions

     For the purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, the capitalized terms used herein and not otherwise defined in this section have the meaning assigned to them in the Prospectus and include the plural as well as the singular. All accounting terms not otherwise defined herein have the meanings assigned to them in the Prospectus and all computations herein provided for shall be made in accordance with generally accepted accounting principles. In determining generally accepted accounting principles, the Company may conform to any other rule or regulation of any regulatory authority having jurisdiction over the Company.

     "Adjusted Net Worth" means the sum of (I) the consolidated equity of the common stockholders of the Company and any consolidated subsidiary, plus (ii) the respective amounts reported on such entity's most recent balance sheet with respect to any series of preferred stock, plus (iii) the amount of the ECCU credit line, whether or not then funded, and any loan ECCU or any other lender is contractually obligated to loan to the Company, but only to the extent such loan amount is expressly subordinated in right to payment on a current basis to the Class A-1 Notes. For purposes of computing Adjusted Net Worth, except with respect to the ECCU credit line and any other loans included in Adjusted Net Worth as provided in the foregoing, all transactions between the Company and any Affiliates, including ECCU, shall be treated as if the transactions had been entered into with an unaffiliated third-party to the extent that GAAP would require any different treatment.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," "controlling" and "controlled," when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

     "Agreement" means this instrument as originally executed or as it may from time to time be supplemented, modified or amended by one or more supplemental agreements hereto entered into pursuant to the applicable provisions hereof. The Agreement is not qualified under or subject to the Trust Indenture Act of 1939, as amended.

     "Business Day" means any day other than a Saturday or Sunday or a day on which banking institutions in the State of California are not required to be open.

     "Cash Flow" means with respect to any period, Consolidated Net income of the Company and any subsidiary for such period plus (a) an amount equal to any extraordinary loss plus any net loss realized in connection with the sale or other disposition of any assets (to the extent such net losses were deducted in computing Net Income for such period), plus (b) provision for taxes based on income or profits to the extent such provisions for taxes was deducted in computing Net Income for such period, plus (c) Fixed Charges for such period, plus (d) depreciation and amortization (including amortization of goodwill and other intangibles) for such period to the extent such depreciation and amortization were deducted in computing Net Income for such period, in each case, on a consolidated basis and determined in accordance with GAAP, plus (e) interest expense paid or accrued for such period with respect to the subordinated ECCU Credit line and any other Indebtedness which is subordinated to the Notes, plus (f) the unused amount of the ECCU Credit Line (and any other financing subordinated to the Notes) available to the Company on the date the determination of Cash Flow is made.

     "Class A Notes" means the Series 1, Series 5, Series 10, Series 25, Series 50, Series 100 and Series C Notes provided, however, that the aggregate of all series of Class A Notes shall not exceed $5,000,000.

     "Class A-1 Notes" means the Series 1, Series 5, Series 10, Series 25, Series 50, Series 100 and Series C Notes provided, however, that the aggregate of all series of Class A-1 Notes shall not exceed $25,000,000.

     "Default" means any event that with the passage of time or the giving of notice or both is or could be an Event of Default.

     "ECCU Credit Line" means that certain loan agreement and note in the amount of $2,100,000 dated February 26, 1997, as amended, as subordinated by that certain Subordination Agreement dated June 1, 1994, as amended.

     "Events of Default" means those Events of Default defined under "Events of Default" herein, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

     "Fixed Charges" means, with respect to any period, consolidated interest expense for such period, whether paid or accrued, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount, noncash interest payments and the interest component of capital leases, but excluding amortization of deferred financing fees) plus, without duplication, all interest capitalized for such period on a consolidated basis and in accordance with GAAP. Fixed Charges shall not include any interest expense for such period paid or accrued with respect to any loan to the extent it is expressly subordinated to in right of payment amounts due and payable to the Class A-1 Notes.

     "Fixed Charge Coverage Ratio" means, with respect to any period, the ratio of the Cash Flow of the Company for such period to the Fixed Charges of the Company for such period. In the event the Company incurs, assumes, guarantees, repays, redeems or otherwise retires any Indebtedness (other than the Company's credit line with ECCU) subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, redemption or retirement of Indebtedness, including, if applicable, the application of the proceeds therefrom, as if the same had occurred at the beginning of the applicable period. In making such calculations on a pro forma basis, interest attributable to Indebtedness bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession, which are in effect from time to time.

     "Holder" means the Person or Persons in whose name a Class A-1 Note is registered on the books and records of the Company as a holder of Class A-1 Notes.

     "Indebtedness" means any indebtedness, whether or not contingent, (I) in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or credit (or reimbursement agreements in respect thereof), (ii) representing the balance deferred and unpaid of the purchase price of any property, (iii) representing capital lease obligations; and
 (iv) representing any hedging obligations, except, in each case, any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing Indebtedness (other than hedging obligations) would appear as a liability upon a balance sheet prepared in accordance with GAAP, and also includes, to the extent not otherwise included, the guarantee of obligations of other persons that would be included within this definition.

     "Majority in Interest" or "Majority of Principal Amount" shall mean a majority of the outstanding unpaid principal amount of all Outstanding Class A-1 Notes plus all unpaid interest due thereon (as reflected on the books and records of the Company as voted by the Holders thereof).

     "Maturity Date" means the date on which the unpaid balance of principal and accrued interest is due and payable on the respective Class A-1 Note. The Maturity Date of a Class A-1 Note may be six (6), twelve
 (12), twenty-four (24), thirty (30) or sixty (60) months, other than the Series C Notes shall have a Maturity Date of seventy-two (72) months from the date of issuance.

     "Net Income" means, with respect to the Company for any period, the aggregate of the net income of the Company for such period, on a consolidated basis, determined in accordance with GAAP; provided that the Net Income of any entity that is not a subsidiary of the Company or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid to the referent entity or a wholly-owned subsidiary of the Company.

     "Net Tangible Assets" means, with respect to the Company, the total amount of assets of the Company and any subsidiary (less applicable reserves) on a consolidated basis, as determined in accordance with GAAP, less intangible assets. For purposes of computing Net Tangible Assets, all transactions between the Company and any Affiliates, including ECCU, shall be treated as if the transactions had been entered into with an unaffiliated third-party to the extent GAAP would require any different treatment.

     "Other Indebtedness" means any Indebtedness of the Company outstanding other than any amounts owing with respect to the Class A-1 Notes and any extension, refinancing, refunding, renewal, substitution or replacement of any such Indebtedness, but only to the extent that any such extension, refinancing, refunding, renewal, substitution or replacement does not exceed the principal amount of the Indebtedness being extended, refinanced, refunded, renewed, substituted or replaced (plus the amount of the reasonable fees and expenses in connection therewith) and that no additional security is granted in connection with any such extension, refinancing, refunding, renewal, substitution or replacement.

     "Outstanding Class A-1 Notes" when used with respect to Class A-1 Notes means, as of the date of determination, all Class A-1 Notes theretofore issued and delivered by the Company and not paid, prepaid or redeemed in full pursuant to their terms.

     "Person" means any individual, corporation, partnership, joint venture, association, joint-stock partnership, trust, unincorporated organization or government or any agency or political subdivision thereof.

     "Rate Schedule" means the schedule of interest rates payable on the Class A-1 Notes as issued from time to time by the Company as a supplement to the Prospectus.

     "Series 1 Note" means one of the series of up to $25,000,000 of principal amount (less the aggregate principal amount of all other series of Class A-1 Notes issued) of Class A-1 Notes which must be issued within the initial principal amount of at least $1,000, bearing interest at the rate designated for Series 1 Notes by the Company on the Rate Schedule effective on the issuance date of said Note and having the Maturity Date elected by the Holder.

     "Series 5 Note" means one of the series of up to $25,000,000 of principal amount (less the aggregate principal amount of all other series of Class A-1 Notes issued) of Class A-1 Notes which must be issued within the initial principal amount of at least $5,000, bearing interest at the rate designated for Series 5 Notes by the Company on the Rate Schedule effective on the issuance date of said Note and having the Maturity Date elected by the Holder.

     "Series 10 Note" means one of the series of up to $25,000,000 of principal amount (less the aggregate principal amount of all other series of Class A-1 Notes issued) of Class A-1 Notes which must be issued within the initial principal amount of at least $10,000, bearing interest at the rate designated for Series 10 Notes by the Company on the Rate Schedule effective on the issuance date of said Note and having the Maturity Date elected by the Holder.

     "Series 25 Note" means one of the series of up to $25,000,000 of principal amount (less the aggregate principal amount of all other series of Class A-1 Notes issued) of Class A-1 Notes which must be issued within the initial principal amount of at least $25,000, bearing interest at the rate designated for Series 25 Notes by the Company on the Rate Schedule effective on the issuance date of said Note and having the Maturity Date elected by the Holder.

     "Series 50 Note" means one of the series of up to $25,000,000 of principal amount (less the aggregate principal amount of all other series of Class A-1 Notes issued) of Class A-1 Notes which must be issued within the initial principal amount of at least $50,000, bearing interest at the rate designated for Series 50 Notes by the Company on the Rate Schedule effective on the issuance date of said Note and having the Maturity Date elected by the Holder.

     "Series 100 Note" means one of the series of up to $25,000,000 of principal amount (less the aggregate principal amount of all other series of Class A-1 Notes issued) of Class A-1 Notes which must be issued within the initial principal amount of at least $100,000, bearing interest at the rate designated for Series 100 Notes by the Company on the Rate Schedule effective on the issuance date of said Note and having the Maturity Date elected by the Holder.

     "Series C Note" means one of the series of up to $25,000,000 of principal amount (less the aggregate principal amount of all other series of Class A-1 Notes issued) of Class A-1 Notes issued in the initial principal amount of $10,000 or $25,000 bearing interest at the variable rate designated by the Company for the Series C Notes on the Rate Schedule effective on the date of issuance of the Note and having a Maturity Date of seventy-two (72) months from the date of issuance.

     "Tangible Adjusted Net Worth" means the Adjusted Net Worth of the Company less the Company's intangible assets, if any.

     "Trustee" means the Person or Persons elected as the "Trustee" pursuant to the terms of this Agreement or a successor thereto once the latter shall have become such pursuant to the applicable provisions of this Agreement.

 Section B.  Acts of Holders

     1. Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Agreement to be given or taken by Holders may be embodied in and evidenced by one or more substantially concurrent instruments of substantially similar tenor signed by such Holders in person or by an agent or attorney duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee, and, where it is herein expressly required, to the Company. Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the "Act" of the Holders signing such instrument or instruments.

     2. The ownership of the Class A-1 Notes shall be conclusively proven by the books and records of the Company.

     3. Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Class A-1 Note shall bind every future Holder of the same Class A-1 Note and the Holder of every Class A-1
 Note issued upon the transfer thereof or in exchange therefor or in lieu thereof, in respect of anything done or suffered to be done by the Trustee or the Company in reliance thereon, whether or not notation of such action is made upon such Class A-1 Note.

 Section C.  Notices to Trustee and the Company

     Any request, demand, authorization, direction, notice, consent, waiver or Act of Holders or other document provided or permitted by this Agreement to be made upon, given or furnished to, or filed with:

          1. The Trustee by any Holder or by the Company shall be sufficient for every purpose hereunder if given in writing by personal service or mailed by certified mail, return receipt requested, addressed to the Trustee at the address provided to the Holder by the Trustee in writing, or

          2. The Company by the Trustee or by any Holder shall be sufficient for every purpose hereunder if given in writing by personal service or mailed by certified mail, return receipt requested, addressed to the Company at 1150 N. Magnolia Avenue, Anaheim, California 92801,
 Attention: John C. Garmo, President, or at any other address previously furnished in writing to the Trustee by the Company.

 Section D.   Notices to Holders

     Where this Agreement provides for publication of notice to Holders of any event, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder of such Class A-1 Notes, at the address of such Holder as it appears in the books and records of the Company, not later than the latest date, and not earlier than the earliest date, prescribed for the first publication of such notice.

 Section E.   Effect of Headings and Table of Contents

     The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

 Section F.   Successors and Assigns

     All covenants and agreements in this Agreement by the Company shall bind its successors and assigns, whether so expressed or not.

 Section G.   Severability

     In case any provision in this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

 Section H.   Benefits of Agreement

     Nothing in this Agreement or in the Class A-1 Notes, expressed or implied, shall give to any Person, other than the parties hereto and their successors hereunder, any benefit or any legal or equitable right, remedy or claim under this Agreement.

 Section I.   Governing Law

     This Agreement and all rights and obligations of the undersigned hereof shall be governed, construed and interpreted in accordance with the laws of the State of California without regard to conflict of law principles.

 Section J.   Persons Deemed Owners

     The Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name any Note is registered as the owner of such Class A-1 Note for the purpose of receiving payment of principal of or interest on said Class A-1 Note and for all other purposes whatsoever, whether or not such Class A-1 Note is overdue.

                                ARTICLE II

                   CONTINUING COVENANTS OF THE COMPANY

 Section A.  Continuing Covenants of the Company

     1. Limitation on Restricted Payment. While any Class A-1 Note is outstanding, the Company shall not, and will not permit any subsidiary to, directly or indirectly: (I) declare or pay any dividend or make any distribution on account of the stock of the Company or any subsidiary (other than dividends or distributions payable (x) in capital stock of the Company or such subsidiary or (y) to the Company or any wholly-owned subsidiary); (ii) purchase, redeem or otherwise acquire or retire for value any capital stock of the Company or any wholly-owned subsidiary; (iii) voluntarily purchase, redeem or otherwise acquire or retire for value, prior to the scheduled maturity of any mandatory sinking fund payments thereon or the stated maturity thereof, any Indebtedness of the Company that is subordinated in right of payment to the Class A-1 Notes (all such payments and other actions set forth in clauses (I) through (iii) above being collectively referred to as "Restricted Payments") unless, at the time of such Restricted Payment:

               (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

          (b) such Restricted Payment, together with the aggregate of all other Restricted Payments made by the Company or any subsidiary, does not exceed the sum of:

               (I)  50% of the Net Income of the Company for the period
 (taken as one accounting period) from fiscal year ended December 31, 1996 to the end of the Company's most recently ended full fiscal quarter for which financial statements are available at the time of such Restricted Payment (or, if such Net Income for such period is a deficit, 100% of such deficit), plus

               (ii) 100% of the aggregate net cash proceeds received by the Company from the issue or sale of capital stock of the Company (other than capital stock sold to a subsidiary of the Company), debt securities or capital stock convertible into capital stock of the Company upon such conversion, or any funds advanced or loaned to the Company by ECCU under its subordinated line of credit, plus

               (iii) 100% of the cash, if any, contributed to the capital of the Company, as additional paid in capital by any stockholder of the Company.

          (c) The foregoing notwithstanding, the provisions of subsection (b)(I), (ii) and (iii) above shall not prohibit the following Restricted Payments:

               (I) the payment of any dividend within sixty (60) days after the date of declaration thereof, if at said date of declaration such payment would have complied with the foregoing provisions; or

               (ii) (x) the redemption, repurchase, retirement or other acquisition of any capital stock of the Company, (y) the purchase, redemption or other acquisition or retirement for value prior to the scheduled maturity of any mandatory sinking fund payments or stated maturity of Indebtedness of the Company subordinated in right of payment to the Holders of the Class A-1 Notes, or (z) the making of any investment in the Company or any subsidiary of the Company in each case of (x), (y) and
 (z) in exchange for, or out of the proceeds of the substantially concurrent sale (other than to the Company) of, capital stock of the Company.

     2. Limitation or Outstanding Class A-1 Notes. The Company shall not issue any Class A-1 Note if, after giving effect to such issuance, the Class A-1 Notes then outstanding would have an aggregate unpaid balance exceeding $10,000,000.

     3.   Limitation on Incurrence of Indebtedness.  While any Class A-1
 Note is outstanding, the Company shall not, and will not permit any subsidiary to, directly or indirectly, create, incur, issue, assume, guaranty or otherwise become, directly or indirectly, liable with respect to (collectively, "incur") any Indebtedness; unless the Fixed Charge Coverage Ratio of the Company, determined on a consolidated basis, for the Company's most recently ended four full fiscal quarters for which financial statements are available immediately preceding the date on which such additional Indebtedness is incurred, would have been at least 1.20 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom to a repayment of any Indebtedness), as if the additional Indebtedness had been incurred at the beginning of such four-quarter period. Provided, however, that notwithstanding the foregoing, the Company may incur Indebtedness that: (I) is evidenced by the Class A-1 Notes; (ii) was existing at December 31, 1996 as it may be extended or modified; (iii) is incurred in the ordinary course of business for the funding of mortgage loans which includes warehouse lines of credit and gestation or repurchase facilities; (iv) is in respect of performance, completion, guarantee, surety and similar bonds, banker's acceptances or letters of credit provided by the Company in the ordinary course of business; and/or (v) when incurred, does not result in other Indebtedness in excess of $750,000 outstanding at any time.

     4.   Merger, Consolidation or Sale of Assets.  While any Class A-1
 Note is outstanding, the Company shall not consolidate or merge with or into any other person or entity (whether or not the Company is the surviving corporation) or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets (excepting loans held for sale in the normal course of the Company's mortgage banking operations) in one or more related transactions to, another corporation, person or entity, unless (I) the Company is the surviving corporation of such consolidation or merger; and (ii) immediately after such transaction no Default or Event of Default exists.

     5. Maintenance of Tangible Adjusted Net Worth. In the event that, while any Class A-1 Note is outstanding, within 55 days after the end of any fiscal quarter (100 days after the end of any fiscal year) as of the end of which the Company's Tangible Adjusted Net Worth is less than $2,000,000 (the "Minimum Tangible Adjusted Net Worth"), the Company shall notify the Holders of such event and shall within sixty (60) days thereafter restore its Tangible Adjusted Net Worth to an amount greater than the Minimum Tangible Adjusted Net Worth.

     6. Books and Records. The Company shall keep proper books of record and account, in which full and correct entries shall be made of all dealings or transactions of or in relation to the Class A-1 Notes and the business and affairs of the Company in accordance with generally accepted accounting principles. The Company shall furnish to the Trustee any and all information related to the Class A-1 Notes as the Trustee may reasonably request and which is in the Company's possession.

                               ARTICLE III

                                REMEDIES

 Section A.  Events of Default

     Each of the following constitutes an Event of Default under the Class A-1 Notes: (I) default for thirty (30) days in the payment when due of interest or penalty on any Class A-1 Note; (ii) default for thirty (30) days in the payment when due of principal of any Class A-1 Note; (iii) if not cured in a timely manner, failure by the Company to observe or perform any of the covenants or agreements in the Class A-1 Notes or set forth under Article II hereof required to be performed by it; or (iv) if not cured in a timely manner, default under the instruments governing any Other Indebtedness or any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Other Indebtedness for money borrowed by the Company, whether such Other Indebtedness or guarantee now exists or is hereafter created, which default
 (a) is caused by a failure to pay when due principal or interest on such Other Indebtedness within the grace period provided in such Other Indebtedness and which continues beyond any applicable grace period (a "Payment default") or (b) results in the acceleration of such Other Indebtedness prior to its express maturity, provided in each case the principal amount of any such Other Indebtedness, together with the principal amount of any other such Other Indebtedness under which there has been a Payment default or the maturity of which has been so accelerated, aggregates $250,000 or more.

     In order to cure payment Default, the Company must mail to the Holder, direct deposit or credit if that option is selected, the amount of the nonpayment plus a late payment penalty equal to simple interest on the amount unpaid at the rate of 10% per annum, measured from the date the payment should have been mailed, deposited or credited pursuant to the terms of the Class A-1 Notes until the date it actually is mailed, deposited or credited.

 Section B.  Appointment of Trustee and Commencement of Operation of the
 Trust

     If an Event of Default occurs and is continuing, then and in every such case the Holders of not less than a Majority in Principal Amount of the Outstanding Class A-1 Notes by written and signed ballot or other written and signed consent may, within thirty (30) days of such Event of Default, appoint a Trustee. Upon delivery of the properly executed written instrument evidencing the appointment of the Trustee and the latter's acceptance of such appointment by due execution of this specific and exact form of Agreement, the operation of this Trust shall commence and the power and rights of the Trustee hereunder shall begin.

 Section C. Covenant to Pay Trustee Amounts Due on Class A-1 Notes and Right of Trustee and Holders of Judgment

     The Company covenants that, if an Event of Default has occurred and is continuing, the Company will, upon written request of the Trustee, cure such default and pay forthwith for the benefit of the Holders the whole amount then due, any penalties which may be due and, in addition thereto, such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel and all other amounts due to the Trustee hereunder. If the Company fails to cure such defaults and pay such amounts forthwith upon such demand, the Trustee, in its own name and as Trustee of an express trust, shall be entitled to sue for and recover judgment against the Company and any other obligor on the Class A-1 Notes for the amount so due and unpaid pursuant to the terms of the Class A-1 Notes.

     If any Event of Default occurs and is continuing, the Trustee or the Holders of not less than a Majority in Principal Amount of the then Outstanding Class A-1 Notes may declare all the Class A-1 Notes to be due and payable immediately and take any action allowed by law to collect such amounts. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company, all Outstanding Class A-1 Notes will become due and payable without further action or notice.

     The Trustee may withhold from the Holders notice of any Default or Event of Default if it believes that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest or penalties.

 Section D.  Application of Money Collected

     Any money collected by the Trustee pursuant to this Article, together with any other sums then held by the Trustee hereunder, shall be applied in the following order, at the date or dates fixed by the Trustee and, in case of the distribution of such money on account of principal or interest upon presentation of the Class A-1 Notes, and the notation thereof of the payment if only partially paid and upon surrender thereof if fully paid:

          (I) First: To the payment of all unpaid amounts due to the Trustee hereunder;

          (ii) Second: To the payment of the whole amount then due and unpaid on the Outstanding Class A-1 Notes, for principal and interest and any penalties which may be due under the terms of the Class A-1 Notes, in respect of which or for the benefit of which such money has been collected; and in case such proceeds shall be insufficient to pay in full the whole amount so due and unpaid on such Class A-1 Notes, then to the payment of such principal and interest and without any preference or priority, ratably according to the aggregate amount so due; and

          (iii) Third: To the payment of the remainder, if any, to the Company or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

 Section E.  Trustee May File Proofs of Claim

     In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Company or any other obligor upon the Class A-1 Notes or the property of the Company or of such other obligor or their creditors, the Trustee (irrespective of whether the principal of the Class A-1 Notes shall then be due and payable, as therein expressed or by declaration or otherwise, and irrespective of whether the Trustee shall have made any demand on the Company for the payment of overdue principal or interest) shall be entitled and empowered, by intervention in such proceeding or otherwise,

          (I) To file and prove a claim for the whole amount of principal, interest and penalty owing and unpaid in respect of the Outstanding Class A-1 Notes and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including to the extent permitted by law any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and of the Holders allowed in such judicial proceeding, and

          (ii) To collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

 and any custodian, receiver, assignee, Trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under this Agreement.

     Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan or reorganization, arrangement, adjustment or composition affecting the Class A-1 Notes or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder.

 Section F.  Trustee May Enforce Claims Without Possession of Class A-1
 Notes

     All rights of action and claims under this Agreement, or documents related thereto, may be prosecuted and enforced by the Trustee without the possession of any of the Class A-1 Notes or the production thereof in any proceeding relating thereto, and any such proceeding instituted by the Trustee shall be brought in its own name as Trustee of an express trust. Any recovery of judgment shall, after provision for the payment of the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel and all other amounts due to the Trustee hereunder, be for the ratable benefit of the Holders of the Class A-1 Notes (based on the aggregate amount of unpaid principal and interest due each such Holder on such date) in respect of which such judgment has been recovered.

 Section G.  Limitation on Suits

     DURING THE PERIOD OF THE OPERATION OF THIS AGREEMENT, NO HOLDER SHALL HAVE ANY RIGHT TO INSTITUTE OR CONTINUE ANY PROCEEDING or judicial action pursuant to Articles II and III above or otherwise, under or with respect to this Agreement or the Class A-1 Notes, or for the appointment of a receiver or trustee or for any other remedy hereunder, unless all of the following have occurred:

          (I) Such Holder has previously given written notice to the Trustee of a continuing Event of Default;

          (ii) The Holders of not less than a Majority in Principal Amount of the Outstanding Class A-1 Notes shall have made written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee hereunder;

          (iii) Such Holder has offered to the Trustee indemnity reasonably acceptable to the Trustee against the costs, expenses and liabilities to be incurred in compliance with such request and provided security therefor reasonably acceptable to the Trustee;

          (iv) The Trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and

          (v) No written direction inconsistent with such written request has been given to the Trustee during such 60-day period by the Holders of a Majority in Principal Amount of the Outstanding Class A-1 Notes;

 it being understood and intended that no one or more Holders of Class A-1 Notes shall have any right in any manner whatever by virtue of, or pursuant to any provision of this Agreement to affect, disturb or prejudice the rights created under this Agreement or the rights of any other Holders of Class A-1 Notes, or to obtain or to seek to obtain priority or preference over any other Holders or to enforce any right under this Agreement, except in the manner herein provided and for the equal and ratable benefit of all Outstanding Class A-1 Note Holders. No Holder shall have the right and each Holder hereby waives the right to sue individually except in accordance with the provisions of this Agreement.

 Section H.  Rights to Settle or Compromise

     A Trustee may not make any settlement or compromise concerning the rights of Holders, including in regard to payments of principal or interest, unless it is approved in a separate vote by a Majority in Interest of the Holders. Any settlement or compromise so approved would be binding upon all the Holders.

 Section I.  Rights and Remedies Cumulative

     Except insofar as same shall contradict the express terms of this Agreement, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law and the terms of this Agreement, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise.

 Section J.  Delay or Omission not Waiver

     No delay or omission of the Trustee or of any Holder of any Class A-1 Note to exercise any right or remedy accruing upon an Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Agreement or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

 Section K.  Waiver of Past Defaults

     Before any judgment or decree for payment of money due has been obtained by the Trustee as provided in this Article, the Holders of not less than a Majority in Principal Amount of the Outstanding Class A-1 Notes may, by Act of such Holders delivered to the Trustee and the Company, on behalf of the Holders of all the Notes waive any past default hereunder and its consequences and settle or compromise any claim related to the payment of principal and interest on the Outstanding Class A-1 Notes, provided the terms of such settlement or compromise have been made known to all Holders of Outstanding Class A-1 Notes and the approval of the Majority in Interest has been made in a signed written document. If and only if required by law, the Trustee may provide a procedure for any Holder so desiring to remove itself from the group settlement and to allow the Holder opting out of the group settlement to proceed to enforce its rights individually and as it sees fit.

     Upon any such waiver, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Agreement; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

 Section L.  Notice of Defaults

     As soon as practicable after the occurrence of any Event of Default hereunder, the Company shall transmit notice thereof by mail to all Holders of Class A-1 Notes, as their names and addresses appear on the books and records of the Company.

                               ARTICLE IV

                              THE TRUSTEE

 Section A.  Certain Duties and Responsibilities

     1. The Trustee shall, in the exercise of the rights and powers vested in it by this Agreement, use the same degree of care and skill in its exercise as a reasonable person would exercise or use.

     2. No provision of this Agreement shall be construed to relieve the Trustee from liability for its own grossly negligent action, its own grossly negligent failure to act, or its own willful misconduct, except that:

          a. The Trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the Holders of a Majority in Principal Amount of the Outstanding Class A-1 Notes relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee, under this Agreement;

          b. No provision of this Agreement shall require the Trustee to advance, expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers;

          c. The Trustee shall be presumed to have acted without negligence if it acted, or omitted to act, in good faith and in reliance upon an opinion of counsel obtained by it.

 Section B.  Certain Rights of Trustee

     Except as otherwise provided below:

     1. The Trustee may consult with counsel, accountants and other experts and the advice or opinion of such counsel, accountants and other experts shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by the Trustee hereunder in good faith and in reliance thereon and the Trustee shall have the right at any time to seek instructions from a court of competent jurisdiction;

     2. The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Agreement at the request or direction of any of the Holders pursuant to this Agreement, unless such Holders shall have offered to the Trustee security or indemnity reasonably acceptable to the Trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction;

     3. The Trustee may execute any of the powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys and the Trustee shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed by it hereunder with the care required below; and

     4. Anything to the contrary contained herein notwithstanding, the Trustee shall have no duty to take any action whatsoever if it believes in good faith that the taking of such action may expose the Trustee to personal liability.

 Section C.  May Hold Class A-1 Notes

     The Trustee in its individual or any other capacity may become the owner or pledgee of Class A-1 Notes and may otherwise deal with the Company with the same rights it would have if it were not Trustee.

 Section D.  Compensation, Reimbursement and Security Therefor

     The Company agrees:

     1. To pay to the Trustee from time to time reasonable compensation for all services rendered by it hereunder;

     2. To reimburse the Trustee upon its request for all reasonable expenses, disbursements and advances incurred or made by the Trustee in accordance with any provision of this Agreement, including reasonable fees and expenses of counsel for the Trustee, except as such expense, disbursement or advance may be attributable to the Trustee's gross negligence or bad faith;

     3. To indemnify the Trustee for, and to hold it harmless against any loss, liability or expense incurred without gross negligence or bad faith on its part, arising out of or in connection with the acceptance or administration of this trust, including the costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties hereunder.

 Section E.  Trustee Eligibility

     The Trustee may not be an Affiliate of the Company.

 Section F.  Termination of Trust and Removal of Trustee, Appointment of
 Successor

     1. Upon the moment all Defaults or Events of Defaults are cured or deemed cured pursuant to this Agreement, the appointment of the Trustee and the operation of the Trust will terminate and the powers and the rights of the Trustee hereunder shall cease forthwith.

     2. No resignation or removal of the Trustee and no appointment of a successor Trustee pursuant to this Article shall become effective until the acceptance of appointment by the successor Trustee as provided herein.

     3. The Trustee may resign as Trustee hereunder at any time by giving written notice thereof to the Company and the Holders. Upon delivery of an instrument of acceptance by a successor Trustee duly appointed by a Majority in Interest of the Holders the resignation will become effective.

     4. The Trustee may be removed as Trustee hereunder at any time by Act of the Holders of a Majority in Principal Amount of the Class A-1 Notes, delivered to the Trustee and to the Company.

     5.   If at any time:

          a. The Trustee shall cease to be eligible as Trustee and shall fail to resign after written request therefor by the Company or by any Holder, or

          b. The Trustee shall be adjudged incompetent, bankrupt or insolvent or a receiver of the Trustee or of its property shall be appointed or any public officer shall take charge or control of the Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation;

 then in any such case, any Holder may, on behalf of himself and all others similarly situated, petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

 Section G.  Acceptance of Appointment by Successor

     Every successor Trustee appointed hereunder shall execute, acknowledge and deliver to the Company and to the retiring Trustee an instrument accepting such appointment, and thereupon the resignation or removal of the retiring Trustee shall become effective and such successor Trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers and duties of the retiring Trustee under this Agreement.

     No successor Trustee shall accept its appointment unless at the time of such acceptance such successor Trustee shall be qualified and eligible under this Article.

                               ARTICLE V

         HOLDER'S LISTS AND REPORTS BY TRUSTEE AND THE COMPANY

 Section A.  The Company to Furnish Trustee Lists of Holders

     The Company will furnish or cause to be furnished to the Trustee not more than five (5) days after its appointment and acceptance as Trustee, and at such other times as the Trustee may reasonably request in writing, within ten (10) business days after receipt by the Company of any such request, a list in such form as the Trustee may reasonably request containing all the information in the possession or control of the Company, or any of its paying agents, as to the names and addresses of the Holders of Class A-1 Notes, obtained since the date as of which the next previous list, if any, was furnished, and the status of the amount of principal and interest paid or outstanding in respect of each Class A-1 Notes.

                                ARTICLE VI

                          SUPPLEMENTAL AGREEMENTS

 Section A.  Supplement Agreement Without Consent of Holders

     Without the consent of the Holder of any Class A-1 Note, the Company, when authorized by a board resolution, and the Trustee may from time to time enter into one or more agreements supplemental hereto, in form satisfactory to the Trustee, for any of the following purposes:

     1. To add to the conditions, limitations and restrictions on the authorized amount or purposes of issue, authentication and delivery of Class A-1 Notes, as herein set forth, additional conditions, limitations and restrictions thereafter to be observed; provided that any such modification does not adversely affect the rights and interests of the Holders.

     2. To evidence the succession of another corporation or entity to the Company and the assumption by any such successor of the covenants of the Company contained herein; or

     3. To add to the covenants of the Company for the benefit of the Holders or to surrender any right or power herein conferred upon the Company; or

     4. To cure any ambiguity, to amend any provision herein which may be inconsistent with any other provision herein or to make any other provisions, with respect to matters or questions arising under this Agreement, which shall not be inconsistent with the provisions of this Agreement, provided such action shall not adversely affect the rights and interests of the Holders.

 Section B.  Supplemental Agreements with Consent of Holders

     With the consent of the Holders of not less than a Majority in Principal Amount affected by such agreement or supplemental agreement, by Act of such Holders delivered to the Company and the Trustee, the Company and the Trustee may enter into an agreement or agreements supplemental hereto for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or of modifying in any manner the rights of the Holders of the Class A-1 Notes under this Agreement. Such agreement or supplemental agreement may, with the consent of a Majority in Interest of the Holders of each Outstanding Class A-1 Notes affected thereby, effect a compromise or settlement affecting the term, interest rate and other terms of all the Class A-1 Notes; provided that any such compromise or settlement must be ratable and proportionate in effect on all Outstanding Class A-1 Note Holders based on the aggregate amount of principal and interest and penalty payments due them under the terms of their respective Class A-1 Notes as of the date of settlement.

     The Trustee may in its discretion determine whether or not any Class A-1 Notes would be affected by any supplemental agreement and any such determination shall be conclusive upon the Holders of all Class A-1 Notes, whether theretofore or thereafter authenticated and delivered hereunder. The Trustee shall not be liable for any such determination made in good faith.

     It shall not be necessary for any Act of Holders under this section to approve the particular form of any proposed supplemental agreement, but it shall be sufficient if such Act shall approve the substance thereof.

 Section C.  Effect of Supplemental Agreements

     Upon the execution of any supplemental agreements under this Article, this Agreement shall be modified in accordance therewith and such supplemental agreement shall form a part of this Agreement for all purposes; and every Holder of Class A-1 Notes theretofore or thereafter authenticated and delivered hereunder shall be bound thereby.

                              ARTICLE VII

                               DEFEASANCE

 Section A.  Payment of Indebtedness, Satisfaction and Discharge of
 Agreement.

     Whenever the Company has paid or caused to be paid all amounts then currently due and payable pursuant to the terms of the Class A-1 Notes then this Agreement and the rights and interests created hereby shall cease and become null and void (except as to any surviving rights of transfer or exchange of Class A-1 Notes herein or therein provided for and except as otherwise stated in the next paragraph) and the Trustee then acting as such hereunder shall, at the expense of the Company, execute and deliver such instruments of satisfaction and discharge as may be necessary.

     Notwithstanding anything to the contrary herein contained, the obligations of the Company to pay or reimburse the Trustee as provided herein shall survive the termination, satisfaction and discharge of this Agreement.

                              ARTICLE VIII

                              MISCELLANEOUS

 Section A.  Counterparts

     This Agreement may be executed in several counterparts, all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties have not signed the same counterpart. The Holders have consented hereto and are bound hereto by executing an agreement to be bound hereby contained in the subscription document related to the offering of the Class A-1 Notes.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


                                   MINISTRY PARTNERS INVESTMENT
                                  CORPORATION, a California corporation


                                   By: __________________________


                                   TRUSTEE

                                   By: ___________________________


                                       ___________________________
                                        Print Name


                                   Date: _____________________________




 No dealer, salesperson or other individual has been authorized to give any information or make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer by the Company to sell, or a solicitation of an offer to buy, the securities offered hereby in any jurisdiction where, or to any person to whom, it is unlawful to make an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been any change in the affairs of the Company since the date hereof or that the information contained herein is correct or complete as of any time subsequent to the date hereof.



 MINISTRY PARTNERS INVESTMENT CORPORATION


 $15,000,000

 Unsecured Promissory Notes







 P R O S P E C T U S













 November 19, 1997





 PART II

 INFORMATION NOT REQUIRED IN THE PROSPECTUS

 Item 24.          Indemnification of Directors and Officers.

   Registrant's Articles of Incorporation authorize Registrant to indemnify its agents (including its officers and directors to the fullest extent permitted under the California General Corporation
 Law). Registrant's Bylaws generally allow for indemnification of directors and officers against certain loss from proceedings including threatened, pending or completed investigative, administrative civil and criminal proceedings, provided such persons acted in good faith and in a manner the person reasonably believed to be in the best interests of Registrant or that the person had reasonable cause to believe to be lawful.

 Item 25.        Other Expenses of Issuance and Distribution.

   The following is an itemized statement of expenses incurred in connection with this Registration Statement. All such expenses will be paid by the Company.

 Securities and Exchange Commission Registration Fee    $4,546
 Accounting and Legal Fees and Expenses                $20,000
 Printing                                               $2,500
 Miscellaneous Expenses                                 $2,500

            TOTAL                                      $29,546

 All of the above items except the registration fee are estimates.

Item 26.            Recent Sales of Unregistered Securities.

  Since January 1997, the Company has from time to time issued note obligations for loans negotiated with ministries or sophisticated individuals who have purchased notes from the Company before and/or are accredited persons within the meaning of Rule 501 under Regulation D. For each of these notes, interest rates, terms and other conditions of the loan were negotiated with the investor. The Company has relied upon the exemptions under Section 4(2) of the 1933 Act in selling these debt securities. During the period from February 3, 1997 to November 7, 1997, the Company received a total of $2,079,287 from 11 investors. Of this amount, the following 2 investors purchased $400,000 or more: Grace Community Church/Auburn and Inland Hills Church.

  As of November 7, 1997, total Notes matured were $267,205 and total Notes outstanding were $1,812,082.

  In a private placement offering, which commenced in 1992, Registrant sold a class of subordinated notes and a class of collateralized notes in a private placement offering to a total of 35 persons. This offering was terminated in 1996. In this offering, Registrant had sold a total of approximately $2,906,428 principal amount of these notes, of which approximately $1,983,796 was outstanding on April 20, 1996. These notes were purchased by institutions and individuals associated with the evangelical Christian community. These notes were offered directly by Registrant through certain of its officers and directors who were not specially compensated for these services and no third-party broker-dealers or underwriters participated in connection with this Offering. These notes were issued for cash at a price equal to their principal amount. The private placement offering was made pursuant to the exemption set forth in
Section 506 of Regulation D under the Securities Act of 1933 (the "1933
Act").

  Pursuant to permits dated June 23, 1994 and June 26, 1995 issued by the California Department of Corporation, Registrant has offered and sold a class of senior notes to California residents only. This offering was terminated in April 1996. A total of approximately $1,336,787 in principal amount of these notes were sold to 38 persons. Of this amount, the following 2 investors purchased $250,000 or more: Family Resource Ministries and Emmanuel Faith Community Church.

The names and amounts purchased by officers, directors and affiliates of Registrant, are set forth in the following table.

      Schedule of Investments in Prior Offerings by Affiliates(1):

      Investor                       Principal Amount of Note

      A. Black                                        10,000
      J. Garmo                                        10,500
      M. Johnson                                      10,000
      G. Jones                                        56,000
      M. Jones                                        11,000
      M. Norling                                      45,000
      K. Von Rohr                                     50,000
   __________________
 (1) Each investor is officer and/or director of Registrant and/or ECCU or is a close family member of such person.

  This offering was being made pursuant to the exemption set forth in Section 3(a)(11) of the 1933 Act. This offering was made directly by Registrant through certain of its directors and officers who are not additionally compensated for these services and no third-party broker-dealers or underwriters participated in this Offering. These notes were issued at par for cash consideration.


 Item 27.                   Exhibits.

   3.1   Articles of Incorporation of Registrant.(1)

   3.2   Bylaws of Registrant.(1)

   4.1   Form of Class A-1 Note.(2)

   4.2   Form of Class A-1 Loan and Standby Trust Agreement.(2)

   4.3   ECCU Class A-1 Note Subordination Agreement.(2)

   5.1   Opinion of Rushall & McGeever.(2)

  10.1   ECCU Loan Agreement and Note.(1)

  23.1   Consent of Rushall & McGeever (included in Exhibit 5.1 hereto).(1)

  23.2   Consent of Turner, Warren, Hwang & Conrad (2)

  23.3   Consent of Turner, Warren, Hwang & Conrad

  25.1   Powers of Attorney (included on page II-4 of Registration
         Statement.
 ____________________

 (1) Incorporated by reference from Registration Statement on Form SB-2 filed on April 24, 1996, as amended.
 (2)  Previously filed in this Registration Statement.

 Item 28. Undertakings

   (a) Rule 415 Offering. The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made of the Securities registered hereby, a post-effective amendment to this Registration Statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the Prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

         (iii) To include any additional or changed material information on the plan of distribution.

   Provided, however, that the undertakings set forth in paragraphs
 (1)(i) and (1)(ii) above do not apply if the Registration Statement is on Form S-3 or S-8 and the information required in a post-effective amendment is incorporated by reference in periodic reports filed by the Registrant pursuant to the Securities Exchange Act of 1934.

      (2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the Securities being registered which remain unsold at the termination of the offering.

   (b) Equity offerings of non-reporting small business issuers. As Registrant has no duty before the offering to file reports with the Commission under Section 13(a) or 15(d) of the Exchange Act registering equity securities for sale in an underwritten offering, Registrant hereby undertakes to provide to any underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

   (c) Indemnification. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

 Item 29. Financial Statements.

   Included in the Prospectus in Part I of this Registration
 Statement.

                              SIGNATURES

   In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 to be signed on its behalf by the undersigned, in the City of Anaheim, California, on the 24th day of July, 1998.

                           MINISTRY PARTNERS INVESTMENT CORPORATION

                           By:/s/ Mark G. Holbrook
                           Mark G. Holbrook,
                           Chairman of the Board

  In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates stated:

 Signature                         Title                 Date

 /s/ Mark G. Holbrook              Chairman of           July 24, 1998
 Mark G. Holbrook                  the Board

 /s/ Mark A. Johnson               Chief Financial       July 24, 1998
 Mark A. Johnson                   Officer, Director

 /s/ Van C. Elliott, by Mark G.    Secretary, Director   July 24, 1998
 Holbrook, his attorney-in-fact
 Van C. Elliott, by Mark G.
 Holbrook, his attorney-in-fact

 /s/ Arthur G. Black, by Mark G.   Director              July 24, 1998
 Holbrook, his attorney-in-fact
 Arthur G. Black, by Mark G.
 Holbrook, his attorney-in-fact

 /s/ Wallace G. Norling, by Mark   Director              July 24, 1998
 G. Holbrook, his attorney-in-fact
 Wallace G. Norling, by Mark G.
 Holbrook, his attorney-in-fact

 /s/ Scott T. Vandeventer, by      Director              July 24, 1998
 Mark G. Holbrook, his
 Attorney-in-fact
 Scott T. Vandeventer, by
 Mark G. Holbrook,
 his Attorney-in-fact